As filed with the Securities and Exchange Commission on September 10, 2004.
                                                  Registration No. 333 --

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ALLIS-CHALMERS CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)


            DELAWARE                                             39-0126090
  (State or Other Jurisdiction                                (I.R.S. Employer
of Incorporation or Organization)                            Identification No.)

                                      1311
                                (Primary Standard
                             Industrial Code Number)

                           5075 WESTHEIMER, SUITE 890
                              HOUSTON, TEXAS 77056
                                 (713) 369-0550
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                    VICTOR M. PEREZ, CHIEF FINANCIAL OFFICER
                           5075 WESTHEIMER, SUITE 890
                              HOUSTON, TEXAS 77056
                                 (713) 369-0550
       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)

                                 WITH COPIES TO:
Joseph P. Bartlett, Esq.                   Alan B. Spatz, Esq.
Spolin Silverman Cohen & Bartlett LLP      Troy & Gould Professional Corporation
1620 26th Street, Suite 2000 North         1801 Century Park East, 16th Floor
Santa Monica, California 90404             Los Angeles, California 90067-2367
(310) 586-2400                             (310) 789-1231


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

If the only securities on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                                                       CALCULATION OF REGISTRATION FEE

================================================ =============== ==================== ====================== ==============
                                                                  Proposed Maximum      Proposed Maximum       Amount Of
       Title of Each Class of Securities          Amount To Be     Offering Price           Aggregate        Registration
               To Be Registered                  Registered(1)        Per Unit           Offering Price           Fee
------------------------------------------------ --------------- -------------------- ---------------------- --------------
Common Stock, par value $.01 per share..........   8,813,461             (2)             $51,558,746.85        $6,532.49
------------------------------------------------ --------------- -------------------- ---------------------- --------------
Common Stock, par value $.01 per share, which
may be issued upon exercise of warrants.........   1,744,499             (3)             $10,205,319.15        $1,293.01
------------------------------------------------ --------------- -------------------- ---------------------- --------------
Common Stock, par value $.01 per share, which
may be issued upon exercise of options..........    606,000              (3)               $3,545,100           $449.16
------------------------------------------------ --------------- -------------------- ---------------------- --------------
Common Stock, par value $.01 per share, which
may be issued upon exercise of contractual
exchange right..................................   1,300,000             (3)               $7,605,000           $963.55
------------------------------------------------ --------------- -------------------- ---------------------- --------------
Common Stock, par value $.01 per share, which
may be issued upon exercise of options..........      800                (4)                 $11,000             $1.39
------------------------------------------------ --------------- -------------------- ---------------------- --------------
TOTAL...........................................   12,464,760                              $72,925,166         $9,239.60
================================================ =============== ==================== ====================== ==============

(1) In the event of a stock split, stock dividend, or similar transaction involving the Registrant's common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), on the basis of the average high and low prices of the Registrant's common stock reported on the OTC Bulletin Board on September 7, 2004.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g), on the basis of the average high and low prices of the Registrant's common stock reported on the OTC Bulletin Board on September 7, 2004.
(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g), on the basis of the price at which the securities may be exercised.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                    SUBJECT TO COMPLETION - SEPTEMBER 10, 2004

                                   PROSPECTUS

                           ALLIS-CHALMERS CORPORATION

                        12,464,760 SHARES OF COMMON STOCK
                                ($0.01 par value)

This prospectus relates to the offer and sale from time to time of up to 12,464,760 shares of our common stock that are owned by or may be issued upon the exercise of rights to acquire common stock held by the stockholders named in the "Selling Stockholders Table" section of this prospectus. The shares of our common stock offered pursuant to this prospectus were originally acquired or will be acquired by selling stockholders pursuant to the conversion of convertible preferred stock, pursuant to the exercise of warrants and options and other rights to purchase common stock, pursuant to public offerings and private placements of common stock and in purchases from third parties in public and private transactions.

The prices at which the selling stockholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares. We will receive the exercise price or other consideration in connection with any exercise of options and warrants or other rights to acquire common stock by selling stockholders. We will bear all expenses of registration incurred in connection with this offering. The selling stockholders whose shares are being registered will bear all selling and other expenses.

Our common stock is quoted on the OTC Bulletin Board under the symbol "ALHS" and trades only sporadically. On September 7, 2004 the last sale price reported for the common stock on the OTC Bulletin Board was $5.85 per share. On September 3, 2004, the American Stock Exchange approved our application to list our common stock on the American Stock Exchange. Trading of our common stock on the American Stock Exchange is expected to commence under the trading symbol "ALY" on or about September 13, 2004.

SEE "RISK FACTORS" BEGINNING ON PAGE 5 TO READ ABOUT THE RISKS YOU SHOULD CONSIDER CAREFULLY BEFORE BUYING SHARES OF OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

              The date of this prospectus is _____________________

                                TABLE OF CONTENTS


                                                                            PAGE

Prospectus Summary                                                             3
Risk Factors                                                                   5
Special Note Regarding Forward-Looking Statements                             10
Use of Proceeds                                                               10
Market Price Information                                                      10
Capitalization                                                                13
Selected Historical Financial Information                                     14
Summary Pro Forma Financial Data                                              14
Management's Discussion and Analysis of Financial Condition and
  Results of Operations                                                       16
Business and Properties                                                       30
Management                                                                    38
Principal Holders of Common Stock                                             46
Transactions with Selling Stockholders and Other Related Parties              48
Description of Capital Stock                                                  51
Selling Stockholders Table                                                    53
Plan of Distribution                                                          56
Where You Can Find More Information                                           58
Legal Matters                                                                 58
Experts                                                                       58
Glossary of Oil & Natural Gas Terms                                           58
Index to Financial Statements                                                F-1


Unless the context otherwise requires, references in this prospectus to "Allis-Chalmers," "we," "us," "our" or "ours" refer to Allis-Chalmers Corporation, together with its operating subsidiaries. When the context requires, we refer to these entities separately. References in this prospectus to the "selling stockholders" refer to the selling stockholders identified in the "Selling Stockholders Table" section of this prospectus.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process. Under this shelf process, the selling stockholders may, from time to time, sell the shares of our common stock described in this prospectus. This prospectus provides you with a general description of us and our common stock. From time to time we may provide a prospectus supplement that will also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

You should rely only on the information contained in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

Except as otherwise expressly provided, all references to numbers of shares and to the exercise price of options and warrants contained in this prospectus gives retroactive effect to a one-to-five reverse stock split effective on June 10, 2004.

                               PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY, INCLUDING IN "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND THE NOTES TO THOSE FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. WE HAVE PROVIDED DEFINITIONS FOR CERTAIN OIL AND NATURAL GAS TERMS USED IN THIS PROSPECTUS IN THE "GLOSSARY OF OIL AND NATURAL GAS TERMS" INCLUDED IN THIS PROSPECTUS.

ABOUT OUR COMPANY

We are engaged in the business of providing oilfield services and equipment to meet the drilling and related needs of oil and gas exploration and development companies in the southwest United States and the Gulf of Mexico and Mexico. We currently operate in three sectors of the oilfield service industry: the casing and tubing handling and installation sector; the specialized directional and horizontal drilling sector; and the compressed air drilling sector.

We believe that consolidation among large oilfield service providers has created an opportunity for us to compete effectively in certain niche markets that are under-served by the large oilfield service providers. At the same time, producers are favoring suppliers that provide a comprehensive package of products and services, which allows us to compete effectively with smaller competitors currently providing a significant portion of the services in this industry.

Our strategy is based on broadening the geographic scope of our products and services primarily within two areas of the oilfield services and equipment industry: casing and tubing handling services and equipment and drilling services. We intend to implement this growth strategy through internal expansion and the acquisition of companies operating within these segments. We intend to identify and acquire companies with significant management and field expertise, strong client relationships and high quality products and services. As discussed under "Risk Factors" included elsewhere herein, there can be no assurance that we will be able to complete any further acquisitions.

Our casing and tubing, directional drilling and compressed air drilling businesses had revenues of approximately $10.0 million, $16.0 million and $6.7 million, respectively, during the year ended December 31, 2003.

CORPORATE INFORMATION

Allis-Chalmers Corporation was incorporated in Delaware in 1913. We reorganized in bankruptcy in 1988, and sold all of our major businesses. In May 2001, we consummated a merger in which we acquired OilQuip Rentals, Inc. and its wholly-owned subsidiary, Mountain Compressed Air, Inc. In December 2001, we sold the last of our pre-bankruptcy operations. In February 2002, we acquired approximately 81% of the capital stock of Jens' Oilfield Service, Inc. and substantially all of the capital stock of Strata Directional Technology, Inc. In July 2003, we entered into a limited liability company operating agreement with a division of M-I L.L.C., a joint venture between Smith International and Schlumberger N.V., to form a Texas limited liability company named AirComp, LLC. We own 55% and M-I L.L.C. owns 45% of AirComp.

Our executive offices are located at 5075 Westheimer Suite 890, Houston, Texas 77056, and our telephone number is (713) 369-0550. We currently do not maintain a website.

ABOUT THE OFFERING

Common stock to be offered by the selling
stockholders from time to time, assuming the
exercise of all outstanding options,
warrants and other rights held by the
selling stockholders are exercised                    12,464,760 shares

Common stock to be offered by the selling
stockholders from time to time, assuming no
exercise of outstanding options, warrants
or other rights held by the selling
stockholders are exercised                            8,813,461 shares

Shares outstanding prior to the offering              9,784,358 shares as of September 9, 2004.

Shares outstanding after the offering                 13,435,657

Use of proceeds                                       We will not receive any proceeds from the
                                                      sale of shares by the selling stockholders.

Dividend Policy                                       We do not intend to declare or pay dividends
                                                      in the foreseeable future. Instead, we generally
                                                      intend to invest any future earnings in our business.

Risk factors                                          Please read "Risk Factors" for a discussion of
                                                      factors you should consider carefully before deciding
                                                      to invest in shares of our common stock.

OTC Bulletin Board trading symbol                     "ALHS"

The number of shares outstanding after the offering includes the following shares being registered for resale pursuant to the registration statement of which this prospectus is a part: 9,784,358 shares of currently outstanding common stock 606,000, shares which may be issued upon the exercise of outstanding options to purchase common stock, 1,745,299 shares which may be issued upon the exercise of outstanding warrants to purchase common stock, and 1,300,000 shares which may be issued pursuant to a contractual right to acquire common stock.

                                  RISK FACTORS

You should carefully consider the following risks before you decide to buy our common stock. The risks and uncertainties described below are the material ones facing our company. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. If this occurs, the trading price of our common stock could decline, and you may could all or part of the money you paid to buy our common stock

RISKS ASSOCIATED WITH AN INVESTMENT IN OUR COMMON STOCK

OUR STOCK PRICE MAY DECREASE IN RESPONSE TO VARIOUS FACTORS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS AND CAUSE OUR STOCKHOLDERS TO SUFFER SIGNIFICANT LOSSES. THESE FACTORS INCLUDE:

         o decreases in prices for oil and natural gas resulting in decreased demand for our services;
         o variations in our operating results and failure to meet expectations of investors and analysts;
         o    increases in interest rates;
         o    the loss of customers;
         o    failure of customers to pay for our services;
         o    competition;
         o    illiquidity of the market for the common stock;
         o    sales of common stock by existing stockholders; and
         o    other developments affecting us or the financial markets.

A reduced stock price will result in a loss to investors and will adversely affect our ability to issue stock to fund our activities.

A LARGE NUMBER OF SHARES ARE ELIGIBLE FOR FUTURE SALE, WHICH MAY REDUCE THE PRICE OF THE COMMON STOCK.

Sales of substantial amounts of shares of common stock in the public market could have an adverse effect on the market value of our common stock. Approximately 8.8 million shares of currently outstanding common stock and 3.7 million shares of common stock which may be issued upon exercise of options, warrants and other rights are eligible to be sold pursuant to this prospectus. Substantially all other outstanding shares of common stock are freely tradeable. Market sales of common stock or the availability of common stock may reduce the price of the common stock.

EXISTING STOCKHOLDERS' INTEREST IN US MAY BE DILUTED BY ADDITIONAL ISSUANCES OF EQUITY SECURITIES.

We expect to issue additional equity securities to fund the acquisition of additional businesses and pursuant to employee benefit plans. We may also issue additional equity for other purposes. These securities may be on parity with our common stock or may have dividend, liquidation, or other preferences to our common stock. The issuance of additional equity securities will dilute the holdings of existing stockholders and may reduce the share price of our common stock.

WE ARE CONTROLLED BY A FEW STOCKHOLDERS, WHICH WILL LIMIT OTHER STOCKHOLDERS' ABILITY TO INFLUENCE THE OUTCOME OF KEY TRANSACTIONS.

A small number of stockholders effectively control us. Six stockholders who own 62% of the outstanding common stock are parties to a stockholders agreement providing for the election of a majority of our board of directors. This group of stockholders has the power to elect a majority of our board of directors and to control its affairs, and is also able to control the outcome of matters submitted to a vote of stockholders requiring a majority vote. As a result, other stockholders will not have the ability to elect a majority of the board of directors or influence the outcome of key transactions. In addition, the voting power of these stockholders may discourage others from seeking to acquire control of us through the purchase of our common stock, which might depress the price of our common stock. In addition, the stockholders agreement provides that in the event we has not completed a public offering of our common stock prior to September 30, 2005, then, at the request of Energy Spectrum, our largest shareholder, we will retain an investment banking firm to identify candidates for a transaction involving the sale of us or its assets.

The parties to the stockholders agreement have the power to control, subject to any fiduciary duty owed to other stockholders under Delaware law, all matters affecting us, including:

         o the composition of our board of directors and, through it, any determination with respect to our business direction and policies, including the appointment and removal of officers,
         o the determination of incentive compensation, which may affect our ability to retain key employees,
         o any determinations with respect to mergers or other business combinations,
         o    our acquisition or disposition of assets,
         o    our financing decisions and our capital raising activities,
         o    the payment of dividends on our common stock, and
         o amendments to our amended and restated certificate of incorporation or bylaws.

WE DO NOT EXPECT TO PAY DIVIDENDS ON THE COMMON STOCK AND INVESTORS WILL BE ABLE TO RECEIVE CASH IN RESPECT OF THE SHARES OF COMMON STOCK ONLY IF THEY SELL THE SHARES.

We have not within the last ten years paid any cash dividends on the common stock. We have no intention in the foreseeable future to pay any cash dividends on the common stock and or credit agreements restrict the payment of dividends on our common stock. Therefore an investor in our common stock, in all likelihood, will obtain an economic benefit from the common stock only by selling the common stock.

RISKS ASSOCIATED WITH OUR COMPANY

BECAUSE WE ARE HIGHLY LEVERAGED WE MAY HAVE DIFFICULTY OBTAINING ADDITIONAL FINANCING, AND COULD EXPERIENCE LOSSES AND FAIL TO MEET OUR CAPITAL EXPENDITURE REQUIREMENTS AND OUR FINANCIAL OBLIGATIONS IF OUR REVENUES OR INCOME DECREASE OR IF INTEREST RATES INCREASE.

As a result of acquisition financing, we are highly leveraged. At December 31, 2003 and June 30, 2004, we had approximately $32.2 million and $31.0 million, respectively, of debt outstanding. This high level of debt will:

         o    impair our ability to obtain additional financing;
         o make us more vulnerable to economic downturns and declines in oil and natural gas prices and declines in drilling activities; and
         o    make us more vulnerable to increases in interest rates.

We may not maintain sufficient revenues to sustain profitability or to meet our capital expenditure requirements and our financial obligations.

IF WE FAIL TO OBTAIN ADDITIONAL FINANCING, WE MAY BE UNABLE TO REFINANCE OUR EXISTING DEBT, EXPAND OUR CURRENT OPERATIONS OR ACQUIRE NEW BUSINESSES, WHICH COULD RESULT IN FAILURE TO GROW OR IN DEFAULTS UNDER OUR CREDIT AGREEMENTS.

In order to refinance indebtedness, expand existing operations and acquire additional businesses we will require substantial amounts of capital. There can be no assurance that financing, whether from equity or debt financings or other sources, will be available or, if available, will be on terms satisfactory to us. If we are unable to obtain such financing, we will be unable to acquire additional businesses and may be unable to meet our obligations under our existing credit agreements.

WE MAY FAIL TO ACQUIRE ADDITIONAL BUSINESSES, WHICH WILL RESTRICT OUR GROWTH AND MAY RESULT IN A DECREASE IN OUR STOCK PRICE.

Our business strategy is to acquire companies operating in the oil and natural gas equipment rental and services industry. However, there can be no assurance that we will be successful in acquiring any additional companies. Successful acquisition of new companies will depend on various factors, including but not limited to:

         o    our ability to obtain financing;
         o    the competitive environment for acquisitions; and
         o the integration and synergy issues described in the next two risk factors.

There can be no assurance that we will be able to acquire and successfully operate any particular business or that we will be able to expand into areas that we have targeted. The price of the common stock may fall if we fail to acquire additional businesses.

DIFFICULTIES IN INTEGRATING ACQUIRED BUSINESSES MAY RESULT IN REDUCED REVENUES AND INCOME.

We may not be able to successfully integrate the business of our operating subsidiaries or any business we may acquire in the future. The integration of the businesses will be complex and time consuming, will place a significant strain on management, and may disrupt our businesses. We may encounter substantial difficulties, costs and delays involved in integrating common information and communication systems, operating procedures, internal controls and human resources practices, including incompatibility of business cultures and the loss of key employees and customers. These difficulties may reduce our ability to gain customers or retain existing customers, and may increase operating expenses, resulting in reduced revenues and income.

IF WE DO NOT EXPERIENCE EXPECTED SYNERGIES WE MAY NOT ACHIEVE INCREASES IN REVENUES AND REDUCTIONS IN EXPENSES THAT WE HOPE TO OBTAIN WHEN ACQUIRING BUSINESSES.

We may not be able to achieve the synergies we expect from the combination of businesses, including plans to reduce overhead through shared facilities and systems, to cross-market to the businesses' customers, and to access a larger pool of customers due to the combined businesses' ability to provide a larger range of services.

OUR PRODUCTS AND SERVICES MAY BECOME OBSOLETE RESULTING IN A LOSS OF CUSTOMERS AND REVENUES.

Our business success is dependent upon providing our customers efficient, cost-effective oil and gas drilling equipment services and technology. It is possible that competing technologies may render our equipment and technologies obsolete, causing us to lose customers and revenues.

OUR HISTORICAL RESULTS ARE NOT AN INDICATOR OF OUR FUTURE OPERATIONS.

Our business is conducted through three subsidiaries, one of which was acquired in February 2001 and two of which were acquired in February 2002. In 2003 we contributed the assets of one of our subsidiaries to a joint venture. As a result of these transactions, our past performance is not indicative of future performance and investors in the common stock should not base their expectations as to our future performance on our historical results.

THE LOSS OF KEY PERSONNEL WOULD ADVERSELY AFFECT OUR ABILITY TO EFFECTIVELY FINANCE AND MANAGE OUR BUSINESS, ACQUIRE NEW BUSINESSES, AND TO OBTAIN AND RETAIN CUSTOMERS.

We are dependent upon the efforts and skills of our executives to finance and manage our business, to identify and consummate additional acquisitions and to obtain and retain customers. These executives include:

         o    Chief Executive Officer and Chairman Munawar H. Hidayatallah,
         o    President and Chief Operating Officer Jens H. Mortensen, and
         o    President and Chief Executive Officer of Strata, David Wilde.

In addition, our development and expansion will require additional experienced management and operations personnel. No assurance can be given that we will be able to identify and retain these employees. The loss of the services of one or more of our key personnel could increase our exposure to the other risks described in this Risk Factors section. We do not maintain key man insurance on any of our personnel.

FAILURE TO RETAIN KEY PERSONNEL COULD HURT OUR OPERATIONS.

We require highly skilled personnel to operate equipment and provide technical services. To the extent that demand for drilling services increases, shortages of qualified personnel could arise, creating upward pressure on wages and difficulty in obtaining skilled personnel.

WE ARE DEPENDENT ON A FEW CUSTOMERS AND OUR CASH FLOW WOULD BE SERIOUSLY AFFECTED IF ONE OR MORE SIGNIFICANT CUSTOMERS FAIL TO PAY US.

Our customers are engaged in the oil and natural gas drilling business in the southwestern United States and Mexico. We are dependent upon a few customers for a significant portion of our revenues. This concentration of customers may impact our overall exposure to credit risk, in that customers may be similarly affected by changes in economic and industry conditions. A failure by one or more significant customers to pay us could materially reduce our cash flow and result in losses.

OUR OPERATIONS IN MEXICO MAY EXPOSE US TO POLITICAL AND OTHER UNCERTAINTIES, INCLUDING RISKS OF:

         o    terrorist acts, war and civil disturbances,
         o    changes in laws or policies regarding the award of contracts, and
         o    the inability to collect or repatriate income or capital.

ENVIRONMENTAL LIABILITIES RELATING TO DISCONTINUED OPERATIONS COULD RESULT IN SUBSTANTIAL LOSSES.

We reorganized under the bankruptcy laws in 1988. Since that time, a number of parties, including the Environmental Protection Agency have asserted that we are responsible for the cleanup of hazardous waste sites. These assertions have been made only with respect to our pre-bankruptcy activities. We believe such claims are barred by applicable bankruptcy law and have not experienced any material expense in relation to any such claims; however, if we do not prevail with respect to these claims in the future, we could become subject to material environmental liabilities which could materially impact our net worth.

PRODUCTS LIABILITY CLAIMS RELATING TO DISCONTINUED OPERATIONS COULD RESULT IN SUBSTANTIAL LOSSES.

We were reorganized under the bankruptcy laws in 1988. Since that time we have been regularly named in products liability lawsuits primarily resulting from the manufacture of products containing asbestos. In connection with our bankruptcy, a special products liability trust was established to be responsible for products liability claims. We believe that claims against us are banned by applicable bankruptcy law, and that the products liability trust will continue to be responsible for products liability claims. Since 1988 no court has ruled that we are responsible for products liability claims. However, if we are held responsible for product liability claims, we could suffer substantial losses. We have not manufactured products containing asbestos since our bankruptcy in 1988.

RISKS ASSOCIATED WITH OUR INDUSTRY

CYCLICAL DECLINES IN OIL AND NATURAL GAS PRICES MAY RESULT IN REDUCED USE OF OUR SERVICES, AFFECTING OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATION AND OUR ABILITY TO MEET OUR CAPITAL EXPENDITURE OBLIGATIONS AND FINANCIAL COMMITMENTS.

The oil and natural gas exploration and drilling business is highly cyclical. Generally, as oil and gas prices decrease, exploration and drilling activity declines as marginally profitable projects become uneconomic and are either delayed or eliminated. Declines in the number of operating drilling rigs result in reduced use of and prices for our services. Accordingly, when oil and natural gas prices are relatively low, our revenues and income will suffer. Oil and gas prices depend on many factors beyond our control, including the following:

         o    economic conditions in the United States and elsewhere;
         o    changes in global supply and demand for oil and natural gas;
         o the level of production of the Organization of Petroleum Exporting Countries, commonly called "OPEC;"
         o    the level up production of non-OPEC countries;
         o    the price and quantity of imports of foreign oil and natural gas;
         o political conditions, including embargoes, in or affecting other oil and natural gas producing activities;
         o    the level of global oil and natural gas inventories; and
         o    advances in exploration, development and production technologies

Depending on the market prices of oil and gas, companies exploring for oil and gas may cancel or curtail their drilling programs, thereby reducing demand for drilling services. Our contracts are generally short term, and oil and gas companies tend to respond quickly to upward or downward changes in prices. Any reduction in the demand for drilling services may materially erode both pricing and utilization rates for our services and adversely affect our financial results. As a result, we may suffer losses, be unable to make necessary capital expenditures and be unable to meet our financial obligations.

OUR INDUSTRY IS HIGHLY CYCLICAL, AND OUR RESULTS OF OPERATIONS MAY BE VOLATILE.

Our industry is highly cyclical, with periods of high demand and high pricing followed by periods of low demand and low pricing. Periods of low demand intensify the competition in the industry and often result in equipment being idle for long periods of time. We may be required to enter into lower rate contracts in response to market conditions in the future.

Due to the short-term nature of most of our contracts, changes in market conditions can quickly affect our business. As a result of the cyclicality of our industry, our results of operations have been volatile, and we expect this volatility to continue.

OUR INDUSTRY IS HIGHLY COMPETITIVE, WITH INTENSE PRICE COMPETITION.

The regions in which we operate are highly competitive. Contracts are traditionally awarded on a competitive bid basis. Pricing is often the primary factor in determining which qualified contractor is awarded a job. The competitive environment has intensified as recent mergers among oil and gas companies have reduced the number of available customers. Many other oil and gas service companies are larger than we are and have greater resources than we have. This allows them to better withstand industry downturns, better compete on the basis of price and better be able to acquire new equipment and technologies, all of which could affect our revenues and profitability. These competitors compete with us both for customers and for acquisitions of other businesses. This competition may cause our business to suffer. We believe that competition for contracts will continue to be intense in the foreseeable future.

WE MAY BE SUBJECT TO CLAIMS FOR PERSONAL INJURY AND PROPERTY DAMAGE, REDUCING OUR NET WORTH.

Our services are used for the exploration and production of oil and natural gas. These operations are subject to inherent hazards that can cause personal injury or loss of life, damage to or destruction of property, equipment, the environment and marine life, and suspension of operations. Litigation arising from an accident at a location where our products or services are used or provided may cause us to be named as a defendant in lawsuits asserting potentially large claims. We maintain customary insurance to protect our business against these potential losses. However, we could become subject to material uninsured liabilities which materially reduce our net worth.

WE ARE SUBJECT TO GOVERNMENT REGULATIONS.

We are subject to various federal, state and local laws and regulations relating to the energy industry in general and the environment in particular. Environmental laws have in recent years become more stringent and have generally sought to impose greater liability on a larger number of potentially responsible parties. Although we are not aware of any proposed material changes in any federal, state and local statutes, rules or regulations, any changes could materially affect our financial condition and results of operations.

WE MAY EXPERIENCE INCREASED LABOR COSTS OR THE UNAVAILABILITY OF SKILLED
WORKERS.

We are dependent upon the available labor pool of skilled employees. We are also subject to the Fair Labor Standards Act, which governs such matters as minimum wage, overtime and other working conditions. A shortage in the labor pool or other general inflationary pressures or changes in applicable laws and regulations could require us to enhance our wage and benefits packages. There can be no assurance that labor costs will not increase. Any increase in our operating costs could cause our business to suffer.

OUR BUSINESS MAY BE AFFECTED BY TERRORIST ACTIVITY AND BY SECURITY MEASURES TAKEN IN RESPONSE TO TERRORISM.

We may experience loss of business or delays or defaults in payments from payers that have been affected by the terrorist activities and potential activities. Some oil and gas drilling companies have implemented security measures in response to potential terrorist activities, including access restrictions that could adversely affect our ability to market our services to new and existing customers, and could increase our costs. Terrorist activities and potential terrorist activities and any resulting economic downturn could adversely impact our results of operations, impair our ability to raise capital or otherwise adversely affect our ability to grow our business.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 regarding our business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements. However, these are not the exclusive means of identifying forward-looking statements. Although forward-looking statements in this prospectus reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Further information about the risks and uncertainties that may impact us are described in the Risk Factors section beginning on page 4. You should read the Risk Factors section carefully. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to update publicly any forward-looking statements in order to reflect any event or circumstance occurring after the date of this prospectus or currently unknown facts or conditions or the occurrence of unanticipated events.

                                 USE OF PROCEEDS

The proceeds from the sale of each selling stockholder's common stock will belong to that selling stockholder. We will not receive any proceeds from such sales. We will receive proceeds of any exercise of options, warrants and other rights to acquire our common stock.

                            MARKET PRICE INFORMATION

There is no established public trading market for the common stock, which is qouted on the OTC Bulletin Board and is traded only sporadically. On September 3, 2004, the American Stock Exchange approved our application to list our common stock on the American Stock Exchange. Trading on the American Stock Exchange is expected to commence on or about September 13, 2004. We cannot predict the effect listing on the American Stock Exchange will have on the volume and prices of trading in our common stock.

Effective June 10, 2004, we affected a one-to-five reverse stock split. Share prices for periods prior to June 10, 2004, set forth below have been adjusted to give retroactive effect to the reverse stock split.

The following table sets forth, for the periods indicated, the high and low bid information for the common stock, as determined from sporadic quotations on the Over-the-Counter Bulletin Board, as well as the total number of shares of common stock traded during the periods indicated (it should be noted that quotations are sporadic and there is no established trading market for our common stock). The quotations set forth below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

CALENDAR QUARTER                               HIGH(1)    LOW(1)      VOLUME
--------------------------------------------------------------------------------
    2002                                                           (# OF SHARES)
       First Quarter.........................   6.25       2.00        47,960
       Second Quarter........................  10.00       3.75         6,220
       Third Quarter.........................   7.00       3.75         3,080
       Fourth Quarter........................   5.05        .60        48,620
    2003
       First Quarter.........................   4.50        .55         7,660
       Second Quarter........................   5.00       2.25         6,660
       Third Quarter.........................   4.50       2.60         4,300
       Fourth Quarter........................   6.00       2.60        12,804
    2004
       First Quarter.........................  10.05       2.55        13,262
       Second Quarter........................  10.05       4.25        36,823
       Third Quarter(through September 7)....   9.75       5.85         2,510


HOLDERS. As of September 7, 2004, there were approximately 2,104 holders of record of our common stock. On September 7, 2004, the last sale price for our common stock reported on the OTC Bulletin Board was $5.85.

SHARES ELIGIBLE FOR FUTURE SALE. We have registered pursuant to the registration statement that includes this prospectus the resale of 12,464,760 shares of our common stock, including 3,651,300 shares which may be issued upon the exercise of outstanding options warrants and other rights. Substantially all other outstanding common stock may be traded pursuant to Rule 144 under the Securities Act of 1933. The availability of these shares could have a material effect on the market price of our common stock.

DIVIDENDS. No dividends were declared or paid during the past three years, and no dividends are anticipated to be declared or paid in the foreseeable future. Our credit facilities restrict our ability to pay dividends on our common stock.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2003 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.


                                        Number of securities
                                        securities to be      Weighted
                                        issued upon           average             Number of securities
                                        exercise of           price of            remaining available
                                        outstanding           outstanding,        for future issuance
                                        options, warrants     options, warrants   under equity
Plan Category                           and rights            and rights          compensation plans
---------------------------             ----------            ----------          ------------------
Equity compensation plans
 approved by security holders             868,500             $2.75                331,500

Equity compensation plans
not approved by security holders          404,800             $2.05                     --
                                        ----------            ----------          ------------------
 Total                                  1,273,500             $2.53                331,500

----------


Equity Compensation Plans Not Approved By Security Holders:
-----------------------------------------------------------

These plans comprise the following:

In 1999 and 2000, the Board compensated former and continuing Board members who had served from 1989 to March 31, 1999 without compensation by issuing promissory notes totaling $325,000 and by granting stock options to these same individuals. Options to purchase 4,800 shares of common stock were granted with an exercise price of $13.75. These options vested immediately and expire in March 2010. None of these options have been exercised.

On May 31, 2001, our Board granted to one of our directors, Leonard Toboroff, an option to purchase 100,000 shares of common stock at $2.50 per share, expiring in October 2011. The option was granted for services provided by Mr. Toboroff to OilQuip prior to the merger of OilQuip Rentals, Inc. and Allis-Chalmers Corporation, including providing financial advisory services, assisting in OilQuip's capital structure and assisting OilQuip Rentals, Inc. in finding strategic acquisition opportunities. None of these options have been exercised.

In February 2001, we issued warrants to purchase 233,000 shares of our common stock at an exercise price of $0.75 per share and warrants to purchase 67,000 shares of our common stock at an exercise price of $5.00 per share in connection with a subordinated debt financing effected in 2001. These warrants expire in February 2011. None of these warrants has been exercised.

                                 CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2004. You should read this table in conjunction with our financial statements and the notes to those financial statements included elsewhere in this prospectus.

                                                                   June 30, 2004
                                                                    (unaudited)
                                                                  (in thousands)

Cash and cash equivalents                                          $        485

Current portion of long-term debt                                  $      4,848
Long-term debt                                                     $     26,163
                                                                   -------------
Total debt                                                         $     31,011

Common stock: 0.01 par value, 20,000,000 shares authorized,
6,264,758 shares issued and outstanding                            $         63

Preferred Stock: 0.01 par value, 10,000,000 shares authorized,
no shares issued or outstanding                                              --

Additional paid-in capital                                         $     18,593

Retained earnings                                                  $     (7,690)
                                                                   -------------

Total stockholders' equity                                         $     10,966

Total capitalization                                               $     41,977

(1) On August 10, 2004, we issued 3,504,667 shares of our common stock in connection with a private placement of common stock, for $10,514,001.

                    SELECTED HISTORICAL FINANCIAL INFORMATION

The following selected historical financial information for each of the four years ended December 31, 2003, has been derived from our audited consolidated financial statements and related notes. The following selected historical financial information for the six months ended June 30, 2004 and 2003 has been derived from our unaudited consolidated financial statements. In the opinion of our management, the unaudited interim consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the selected historical consolidated financial data. This information is only a summary and you should read it in conjunction with material contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations." which includes a discussion of factors materially affecting the comparability of the information presented, and in conjunction with our financial statements included elsewhere in this prospectus. As discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operation," we have during the past four years effected a number of business combinations and other transactions that materially affect the comparability of the information set forth below.

                                      Six Months Ended June 30          Year Ended December 31,
                                                  (in thousands, except per share data)
                                        2004        2003          2003        2002        2001         2000
                                      ---------  ---------      ---------   ---------   ---------   ---------
                                          (unaudited)
STATEMENT OF OPERATIONS DATA:

Revenues                              $ 21,083   $ 14,339       $ 32,724    $ 17,990    $  4,796    $     --
Income (loss) from operations         $  2,398   $  1,933       $  2,624    $ (1,170)   $ (1,433)   $   (627)
Net income (loss) from continuing
  operations                          $  1,059   $   (282)      $    548    $ (3,969)   $ (2,273)   $   (627)
Net income (loss) attributed to
  common shareholders                 $    935   $   (763)      $   (108)   $ (4,290)   $ (4,577)   $   (627)

Per Share Data:
Net Income (loss) from continuing
  operations per common share:
Basic                                 $   0.18   $  (0.19)      $  (0.03)   $  (1.14)   $  (2.88)   $  (0.31)
Diluted                               $   0.11   $  (0.19)      $  (0.03)   $  (1.14)   $  (2.88)   $  (0.31)

Weighted average number of
common shares outstanding:
Basic                                    5,077      3,927          3,927       3,766         790       2,000
Diluted                                  8,394      3,927          3,927       3,766         790       2,000


                                                              CONSOLIDATED BALANCE SHEET DATA


                                      Six Months Ended June 30          Year Ended December 31,
                                                  (in thousands, except per share data)
                                        2004        2003          2003        2002        2001         2000
                                      ---------  ---------      ---------   ---------   ---------   ---------

Total Assets                          $ 53,061   $ 35,047       $ 48,873    $ 34,778    $ 12,465    $  2,360
Long-term debt classified as:
      Current                         $  4,848   $  6,406       $  5,150    $ 13,890    $  1,023    $     --
      Long Term                       $ 26,163   $ 13,433       $ 27,083    $  7,331    $  6,833    $     --
Redeemable convertible
Preferred stock                       $     --   $  4,302       $  4,171    $  3,821    $     --    $     --
Stockholders' Equity                  $ 10,966   $    497       $  1,207    $  1,009    $  1,250    $  2,348

Book value per share                  $   2.16   $   0.13       $   0.31    $   0.26    $   1.58    $   1.17


                     SUMMARY PRO FORMA FINANCIAL INFORMATION

We have included the following unaudited pro forma summary financial information only for the purposes of illustration. The pro forma statement of operations data for the six months ended June 30, 2004 and 2003 and for the year ended December 31, 2003 reflect our continuing operations and illustrates the effects of the formation of AirComp on the Company's results of operations as of December 31, 2003 based on the historical statements of operations, as if the transaction had occurred as of the beginning of the periods presented, and should be read in conjunction with the pro forma financial information and notes thereto included elsewhere in this prospectus. The pro forma information does not necessarily indicate what the operating results or financial position would have been if the retirement had been completed at the dates indicated. Moreover, this information does not necessarily indicate what our future operating results or financial position will be.

                                                                                   Year Ended
                                                      Six Months ended June 30,    December 31,
                                                             (in thousands, except per share amounts)

                                                          2004        2003            2003
                                                        ---------   ---------       ---------
Revenues                                                $ 21,083    $ 16,061        $ 33,605
Cost of revenues                                          15,729      11,855          24,508
                                                        ---------   ---------       ---------

Gross margin                                               5,354       4,206           9,097

General and administrative expense                         2,956       2,000           6,187
                                                        ---------   ---------       ---------

Income/ (loss) from operations                             2,398       2,206           2,910

Other income (expense):
Interest income                                               --          --               3
Interest expense                                          (1,068)     (1,484)         (2,471)
Minority interests in income of subsidiaries                (256)       (461)           (421)
Factoring costs on note receivable                            --          --              --
Settlement on lawsuit                                         --          --           1,034
Other                                                        205        (174)            111
                                                        ---------   ---------       ---------

Total other income (expense)                              (1,119)      2,119          (1,744)
                                                        ---------   ---------       ---------

Net income/ (loss) before income taxes                     1,279          87           1,166

Provision for foreign income tax                            (220)         --             370
                                                        ---------   ---------       ---------

Net income/ (loss)                                         1,059          87             796

Preferred stock dividend                                    (124)       (481)           (656)
                                                        ---------   ---------       ---------

Net income/ (loss) attributed to common shareholders    $    935    $   (394)       $    140
                                                        =========   =========       =========

Income/ (loss) per common share - basic                 $   0.18    $  (0.10)       $   0.04
                                                        =========   =========       =========

Income/ (loss) per common share - diluted               $   0.11    $  (0.10)       $   0.02
                                                        =========   =========       =========

Weighted average number of common shares outstanding:
     Basic                                                 5,077       3,927           3,927
     Diluted                                               8,394       3,927           5,762


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                 OF FINANCIAL CONDITION AND RESULTS OF OPERATION

THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH OUR SELECTED HISTORICAL FINANCIAL DATA AND OUR ACCOMPANYING FINANCIAL STATEMENTS AND THE NOTES TO THOSE FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 THAT REFLECT OUR PLANS, ESTIMATES AND BELIEFS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF RISKS AND UNCERTAINTIES, INCLUDING, BUT NOT LIMITED TO, THOSE DISCUSSED ABOVE UNDER "RISK FACTORS."

OVERVIEW OF OUR BUSINESS

We provide services and equipment to the oil and gas drilling industry. Our customers are principally small independent and major oil and gas producers engaged in the exploration and development of oil and gas. Our operations are conducted principally in the Texas Gulf Coast, offshore in the United States Gulf of Mexico, West Texas, the Rocky Mountain regions of New Mexico and Colorado, and California. We also operate in Mexico through a Mexican partner.

We are presently engaged in providing casing and tubing handling services and drilling services, which includes our directional drilling services segment and compressed air drilling services segment. Our casing and tubing services segment supplies specialized equipment and trained operators to install casing and tubing, change out drill pipe and retrieve production tubing for both onshore and offshore drilling and workover operations. Our directional drilling operations provide directional, horizontal and "measure while drilling" services to oil and gas companies operating both onshore and offshore in Texas and Louisiana. Teams of personnel utilizing state of the art tools provide well planning and engineering services to meet drilling performance and geological or reservoir targets set by the customer, directional drilling tool configuration, well site directional drilling supervision and guidance, new well and reentry drilling, and "log while drilling". Our compressed air drilling segment is a provider of compressed air and related products and services for the air drilling, workover, completion, and transmission segments of the oil, gas and geothermal industries. Our strategy is to broaden the geographic regions in which we provide our casing and tubing handling and drilling services and to expand the types of services and equipment we provide to the oil and gas drilling industry.

Our operating revenues are comprised of rates per day, which typically include rates we charge per day for labor and equipment required to provide a service, and a fixed fee we charge for the use of certain equipment for the duration of a project. The day rate varies widely from project to project depending upon the scope of services we are asked to provide. The price we charge for our services depends upon several factors, including the level of oil and gas drilling activity in the particular geographic regions in which we operate and the competitive environment. Contracts are awarded based on price, quality of service and equipment, and general reputation and depth of operations and management personnel. The demand for drilling services has historically been volatile and is affected by the capital expenditures of oil and gas exploration and development companies, which in turn are impacted by the prices of oil and natural gas, or the expectation for the prices of oil and natural gas.

An important indicator of activity levels in the oil and gas industry is the number of working drilling rigs, typically referred to as the "rig count". The rig count in the U.S. increased from 862 as of December 31, 2002 to 1,126 on December 31, 2003, according to the Baker Hughes rig count. According to the Baker Hughes survey, the directional and horizontal rig counts increased from 283 as of December 31, 2002 to 381 on December 31, 2003, which accounted for 32.8% and 33.8% of the total U.S. rig count, respectively. As of September 3, 2004, this trend has continued, with directional and horizontal rigs climbing to 463, which was 37% of the 1,249 total U.S. rig count on such date.

Our operating expenses represent all direct and indirect costs associated with the operation and maintenance of our equipment. The principal elements of these costs are direct and indirect labor and benefits, repairs and maintenance of our equipment, insurance, equipment rentals and fuel. Operating expenses do not necessarily fluctuate in proportion to changes in revenues because we have a fixed base of inventory of equipment and facilities to support our operations, and we may also seek to preserve labor continuity to market our services and maintain our equipment.

Prior to May 2001, we operated primarily through Houston Dynamic Services, Inc., which conducted a machine repair business. In May 2001, as part of a strategy to acquire and develop businesses in the natural gas and oil services industry, we consummated a merger in which we acquired 100% of the capital stock of OilQuip Rentals, Inc., which owned Mountain Compressed Air, Inc., which provided compressed air drilling services. In December 2001, we disposed of Houston Dynamic Service, Inc., and in February 2002, we acquired substantially all of the capital stock of Strata Directional Drilling, Inc. and approximately 81% of the capital stock of Jens' Oilfield Services, Inc. Our business conducted in 2001 did not include the operations of Jens' Oilfield Service and Strata Directional Drilling. In July 2003, through Mountain Compressed Air, we entered into a limited liability company operating agreement with a division of M-I L.L.C., a joint venture between Smith International and Schlumberger N.V. to form a Texas limited liability company named AirComp LLC. Mountain Air contributed assets with a net book value of approximately $6.3 million and M-I contributed assets with a net book value of approximately $6.8 million to AirComp. We own 55% and M-I owns 45% of AirComp. We have consolidated AirComp into our financial statements beginning with the quarter ending September 30, 2003.

For accounting purposes, the OilQuip Rentals merger was treated as a reverse acquisition by OilQuip Rentals of Allis-Chalmers and financial statements presented herein for periods prior to May 2001 present the results of operations and financial condition of OilQuip Rentals. As a result of the OilQuip Rentals merger, the fixed assets, and goodwill and other intangibles of Allis-Chalmers in existence immediately prior to the merger were increased by $2.7 million.

We effected a reverse stock split on June 10, 2004 in order to increase the share price of the common stock. As a result of the reverse stock split, every five shares of our common stock were combined into one share of common stock. The reverse stock split reduced the number of shares of outstanding common stock from 31,393,789 to approximately 6,276,015 and reduced the number of stockholders from 6,070 to 2,140. On September 3, 2004, the American Stock Exchange approved our application to list our common stock. Trading of our common stock on the American Stock Exchange is expected to begin on or about September 13, 2004. Currently, our common stock trades only sporadically and is quoted on the OTC Bulletin Board. We cannot predict what affect the listing of our common stock on the American Stock Exchange will have on the price or volume of trading in our common stock.

RESULTS OF OPERATIONS

Results of operations for 2001 reflect the business operations of OilQuip Rentals. From its inception on February 4, 2000 to February 6, 2001, OilQuip Rentals was in the developmental stage. OilQuip Rentals' activities for the period prior to February 6, 2001 consisted of developing its business plan, raising capital and negotiating with potential acquisition targets. Therefore, the results for operations for the period prior to February 6, 2001 reflect no sales, cost of sales, or marketing and administrative expenses that would be reflective of an operating company. On February 6, 2001, OilQuip Rentals acquired the assets of Mountain Air, which provides compressed air drilling services to natural gas exploration operations, which we refer to as compressed air drilling services.

On May 9, 2001, OilQuip Rentals merged with a subsidiary of Allis-Chalmers, and was deemed to acquire the assets of Allis-Chalmers, including the operations of Houston Dynamic Services. The results of operation of Houston Dynamic Services, which was sold in December 2001, are included in discontinued operations from May 9, 2001. On February 6, 2002, Allis-Chalmers acquired 81% of the outstanding stock for Jens' Oilfield Service, Inc., which supplies specialized equipment and operations to install casing and production tubing required to drill and complete oil and gas wells, which we refer to as casing and tubing services segment.

On February 6, 2002, we also purchased substantially all the outstanding common stock and preferred stock of Strata Directional Technology, Inc., which provides directional and horizontal drilling services for specific targeted reservoirs that cannot be reached vertically, which we refer to as directional drilling services.

The results from our casing and tubing services and directional drilling services are included in our operating results from February 1, 2002. In July 2003, through our subsidiary Mountain Air, we entered into a limited liability company operating agreement with a division of M-I L.L.C., a joint venture between Smith International and Schlumberger N.V. to form AirComp. We own 55% and M-I owns 45% of AirComp. We have consolidated AirComp into our financial statements beginning with the quarter ending September 30, 2003.

Comparison of Six Months Ended June 30, 2004 and 2003
-----------------------------------------------------

Our revenues for the six months ended June 30, 2004 were $21.1 million, an increase of 47.6% compared to $14.3 million for the first six months of 2003. The increase in revenues for the six months ended June 30, 2004 was principally due to an increase in revenues from our directional drilling services segment and the inclusion of the revenues of AirComp from July 2003, offset in part by a decrease in revenues in our casing and tubing services segment.

Our gross profit for the first six months of 2004 was $5.4 million, or 25.6% of revenues, compared to $3.9 million, or 27.3 % of revenues for the first six months of 2003, as increased gross margins in our directional drilling segment was more than offset by increased competition and weaker pricing in our casing and tubing services segment. Our cost of revenues consists principally of our labor costs and benefits, equipment rentals, maintenance and repairs of our equipment, insurance and fuel.

General and administrative expense was $3.0 million in the 2004 six-month period compared to $2.0 million in the comparable period of 2003. General and administrative expense increased due to additional administrative costs associated with the inclusion of AirComp and the hiring of additional sales force and administrative personnel at each of the our subsidiaries and due to increased professional fees and other expenses related to our financing activities. As a percentage of revenues, general and administrative expenses were 14.2% in the 2004 six month period and 14.0% in the 2003 six month period.

Depreciation and amortization was flat at $1.4 million in the first six months of 2004 and 2003.

Income from operations consists of our revenues less cost of sales, general and administrative expenses, and depreciation and amortization. Income from operations for the six months ended June 30, 2004 totaled $2.4 million, a 26.3% increase over the comparable period in 2003, reflecting the increased revenues from directional drilling services and the inclusion of operating income of AirComp, offset in part by a decrease in revenues and income from operations from our casing and tubing services segment.

Our interest expense decreased to $1.1 million for the six months of 2004, compared to $1.5 million for the six months of the prior year due to the reduction of our debt.

Minority interest in income of subsidiaries for the first six months of 2004 was $256,000 compared to $311,000 in the first six months of 2003 due to the decrease in the net income of our casing and tubing services subsidiary, which is owned 19% by Jens Mortensen.

We had net income attributed to common shareholders of $935,000, or $0.18 per common share, for the six months ended June 30, 2004 compared with a net loss of ($763,000), or ($0.19) per common share, for the six months ended June 30, 2003.

The following table compares revenues and income from operations for each of our business segments for the six months ended June 30, 2004 and 2003. Income from operations consists of our revenues less cost of sales, general and administrative expenses, and depreciation and amortization:

                                              Revenues                 Income (Loss) from Operations
                                              --------                 -----------------------------
                                      2004      2003      Change         2004        2003     Change
                                     -------   -------    -------       --------   --------  ---------
                                                             (in thousands)
Casing services                       $4,386    $5,153    $ (767)       $ 1,225    $ 2,227    $(1,002)
Directional drilling services         11,675     6,983      4,692         1,389        511        878
Compressed air drilling services       5,022     2,203      2,819           812        (36)       848
General corporate                         --        --         --        (1,028)      (769)      (259)
                                     -------   -------    -------       --------   --------   --------

Total                                $21,083   $14,339    $ 6,744       $ 2,398    $ 1,933    $   465
                                     =======   =======    =======       =======    ========   ========

CASING AND TUBING SERVICES SEGMENT

Revenues for the six months ended June 30, 2004 for the casing and tubing services segment were $4.4 million, a decrease of 15.4% from the $5.2 million in revenues for the comparable 2003 period. Operating income decreased by 45.4 % to $1.2 million for the six-month period of 2004 from $2.2 million for the same period in 2003. The decrease in this segment's revenues and operating income is due to increased competition in South Texas, resulting in fewer contracts awarded to us and weaker service pricing for contracts received, and a decrease in drilling in Mexico by PEMEX due to bad weather.

DIRECTIONAL DRILLING SERVICES SEGMENT

Revenues for the six months ended June 30, 2004 for our directional drilling services segment were $11.7 million, an increase of 67.1% from the $7.0 million in revenues for the comparable 2003 period. Operating income increased by 174.0% to $1.4 million for the six-month period of 2004 from $511,000 for the same period in 2003. The improved results for this segment are due to the increase in drilling activity in the Texas and Gulf Coast areas and the addition of operations and sales personnel which increased our capacity and market presence.

COMPRESSED AIR DRILLING SERVICES SEGMENT

Our compressed air drilling revenues were $5.0 million for the first six months of 2004, an increase of 127.3% compared to $2.2 million in revenues in the 2003 period. Operating income increased to $812,000 for the six-month period of 2004 from a loss from operations of $36,000 for the same period in 2003. Our compressed air drilling revenues and operating income for the first six months of 2004 increased compared to the first six months of 2003 due to the inclusion of revenues of AirComp which was formed in July 2003. Through this joint venture we have been able to expand the geographical areas in which we operate to include geothermal drilling in California and natural gas drilling in West Texas.

Pro Forma Comparison of Six Months Ended June 30, 2004 and 2003
---------------------------------------------------------------

The following unaudited pro forma consolidated summary financial information illustrates the effects of the formation of AirComp on the our results of operations, based on the historical statements of operations, as if the transaction had occurred as of the beginning of the periods presented. Proforma results of operations set forth below includes results of operations for the six months ended June 30, 2004 and 2003.

Pro forma revenues for the six months of 2004 totaled $21.1 million, compared to pro forma revenues in the six months of 2003 of $16.1 million, an increase of approximately 31.0%. The increase in 2004 compared to 2003 was primarily due to higher revenues resulting from the general improvement in oil and gas drilling activity. Pro forma revenues for the first six months of 2004 for AirComp totaled $3.9 million, compared to pro forma sales in the first six months of 2003 of $2.2 million. The $1.7 million increase in pro forma revenues in 2004 for AirComp is increased due to increased drilling activity in West Texas and a slight increase in activity in the San Juan basin over the same period in 2003.

Pro forma gross profit for the first six months of 2004 was $5.4 million, or 25.4% of revenues, compared to $4.2 million, or 31 % of revenues for the first six months of 2003, as increased gross margins in our directional drilling segment was more than offset by increased competition and weaker pricing in our casing and tubing services segment. Our cost of revenues consists principally of our labor costs and benefits, equipment rentals, maintenance and repairs of our equipment, insurance and fuel.

Pro forma depreciation and amortization was flat at $1.4 million in the first six months of 2004 and 2003 due to the accelerated amortization of the put obligation and deferred amortization expense related to the debt at Mountain Compressed Air.

Pro forma general and administrative expense was $3.0 million in 2004 compared with $2.0 million in 2003. The pro forma general and administrative expense increased in 2004 due to the overhead costs associated with AirComp and the hiring of additional sales force and administrative personnel at each of our subsidiaries to meet increased demand in the market.

We had pro forma income from operations for the first six months of 2004 of $2.4 million an increase of 8.0% as compared to pro forma operating income of $2.2 million in the first six months of 2003. The increase in pro forma operating income for the 2004 period was primarily due to higher revenues resulting from the general improvement in oil and gas drilling activity.

Our pro forma interest expense decreased to $1.1 million for the first six months of 2004, compared to $1.5 million for the six months of the prior year due to the reduction of our debt.

Pro forma minority interest in income of subsidiaries for the first six months of 2004 was $256,000 compared $311,000 in the first six months of 2003 due to the decrease in the net income of our casing and tubing services subsidiary, which is owned 19% by Jens Mortensen.

We recorded pro forma net income of $935,000, or $0.18 per common share, for the six months ended June 30, 2004 compared with a pro forma net loss of ($394,000), or ($0.10) per common share, for the six months ended June 30 2003.

Comparison of Years Ended December 31, 2003 and 2002
----------------------------------------------------

Revenues for the year ended December 31, 2003 totaled $32.7 million, an increase of 81.7% from the $18.0 million in revenues for the year ended December 31, 2002. The increase in revenues is due to the general increase in oil and gas drilling activity and the inclusion of AirComp, our compressed air drilling joint venture, beginning in July 2003. The increase in revenues is also due to 2003 being the first full year of revenue contribution from the casing and tubing services segment and the directional drilling segment, both of which were acquired in February 2002.

Our gross profit for the year ended December 31, 2003 was $8.8 million, or 26.9% of revenues, compared to $3.4 million, or 18.9 % of revenues for the year ended December 31, 2002, due to increased utilization of our equipment and personnel and increased pricing in each of our business segments due to the increase in industry activity. Our cost of revenues consist principally of our labor costs and benefits, equipment rentals, maintenance and repairs of our equipment, insurance and fuel.

General and administrative expenses were $6.2 million, or 19.0% of revenues, in 2003 compared to $3.8 million, or 21.1% of revenues in 2002. The increase in general and administrative expenses in absolute terms was due to the inclusion of general and administrative expenses for AirComp, which created a larger operation compared to our previous Mountain Air subsidiary, the hiring of additional sales force and operations personnel due to the improvement in the oil and gas drilling market, and a full year in 2003, of our casing and tubing services and directional drilling services segments acquired in February 2002.

Depreciation and amortization expenses increased to $2.8 million in 2003 compared to $2.6 million in 2002, due to the formation of AirComp in July 2003, and the acquisition of our casing and tubing services and directional drilling segments in February 2002.

Income from operations for the year 2003 totaled $2.6 million reflecting the general increase in oil and gas drilling activity and the inclusion of operating income of AirComp, which was formed in July 2003. In the comparable period of 2002, we incurred an operating loss of $1.2 million. During the third quarter of 2002, we reorganized in order to contain costs and recorded charges related to the reorganization in the amount of $495,000. These charges consisted of related payroll costs for terminated employees of $307,000, consulting fees of $113,000, and costs associated with a terminated rent obligation of $75,000. We also recorded one-time charges for costs related to abandoned acquisitions and an abandoned private placement in the amount of $233,000.

Interest expense increased to $2.5 million in 2003, compared to $2.3 million in the prior year due to increased debt associated with acquisitions completed in 2002, and debt associated with the formation of AirComp in July 2003.

Minority interest in income of subsidiaries for 2003 was $387,000 compared to $189,000 in 2003 due to the increase in the net income of our casing and tubing services subsidiary which is owned 19% by Jens Mortensen; and the formation, in July 2003, of AirComp, which is owned 45% by M-I.

In the year ended December 31, 2003 we recorded a one-time gain on the reduction of a note payable of $1.0 million in the third quarter as a result of settling a lawsuit against the former owners of Mountain Air Drilling Service Co. Inc. The gain was calculated in part by discounting the note payable to $1.5 million using a present value calculation and accreting the note payable to $1.9 million, the amount due in September 2007. We will record interest expense totaling $394,043 over the life of the note payable beginning July 2003. The net loss for 2002 included a discount given to the holder of the Houston Dynamic Services note in the amount of $191,000 as an incentive to pay-off the note in September 2002.

We had a net loss attributed to common shareholders of ($108,000), or $(0.01) per common share, for the year ended December 31, 2003 compared with a net loss of ($4.3 million), or ($0.23) per common share, for the year ended December 31, 2002.

The following table compares revenues and income from operations for each of our business segments for the years ended December 31, 2003, 2002 and 2001. Income from operations consists of our revenues less cost of sales, general and administrative expenses, and depreciation and amortization:

                                        Revenues                                 Income (Loss) from Operations
                      2003      2002     Change     2001     Change      2003       2002      Change      2001      Change
                    --------  --------  --------  --------  --------   --------   --------   --------   --------   --------
Casing services     $10,037   $ 7,796   $ 2,241   $    --   $ 2,241    $ 3,628    $ 2,495    $ 1,133         $-    $ 2,495
Directional          16,008     6,529     9,479        --   $ 9,479      1,103       (576)     1,679         --       (576)
drilling services
Compressed air        6,679     3,665     3,014     4,796    (1,782)       115       (945)     1,060        434     (1,379)
drilling services
General corporate        --        --        --        --        --     (2,222)    (2,144)       (78)    (1,867)      (277)
                    --------  --------  --------  --------  --------   --------   --------   --------   --------   --------

Total               $32,724   $17,990   $14,734   $ 4,796   $ 9,938    $ 2,624    $(1,170)   $ 3,794    $(1,433)   $   263
                    ========  ========  ========  ========  ========   ========   ========   ========   ========   ========

CASING AND TUBING SERVICES SEGMENT

Revenues for the year ended December 31, 2003 for the casing and tubing services segment were $10.0 million, an increase of 28.2 % from the $7.8 million in revenues for the year ended December 31, 2002. Operating income increased 45.4% to $3.6 million for 2003 from $2.5 million for 2002. The increase in this segment's revenues and operating income is due to the general improvement in oil and gas drilling activity in South Texas and the inclusion of this segment, which was acquired in February 2002, for a full year in 2003.

DIRECTIONAL DRILLING SERVICES SEGMENT

Revenues for 2003 for directional drilling services were $16.0 million, an increase of 146.2% from $6.5 million in revenues for 2002. Operating income increased to $1.1 million for 2004 compared to an operating loss of $576,000 for the same period in 2002. The improved results for this segment are due to the increase in drilling activity in the Texas and Gulf Coast areas in 2003 and the addition of operations and sales personnel that has enabled us to increase our capacity and increase our market presence.

COMPRESSED AIR DRILLING SERVICES SEGMENT

Our compressed air drilling revenues were $6.7 million for the 2003 year, an increase of 81.1% compared to $3.7 million in revenues in the 2002 year. Operating income increased to $115,000 in 2003 from a $945,000 operating loss in 2002. Our compressed air drilling revenues and operating income increased in 2003 compared to 2002 due to the inclusion of AirComp in July 2003. As a result of the formation of AirComp we were able to expand the scope of our operations. We expanded the geographical areas in which we operate to include geothermal drilling in California and natural gas drilling in West Texas along with the drilling and workover operations of Mountain Air in the San Juan basin in New Mexico.

Pro Forma Comparison of Years Ended December 31, 2003 and 2002
--------------------------------------------------------------

The following unaudited pro forma consolidated summary financial information illustrates the effects of the formation of AirComp on our results of operations, based on the historical statements of operations, as if the transaction had occurred as of the beginning of the periods presented. Proforma results of operations set forth below includes results of operations for all of 2003 and 2002. These financial statements should be read in conjunction with the pro forma financial statements included herein.

Pro forma revenues for the year 2003 totaled $33.6 million, reflecting the revenue of AirComp. In the comparable period of 2002, pro forma revenues were $20.4 million. The increase in 2003 compared to 2002 was primarily due to higher revenues resulting from the general improvement in the oil and gas drilling market.

Our pro forma gross profit for the year ended December 31, 2003 was $9.0 million, or 26.9% of revenues, compared to $4.0 million, or 19.4% of revenues for the year ended December 31, 2002, due to increased utilization of our equipment and personnel and increased pricing in each of our business segments due to the increase in industry activity. Our cost of revenues consists principally of our labor costs and benefits, equipment rentals, maintenance and repairs of our equipment, insurance and fuel.

Pro forma general and administrative expense was $6.0 million in 2003 compared with $4.8 million in 2002. The pro forma general and administrative expense increased in 2003 due to the costs associated with the formation of AirComp and the hiring of additional sales force and operations personnel due to the improvement in the market.

Pro forma depreciation and amortization expenses increased to $2.9 million in 2003 compared to $1.6 million in 2002 due to the accelerated amortization of the put obligation and deferred amortization expense related to the debt at Mountain Compressed Air in the first six months of 2003 and increased capital expenditures.

We had had pro forma income from operations for the year 2003 of $3.1 million as compared to pro forma operating (loss) of ($867,000) in 2002. The increase in pro forma operating income for 2003 was primarily due to higher revenues resulting from the overall upturn in oil and gas drilling activity.

Pro forma interest expense increased to $2.5 million in 2003, compared to $2.3 million in the prior year due to increased debt associated with acquisitions completed in 2002, and debt associated with the formation of AirComp in July 2003.

Minority interest in income of subsidiaries for 2003 was $389,000 compared $189,000 in 2003 due to the increase in the net income of our casing and tubing services subsidiary which is owned 19% by Jens Mortensen and the formation, in July 2003, of AirComp, which is owned 45% by M-I L.L.C.

Our pro forma net income was $577,000, or $0.03 per common share, for the year ended December 31, 2003 compared with a pro forma net loss of ($3.8 million), or ($0.19) per common share, for the year ended December 31 2002.

Comparison of Years Ended December 31, 2002 and 2001
----------------------------------------------------

Revenues for the year 2002 totaled $18.0 million compared to $4.8 million in 2001. The 275.0 % increase in revenues reflects the revenues of our casing and tubing services and directional drilling segments which were acquired in February 2002.

Revenues for the year ended December 31, 2002 for the casing and tubing services, directional drilling services, and compressed air drilling services segments were $7.8 million, $6.5 million and $3.7 million, respectively. We had no revenues from casing services and directional drilling services in 2001 as those operations were acquired in February 2002. Revenues for the compressed air drilling services segment decreased to $3.7 million in 2002 from $4.8 million for the year ended December 31, 2001, primarily due to lower revenues from Burlington Resources, which decreased from $3.3 million in 2001 to $1.8 million in 2002. Burlington Resources represented 49.9% and 62.6% of the compressed air drilling services revenues in 2002 and 2001, respectively. Revenues also declined as a result of an overall decline in drilling activity. The rig count in the United States decreased from an average of 1,156 in 2001 to an average of 830 in 2002, according to the Baker Hughes rig count.

Our gross profit for the year ended December 31, 2002 was $3.3 million, or 18.9% of revenues, compared to $1.5 million, or 31.2 % of revenues for the year ended December 31, 2001, due to the acquisition of the casing and tubing services and directional drilling segments in 2002 and a decreased gross margin in our compressed air drilling operation due to reduced revenues at Mountain Air. Our cost of revenues consists principally of our labor costs and benefits, equipment rentals, maintenance and repairs of our equipment, insurance and fuel.

General and administrative expense was $3.8 million, or 21.1% of revenues in 2002, compared with $2.9 million, or 60.4 % of revenues in 2001. The general and administrative expenses increased in absolute terms in 2002 compared to 2001 due to the acquisition of our casing and tubing services and directional drilling segments in February 2002.

In 2002 we reported a ($1.2) million loss from operations compared to a loss from operations of ($1.4) million in 2001. The loss from operations in 2002 includes the restructuring and other one-time charges totaling $728,000.

Interest expense in 2002 was $2.3 million, compared to $869,000 in 2001, due to the increase in debt associated with the acquisitions of our casing and tubing services and directional drilling services operations.

We incurred a net loss attributed to common shareholders of ($4.3 million), or ($0.23) per common share, for the year ended December 31, 2002 compared with a loss of ($4.6 million), or ($1.15) per common share, for the year ended December 31, 2001. The net loss for 2002 included a discount given to the holder of the Houston Dynamic Services note in the amount of $191,000 as an incentive to pay-off the note in September 2002. The net loss in 2001 included a $2.0 million loss from the sale of discontinued operations.

Comparison of Years Ended December 31, 2001 and 2000
----------------------------------------------------

From its inception on February 4, 2000 to February 6, 2001, OilQuip Rentals was in the developmental stage. OilQuip Rentals' activities for the period prior to February 6, 2001 consisted of developing its business plan, raising capital and negotiating with potential acquisition targets. Therefore, the results for operations for the period prior to February 6, 2001 reflect no sales, cost of sales, or marketing and administrative expenses that would be reflective of an operating company. On February 6, 2001, OilQuip Rentals acquired the assets of Mountain Air, which provides compressed air drilling services to natural gas exploration operations.

LIQUIDITY AND CAPITAL RESOURCES

Our on-going capital requirements arise primarily from our need to service our debt and retire redeemable securities, to acquire and maintain equipment, for working capital and for acquisitions. Our primary sources of liquidity are borrowings under our revolving lines of credit, proceeds from the issuance of equity securities and cash flows from operations. We had cash and cash equivalents of $485,000 at June 30, 2004 compared to $1.3 million at December 31, 2003 and compared to $146,000 at December 31, 2002.

OPERATING ACTIVITIES

In the six months ended June 30, 2004 we generated $742,000 in cash from operating activities compared to $1.7 million in cash from operating activities for the same period in 2003. Net income for the first six months of 2004 increased to $1.1 million, compared to a net loss of $282,000 in the comparable 2003 period. Non-cash adjustments to net income totaled $1.8 million in the 2004 period compared to $2.2 million in the 2003 period, consisting of principally of depreciation and amortization expense and minority interest in the income of a subsidiary. During the first six months of 2004, the changes in working capital used $2.1 million in cash compared to a use of $284,000 in cash in the 2003 period, principally due, in the 2004 period, to a decrease in accrued expenses of $429,000, and an increase in accounts receivables and other current assets of $1.7 million, which were partially offset by an increase of $258,000 in accounts payable. During the comparable 2003 period, accounts receivable and other current assets increased $2.2 million, and accounts payable increased by $1.4 million.

For the 12 months ended December 31, 2003 we generated 1.9 million in cash from operating activities compared to $2.2 million in cash from operating activities for the same period in 2002. Net income for the 2003 period improved to 548,000, compared to a net loss of $4.0 million in the comparable 2002 period. Non-cash adjustments to net income totaled $2.7 million in 2003 compared to $3.4 million in 2002, consisting principally of depreciation and amortization expense, including amortization of discount on debt, and minority interest in the income of a subsidiary. Non-cash items in 2003 is net of a non-cash $1.0 million gain included in income in 2003 from the settlement of a lawsuit. During 2003, the changes in working capital used $2.1 million in cash compared to changes in working capital which provided $2.8 million in cash in the 2002 period. In 2003, accounts receivable and other current assets increased by $5.2 million, partially offset by an increase of $2.3 million in accounts payable and an increase of $823,000 in accrued expenses. During 2002 period, accounts receivable and other current assets increased by $2.4 million and accounts payable and accrued expenses increased by a total of $717,000.

INVESTING ACTIVITIES

During the first six months of 2004, we used $1.9 million in investing activities, consisting of capital expenditures of $788,000 to purchase equipment for our directional drilling services segment, approximately $425,000 to purchase casing equipment and approximately $664,000 to make capital repairs to existing equipment at our compressed air drilling segment. This compares total net cash used in investing activities of $121,000 in the comparable 2003 period.

During the 12 month period ended December 31, 2003, we used $4.5 million in investing activities, consisting of the purchases of equipment of $5.4 million, which was partially offset by the proceeds from the sales of equipment of $843,000. This compares to net cash used in investing activities in the comparable 2002 period of $8.5 million, due to the acquisitions of our Jens' and Strata subsidiaries for a total of $8.3 million, purchases of other equipment of $518,000, and proceeds from the sales of equipment of $367,000.

FINANCING ACTIVITIES

During the first six months of 2004, financing activities provided a net of $323,000 in cash. We received $1.9 million in net proceeds from the issuance of common stock which was offset in part by the repayment of $1.3 million of long-term debt and $211,000 in debt issuance costs. This compares to the first six months of 2003 when we paid $1.7 million in financing activities to reduce debt.

During the year ended December 31, 2003 financing activities provided a net of $3.8 million in cash compared to a net of $6.3 million in cash from financing activities in the prior year. In 2003, we received $14.1 million from the issuance of long term debt and $30.5 million from borrowings under our lines of credit. These proceeds were used to pay long term debt in the amount of $10.8 million and make principal payments on outstanding borrowings under our lines of credit in the amount of $29.4 million. We also used $408,000 in cash for debt issuance costs in 2003. In 2002, we received $9.7 million from the issuance of long term debt and $7.1 million from borrowings under our lines of credit. These proceeds were used to pay long term debt in the amount of $4.1 million and make principal payments on outstanding borrowings under our lines of credit in the amount of $5.8 million. We also used $588,000 in cash for debt issuance costs in 2002

In April 2004, Energy Spectrum the holder of our preferred stock, converted its 3,500,000 shares of Series A 10% Cumulative Convertible Preferred Stock, including accrued dividend rights, into 1,718,090 shares of common stock.

On August 10, 2004 we completed the private placement of 3,504,667 shares of our common stock at a price of $3.00 per share. Net proceeds to us, after selling commissions and expenses, was approximately $9.6 million. We agreed to file the registration statement, of which this prospectus is a part under the Securities Act of 1933 to allow investors in the August 2004 private placement to resell the common stock in public markets. We will use the net proceeds of the private placement offering to reduce debt, for acquisitions, and for general corporate purposes.

We have several bank credit facilities and other debt instruments at Allis-Chalmers and at our three operating subsidiaries. We guarantee the loans owed by two subsidiaries, and we guarantee our pro-rata share of the debt at AirComp, our 55%-owned joint venture company. All three of our subsidiaries are consolidated on our financial statements. At June 30, 2004 we had $31.0 million in outstanding indebtedness, of which $26.2 million was long-term debt and $4.8 million was the current portion of long-term debt. Of the total debt of $31.0 million at June 30, 2004, $8.5 million is debt owed by AirComp which is not guaranteed by Allis-Chalmers, including a $4.8 million subordinated note owed by AirComp to M-I, as described below.

Through Jens', our casing and tubing services subsidiary, we have two principal bank facilities. We have a term loan in the original amount of $4.0 million that was increased, in October 2003, to $5.1 million. We are required to make monthly principal payments of $85,000 plus 25% of our collections from our operations in Mexico. Interest accrues at a floating rate plus a margin. The interest rate on the term loan was 6.0% at June 30, 2004. At June 30, 2004 the outstanding amount was $3.7 million. We also have a $1.0 million bank line of credit of which $248,000 was outstanding at June 30, 2004. Interest accrues at a floating rate plus a margin. The interest rate on the line of credit was 7.0% at June 30, 2004. We pay a 0.05% fee on the undrawn portion. The maturity date of both the term loan and the line of credit was January 31, 2005, but in April 2004 we amended the facilities to extend their maturities to January 31, 2006. The term loan and the line of credit are secured by liens on substantially all of the assets of Jens'. Borrowings under the line of credit are subject to a borrowing base consisting of the Jens' "eligible" accounts receivables as defined in the agreement governing the line of credit. The agreement governing these credit facilities contains customary events of default and financial covenants. It also limits our ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens, and sell assets.

Our Jens' subsidiary also has a note payable to Jens Mortensen, who sold Jens' to us and is our president and a director. The note is in the original amount of $4.0 million at 7.5% simple interest with quarterly interest payments. At June 30, 2004, $492,000 of interest was accrued and was included in account payable, related parties. The principal and interest are due on January 31, 2006. In connection with the purchase of Jens', we also agreed to pay a total of $1.2 million to the Mr. Mortensen in exchange for a non-compete agreement. We are required to make monthly payments of $20,576 through the period ended January 31, 2007. As of June 30, 2004, the balance due is approximately $638,000, including $247,000 classified as short-term.

Jens' also has outstanding three term loans. One is a real estate bank loan in the amount of $532,000 at a floating interest rate with monthly principal payments of $14,778 plus interest. The interest rate was 6.0% at June 30, 2004. At June 30, 2004, the outstanding amount due was $118,000. The final principal payment is due on February 1, 2005. The second term loan is a bank term loan in the original amount of $397,080 at a floating interest rate with monthly principal payments of $11,000 plus interest. The interest was 6.0% at June 30, 2004. The balance at June 30, 2004 was $290,000. The final maturity date of the loan is September 17, 2006. The third term loan is a bank term loan in the original amount of $74,673 at a floating interest rate with monthly principal payments of $1,946 plus interest. The interest was 6.0% at June 30, 2004. The balance at June 30, 2004 was $64,000. The final maturity date of the loan is January 12, 2007.

Through Strata, our directional drilling services operating subsidiary, we have a $4.0 million bank line of credit of which $2.8 million was outstanding at June 30, 2004. All amounts borrowed under the line of credit were due on January 31, 2005 but in April 2004 we amended the credit facility to extend the maturity to January 31, 2006 and to increase the amount of the line of credit line from $2.5 million to $4.0 million. Interest accrues at a floating rate plus a margin. The interest rate was 7.0% at June 30, 2004. We pay a 0.05% annual fee on the undrawn portion of the line. Borrowings under the line of credit agreement are limited to a borrowing base consisting of Strata's "eligible" accounts receivable as defined in the agreement governing the line of credit. The line of credit agreement contains customary events of default and requires that we satisfy various financial covenants. It also limits our ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens, and sell assets.

In December 2003, through our Strata subsidiary we entered into a short-term vendor financing agreement in the original amount of $1.7 million with a major supplier for drilling motor rentals, motor lease costs and motor repair costs. The agreement provides for repayment of all amounts not later than December 30, 2005. Payment of interest is due monthly and principal payments of $582,000 are due in each of October 2004, April 2005, and December 2005. The interest rate is fixed at 8.0%. As of June 30, 2004, the outstanding balance was $1.8 million.

Through AirComp, our 55%-owned compressed air drilling joint venture company, we have a $1.0 million bank line of credit of which $807,000 was outstanding at June 30, 2004. The line of credit matures on January 31, 2005 and interest accrues at a floating rate plus a margin. The interest rate on amounts outstanding under the credit facility was 6.25% at June 30, 2004. We also pay a 0.05% fee on the undrawn portion.

AirComp also has two term loans outstanding. We have a term loan in the original amount of $8.0 million with a floating interest rate based on either Prime or the London interbank offered rate, commonly called LIBOR plus a margin. The interest rate averaged 4.09% at June 30, 2004. Principal payments of $286,000 are due quarterly, plus interest, with a final maturity date of June 27, 2007. The remaining balance at June 30, 2004 was $6.9 million. We also have a "delayed draw" term loan facility in the amount of $1.0 million to be used for capital expenditures. Interest accrues at a rate equal to LIBOR plus a margin. Quarterly principal payments commence on March 31, 2005 in an amount equal to 5% of the outstanding balance as of December 31, 2004. The final maturity date of the loan is June 27, 2007. The outstanding balance of this facility at June 30, 2004 was $ 490,000. The AirComp credit facilities are secured by liens on substantially all of its assets. Borrowings under the line of credit are subject to a borrowing base consisting of accounts receivable. The agreement governing these credit facilities contain customary events of default and requires that AirComp satisfy various financial covenants. It also limits AirComp's ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens, and sell assets. We guarantee 55% of the obligations of AirComp under these facilities.

AirComp also issued a subordinated note payable to M-I in the amount of $4.8 million bearing interest at an annual rate of 5.0%. In 2007 each party has the right to cause AirComp to sell its assets (or the other party may buy out such party's interest), and in such event this note (including accrued interest) is due and payable. The note is also due and payable if M-I sells its interest in AirComp or upon a termination of AirComp's joint venture occurs. At June 30, 2004, $212,000 of interest was included in accrued interest. Allis-Chalmers is not liable for the obligations of AirComp under this note.

At Allis-Chalmers we also have a subordinated note in the original amount of $3.0 million with a fixed interest rate of 12.0%. The outstanding balance was $2.3 million at June 30, 2004. The principal amount was due on January 31, 2005, but in April 2004 was extended to January 31, 2006. In connection with this note, we issued redeemable warrants, which have been recorded as a liability of $900,000 and as a discount to the face amount of the debt. This amount is being amortized as additional interest expense over the term of the note. The debt is recorded at $2.3 million net of unamortized portion of the put obligation.

In connection with the issuance of the $3.0 million subordinated notes, we issued redeemable warrants that are exercisable for up to 233,000 shares of our common stock at an exercise price of $0.75 per share and non-redeemable warrants that are exercisable for a maximum of 67,000 shares of our common stock at $5.00 per share. The warrants exercisable for $0.75 per share are subject to cash redemption provisions in the amount of $600,000 and $900,000, respectively, at the discretion of the warrant holders at any time after January 31, 2005. We have recorded a liability of $1.5 million in respect of the warrant redemption rights. We are amortizing the effects of the puts to interest expense over the life of the $3.0 million subordinated debt.

In 1999 we compensated former and continuing directors who had served on the board of directors from 1989 to March 31, 1999 without compensation by issuing promissory notes totaling $325,000. The notes bear interest at the rate of 5.0% and are due on March 28, 2005. At June 30, 2004, the principal and accrued interest on these notes totaled approximately $394,000.

As part of the acquisition of Mountain Air in 2001, we issued a note to the sellers of Mountain Air in the original amount of $2.2 million at 5.75% simple interest which was reduced to $1.5 million as a result of the settlement of a legal action against the sellers. At June 30, 2004 the outstanding amount due, including accrued interest, was $1.6 million. The principal and accrued interest is due on September 30, 2007.

We also have a term loan in the original amount of $267,000 at an interest rate of 5%, with principal and interest payments of $5,039 due on the last day of each month. At June 30, 2004, the outstanding amount due was $223,000. The maturity date of the loan is June 30, 2008.

In connection with incurring subordinated debt that was subsequently extinguished in connection with the formation of AirComp, Mountain Air issued redeemable warrants, which have been recorded as a liability of $600,000. The redeemable warrants remain outstanding.

The following table summarizes our obligations and commitments to make future payments under our notes payable, operating leases, employment contracts and consulting agreements for the periods specified as of June 30, 2004.

                                                         PAYMENTS BY PERIOD
                                                         ------------------
                                                                       (in thousands)
                                                  LESS THAN                        MORE THAN 5
                                       TOTAL       1 YEAR    1-3 YEARS   3-5 YEARS     YEARS
                                     ----------  ----------  ----------  ----------  ----------
CONTRACTUAL OBLIGATIONS

Notes Payable                        $  31,011   $   4,848   $  15,811   $  10,352   $      --
Interest Payments on notes payable       2,016         495         848         673          --
Operating Lease                            756         318         323         115          --
Employment Contracts                     2,818       1,006       1,812          --          --
                                     ----------  ----------  ----------  ----------  ----------

Total Contractual Cash Obligations   $  36,601   $   6,667   $  18,794   $  11,140   $      --
                                     ==========  ==========  ==========  ==========  ==========

We have no off balance sheet arrangements that have or are likely to have a current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources. We do not guarantee obligations of any unconsolidated entities.

We currently believe that we will make $6.5 million of capital expenditures for the remainder of 2004, excluding any potential acquisitions. We believe that our current cash generated from operations, availability under our credit facilities and net proceeds from the August 2004 private placement will provide sufficient funds for our identified projects.

We intend to implement a growth strategy of increasing the scope of services through both internal growth and acquisitions. We expect to make capital expenditures to acquire and to maintain our existing equipment. Our performance and cash flow from operations will be determined by the demand for our services which in turn are affected by our customers' expenditures for oil and gas exploration and development and industry perceptions and expectations of future oil and gas prices in the areas where we operate. We will need to refinance our existing debt facilities as they become due and provide funds for capital expenditures and acquisitions. We may require additional equity or debt financing in excess of our current working capital and amounts available under credit facilities. There can be no assurance that we will be successful in raising the additional debt or equity capital or that we can do so on terms that will be acceptable to us.

CRITICAL ACCOUNTING POLICIES
----------------------------

We have identified the policies below as critical to our business operations and the understanding of our results of operations. The impact and any associated risks related to these policies on our business operations is discussed throughout Management's Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 1 in the Notes to the Consolidated Financial Statements in "Item 8 -- Financial Statements." Note that our preparation of this Annual Report on Form 10-K requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

ALLOWANCE FOR DOUBTFUL ACCOUNTS. The determination of the collectibility of amounts due from our customers requires us to use estimates and make judgments regarding future events and trends, including monitoring our customer payment history and current credit worthiness to determine that collectibilty is reasonably assured, as well as consideration of the overall business climate in which our customers operate. Inherently, those uncertainties require us to make frequent judgments and estimates regarding our customers' ability to pay amounts due us in order to determine the appropriate amount of valuation allowances required for doubtful accounts. Provisions for doubtful accounts are recorded when it becomes evident that the customers will not be able to make the required payments at either contractual due dates or in the future. Over the past two years, reserves for doubtful accounts, as a percentage of total accounts receivable before reserves, have ranged from 1% to 2%. At December 31, 2003 and 2002, reserves for doubtful accounts totaled $168,000, or 2%, and $32,000, or 1% of total accounts receivable before reserves, respectively. We believe that our reserve for doubtful accounts is adequate to cover anticipated losses under current conditions; however, uncertainties regarding changes in the financial condition of our customers, either adverse or positive, could impact the amount and timing of any additional provisions for doubtful accounts that may be required.

REVENUE RECOGNITION. Our revenue recognition policy is significant because our revenue is a key component of our results of operations. In addition, our revenue recognition policy determines the timing of certain expenses, such as commissions. We follow very specific and detailed guidelines in measuring revenue. Revenue results are difficult to predict, and any shortfall in revenue or delay in recognizing revenue could cause our operating results to vary significantly from quarter to quarter and could result in future operating losses. Revenues are recognized by the Company and its subsidiaries as services are rendered, pricing is fixed or determinable, and collection is reasonably assured. The Securities and Exchange Commission's (SEC) Staff Accounting Bulletin (SAB) No. 104, REVENUE RECOGNITION IN FINANCIAL STATEMENTS, provides guidance on the SEC staff's views on application of generally accepted accounting principles to selected revenue recognition issues. Our revenue recognition policy is in accordance with generally accepted accounting principles and SAB No. 104.

IMPAIRMENT OF LONG-LIVED ASSETS. Long-lived assets, which include property, plant and equipment, goodwill and other intangibles, comprise a significant amount of the Company's total assets. The Company makes judgments and estimates in conjunction with the carrying value of these assets, including amounts to be capitalized, depreciation and amortization methods and useful lives. Additionally, the carrying values of these assets are reviewed for impairment or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. An impairment loss is recorded in the period in which it is determined that the carrying amount is not recoverable. This requires the Company to make long-term forecasts of its future revenues and costs related to the assets subject to review. These forecasts require assumptions about demand for the Company's products and services, future market conditions and technological developments. Significant and unanticipated changes to these assumptions could require a provision for impairment in a future period.

GOODWILL AND OTHER INTANGIBLES. The Company has recorded approximately $7,661,000 of goodwill and $2,290,000 of other identifiable intangible assets. The Company performs purchase price allocations to intangible assets when it makes a business combination. Business combinations and purchase price allocations have been consummated for purchase of the Mountain Air, Strata and Jens' operating segments. The excess of the purchase price after allocation of fair values to tangible assets is allocated to identifiable intangibles and thereafter to goodwill. Subsequently, the Company has performed its initial impairment tests and annual impairment tests in accordance with Financial Accounting Standards Board No. 141, BUSINESS COMBINATIONS, and Financial Accounting Standards Board No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. These initial valuations required the use of third-party valuation experts who in turn developed assumptions to value the carrying amount of the individual reporting units. Significant and unanticipated changes to these assumptions could require a provision for impairment in future periods.

STOCK BASED COMPENSATION. The Company accounts for its stock-based compensation using Accounting Principles Board's Opinion No. 25 ("APB No. 25"). Under APB No. 25, compensation expense is recognized for stock options with an exercise price that is less than the market price on the grant date of the option. For stock options with exercise prices at or above the market value of the stock on the grant date, the Company adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"). The Company has adopted the disclosure-only provisions of SFAS 123 for the stock options granted to the employees and directors of the Company. Accordingly, no compensation cost has been recognized for these options. Many equity instrument transactions are valued based on pricing models such as Black-Scholes, which require judgments by management. Values for such transactions can vary widely and are often material to the financial statements.

Quantitative and Qualitative Disclosure About Market Risk.
----------------------------------------------------------
We are exposed to market risk primarily from changes in interest rates and foreign currency exchange risks.

           INTEREST RATE RISK.

Fluctuations in the general level of interest rates on our current and future fixed and variable rate debt obligations expose us to market risk. We are vulnerable to significant fluctuations in interest rates on our variable rate debt and on any future repricing or refinancing of our fixed rate debt and on future debt.

At August 31, 2004, we were exposed to interest rate fluctuations on approximately $14.8 million of notes payable and bank credit facility borrowings carrying variable interest rates. A hypothetical one hundred basis point increase in interest rates for these notes payable would increase our annual interest expense by approximately $148,000. Due to the uncertainty of fluctuations in interest rates and the specific actions that might be taken by us to mitigate the impact of such fluctuations and their possible effects, the foregoing sensitivity analysis assumes no changes in our financial structure.

We have also been subject to interest rate market risk for short-term invested cash and cash equivalents. The principal of such invested funds would not be subject to fluctuating value because of their highly liquid short-term nature. As of August 31, 2004, we had $9.6 million invested in short-term maturing investments.

         FOREIGN CURRENCY EXCHANGE RATE RISK.

We conduct business in Mexico through our Mexican partner, Matyep. This business exposes us to foreign exchange risk. To control this risk, we provide for payment in U.S. dollars. However, we have historically provided our partner a discount upon payment equal to 50% of any loss suffered by our partner as a result of devaluation of the Mexican peso between the date of invoicing and the date of payment. During 2003 and 2002 the discounts have not exceeded $10,000 per year.

                             BUSINESS AND PROPERTIES

We are engaged in the business of providing oilfield services and equipment to meet the drilling and related needs of oil and gas exploration and development companies in the southwest United States and the Gulf of Mexico. We currently operate in three sectors of the oilfield service industry: the casing and tubing sector; the directional drilling sector; and the compressed air drilling sector. Currently, we receive 80% to 85% of our revenues from natural gas drilling services and the balance from oil drilling services; however, most of our services can be utilized for either activity.

We believe that consolidation among large oilfield service providers has created an opportunity for us to compete effectively in certain niche markets that are under-served by large service and equipment companies. At the same time, producers are favoring suppliers that provide a comprehensive package of products and services, which allows us to compete effectively with smaller competitors currently providing a significant portion of the services in this industry.

Our strategy is based on broadening the geographic scope of our products and services primarily within two areas of the oilfield services and equipment industry: casing and tubing handling services and equipment and drilling services. We intend to implement this growth strategy through internal expansion and the acquisition of companies operating within these segments. We intend to identify and acquire companies with significant management and field expertise, strong client relationships and high quality products and services. As discussed under "Risk Factors" included elsewhere herein, there can be no assurance that we will be able to complete any further acquisitions.

Our compressed air drilling, directional drilling and casing and tubing businesses had revenues of approximately $6.7 million, $16.0 million and $10.0 million, respectively, during the year ended December 31, 2003.

See Note 16 to our consolidated financial statements included elsewhere herein for information regarding the revenues, income from operations and assets of each or our segments.

We were incorporated in 1913 under Delaware law. We reorganized in bankruptcy in 1988, and sold all of our major businesses. In May 2001, we consummated a merger in which we acquired OilQuip Rentals, Inc. and its wholly-owned subsidiary, Mountain Compressed Air, Inc. In February 2002, we acquired approximately 81% of the capital stock of Jens' Oilfield Service, Inc. and substantially all of the capital stock of Strata Directional Technology, Inc. In December 2001, we sold Houston Dynamic Services, Inc., our last pre-bankruptcy business. In July 2003, we entered into a limited liability company operating agreement with a division of M-I L.L.C., a joint venture between Smith International and Schlumberger N.V., to form a Texas limited liability company named AirComp LLC. We own 55% and M-I owns 45% of AirComp. As a result of these transactions, our prior results for each of the casing and tubing sector, the directional drilling sector and the air drilling sector may not be indicative of current or future operations of those sectors.

INDUSTRY OVERVIEW
-----------------

Oil and natural gas producers tend to focus on their core competencies on identifying reserves, which has resulted in the extensive outsourcing of drilling and service functions. The use of service companies allows gas companies to avoid the capital and maintenance costs of the equipment in what is already a capital intensive industry. As drilling becomes increasingly more technical and costly, exploration and production companies are increasingly demanding higher quality equipment and service from equipment and service providers. We believe that:

         o oil and gas exploration and production companies are currently consolidating their supplier base to streamline their purchasing operations and generate economies of scale by purchasing from just a few suppliers.
         o Producers are favoring larger suppliers that provide a comprehensive list of products and services.
         o Companies that can meet customer's demands will continue to earn new and repeat business.
         o Many businesses in the highly fragmented oilfield industry lack sufficient size (many businesses generate annual revenues of less than $15 million), lack depth of management (many businesses are family-owned and managed) and have less sophisticated service and control capabilities.

         o We can offer customers crucial advantages over our smaller competitors.
         o Opportunities exist to acquire these competing businesses and successfully integrate and enhance their operations within our operating structure.
         o Consolidation among larger oilfield service providers has created an opportunity for us to compete effectively in certain niche markets which are under-served by the large oilfield service and equipment companies and in which we can provide better products and services than the smaller competitors currently providing a significant portion of the services in this industry.

Our strategy is based on broadening the geographic scope of our products and services primarily within two areas of the oilfield services and equipment industry: casing and tubing handling services and equipment and drilling services. We intend to implement this growth strategy through internal expansion and the acquisition of companies operating within these segments. We intend to seek to identify and acquire companies with significant management and field expertise, strong client relationships and high quality products and services. With typically less than $15 million in revenues, each target company is likely to have limited financial resources for expansion and few exit alternatives for the owners. As discussed under "Risk Factors" included elsewhere herein, there can be no assurance that we will be able to complete any further acquisitions.

DESCRIPTION OF BUSINESSES
-------------------------

CASING SERVICES
---------------

We supply specialized equipment and trained operators to install casing and tubing, change out drill pipe and retrieve production tubing for both onshore and offshore drilling and workover operations, which we refer to as casing and tubing services. Most wells drilled for oil and natural gas require some form of casing and tubing to be installed in the completion phase of a well.

We have an extensive inventory of specialized equipment consisting of casing tongs and laydown machines in various sizes, powered by diesel motors and driven by hydraulic pumps. Non-powered equipment consists of elevators, slips, links and protectors. We also maintain a fleet of other revenue generating equipment such as forklifts and delivery trucks that transport our various rental equipment and transfer the customers' casing from truck to pipe rack. We charge customers for tong trucks, laydown trucks and personnel on hourly basis portal to portal and rental equipment on a daily basis portal to portal. The customer is liable for damaged or lost equipment.

We currently provide casing and tubing services primarily to areas in South Texas and Mexico. Although there are two large companies, Frank's Casing Crew and Rental Tools Inc. and Weatherford International Inc. ("Weatherford"), which have a substantial portion of the casing and tubing crew market, that market remains highly competitive and fragmented with at least 30 casing and tubing crew companies working in the U.S. We believe that we have several competitive advantages including:

         o    A well-established, loyal customer base in South Texas and Mexico;
         o    An management team with over 15 years of service experience;
         o    An extensive inventory of specialized equipment;
         o    A reputation for customer responsiveness;
         o Substantial experience in South Texas, primarily a natural gas market; and
         o An excellent relationship with our Mexican partner, which enables us to access the Mexican market.

We believe that through geographic expansion, we can optimize the utilization of both our equipment and personnel by accessing additional niche markets underserved by the larger oilfield service companies in the U.S. and Mexico.

We provide services in Mexico through a significant Mexican customer, Materiales y Equipo Petroleo, S.A. de C.V., which we refer to as Matyep, in VillaHermosa, Reynosa, VeraCruz and Ciudad del Carmen, Mexico. These services are provided primarily to offshore drilling operations. We provide substantially all of the necessary equipment and Matyep provides all personnel, repairs, maintenance, insurance and supervision for provision of the casing and tubing crew and torque turn service. In addition, Matyep is responsible for the preparation of billing invoices, collection of receivables and the import and export of equipment. The joint venture provides services solely for Petroleos Mexicanos, known as Pemex. Bidding protocol for Pemex requires that service providers with Mexican ownership like Matyep be awarded contracts in preference to other service providers as long as they are competitive. A change in this protocol could have a material adverse effect on us. We have approximately $8.0 million of equipment in Mexico, and have operated profitably in Mexico since 1997.

Services to offshore drilling operations in Mexico are seasonal, and operations are generally reduced during the first quarter of each calendar year due to weather conditions.

Matyep is responsible for payment to us, even if it is unable to collect payment on a timely basis, though in the past our receipt of payments has been delayed for significant periods of time by failure of Pemex to pay amounts due Matyep on a timely basis. Our primary competitors in Mexico are South American enterprises and Weatherford, both of which provide similar products and services.

For the years ended December 31, 2003 and 2002, our Mexico operations accounted for approximately $3.3 million and $2.7 million, respectively, of our revenues, and the loss of Pemex as a customer would have a material adverse effect on our business. We provide extended payment terms to Matyep and maintain a high account receivable balance due to these terms. The account receivable balance reached a maximum of approximately $1.6 million during 2003 and was $1.4 million at December 31, 2003. Jens' has been providing services to Pemex in partnership with Matyep since 1997 and has never experienced a default in payment; however a default on these receivables could have a material adverse effect.

The following table details revenues of our casing and tubing services segment by class for the year ended December 31, 2003 and from February 2002 through December 31, 2002 (in thousands).


                                                             February 2002 through
      Revenues by class:      December 31, 2003   Percentage    December 31, 2002      Percentage
      ------------------      -----------------   ----------    -----------------      ----------

      Laydown machines            $   2,426         24.2%           $  2,136              27.4%
      Casing installation             3,829         38.1%              2,849              36.5%
      Mexico operations               3,729         37.2%              2,696              34.6%
      Other                              53           .5%                115               1.5%
                                 -----------      -------           ---------          ----------

      Total revenues              $  10,037        100.0%           $  7,796             100.0%
                                  ==========                        =========


Historically, we have sought to purchase equipment for our casing and tubing at auction or on an opportunistic basis; however, there is currently a shortage of casing and tubing equipment, which is available new from four suppliers. We believe there is a six to eight month backlog on orders to these suppliers. However, we currently own sufficient equipment for projected operations over the next 12 months, and believe the shortage of equipment will result in increased demand for our services.

Our casing and tubing sector is not materially dependent upon the ownership of any patents, trademarks, franchises or other concessions.

DIRECTIONAL DRILLING SERVICES
-----------------------------

We provide directional, horizontal and measure while drilling, services to oil and gas companies operating both onshore and offshore in Texas and Louisiana. We refer to these as directional drilling services. Management believes there are several advantages to horizontal and directional drilling services including:

         o    Improvement of total cumulative recoverable reserves
         o Improved reservoir production performance beyond conventional vertical wells
         o    Reduction of the number of field development wells
         o    Reduction of water and gas coning problems

We provide specialized directional drilling services in niche markets, including the Austin Chalk, where specialized, technically focused applications are necessary. Our teams of experienced personnel utilizing state of the art tools provide services including well planning and engineering to meet drilling performance and geological or reservoir targets set by the customer, directional drilling tool configuration, well site directional drilling supervision and guidance, new well and reentry drilling, steerable drilling and log while drilling services.

There are three major directional drilling companies, Schlumberger, Halliburton and Baker Hughes, that market both worldwide and in the U.S., as well as numerous small regional players, including us. There are believed to be at least 50 regional directional and horizontal drilling companies operating in the U.S. Management estimates that the regional market companies account for approximately 15% of the domestic market.

The following table details of our horizontal and directional drilling segment's revenues by class for the year ended December 31, 2003 and from February 2002 through December 31, 2002 (in thousands).

                                Year Ended                    February 2002 through
      Revenues by class:      December 31, 2003   Percentage    December 31, 2002      Percentage
      ------------------      -----------------   ----------    -----------------      ----------

      Drilling operations        $   13,188          82.4%          $  4,477              68.6%
      Other                           2,820          17.6%             2,052              31.4%
                                 -----------       -------          ---------          ----------

      Total revenues             $   16,008         100.0%          $  6,529             100.0%
                                 ===========                        =========

We have only a single supplier for most or all of each type of equipment we use (down hole motors, tubing, and measure while drilling and log while drilling equipment). However, we believe that other suppliers of such equipment are available. We have entered into preferred leasing agreements with our current suppliers, which are intended to assure the availability of equipment through 2006 for tubing, MWD and LWD equipment. We have an indefinite contract with our supplier of down hole motors.

Our directional drilling sector is not materially dependent upon the ownership of any patents, trademarks, franchises or other concessions.

COMPRESSED AIR DRILLING SERVICES
--------------------------------

AirComp LLC, our joint venture with M-1, is the world's second largest provider of compressed air and related products and services for the compressed air drilling, workover, completion and transmission segments of the oil, gas and geothermal industries which we refer to as compressed air drilling services. We believe compressed air products and services represent more than 10% of an overall $750-$900 million under balanced drilling operations market.

Compressed air drilling services include the following products and services:

         o    Engineering Services
         o    Compressed Air
         o    Nitrogen (Membrane Separators, Cyrogenic, etc.)
         o Chemicals (Foamers, Defoamers, Polymers, Shale Stabilizers, Corrosion Inhibitors, etc.)
         o    Specialized Bits
         o    Hammers and other Downhole Tools
         o    Surface Blow-Out Prevention Equipment
         o    Multi-Phase Separation Equipment

We provide engineering services, compressed air and chemicals. These products and services can be used exclusive of the other under balanced components in traditional compressed air, mist and foam drilling applications or as part of a more sophisticated under balanced drilling operations package employing most or all of the elements listed above.

We provide compressed air drilling services primarily in Eastern Oklahoma, North Texas, West Texas, throughout the Rocky Mountains and California. Our operations offices are in Fort Stockton, Texas; Farmington, New Mexico; Grand Junction, Colorado; and Healdsburg, California. Our compressed air drilling services operations are headquartered in Houston, Texas, with a sales and technical support office in Denver, Colorado. We believe that our operational facilities are well located for quick logistical response to customer needs.

We are recognized in the compressed air drilling markets for providing superior compressed air equipment, chemicals and personnel for under balanced drilling. These operations include compressed air, mist, foam and aerated mud drilling, completion and workover as well as pipeline testing and commissioning. We have a combined fleet of over 80 compressors and boosters including:

         o    Gardner-Denver two-stage reciprocating compressors (35)
         o    Clark four stage reciprocating compressors (15)
         o    GHH-Rand three stage screw compressors (12)
         o    IR four stage screw compressors (3)
         o    MDY two stage booster (15)
         o    Ariel two stage booster (4)

This broad and diversified product line enables us to compete in the under balanced drilling market with an equipment package engineered and customized to specifically meet customer requirements. All the revenues from our compressed air drilling services are derived from the rental of equipment and personnel.

In addition to the oil and gas industry, we are a world leader in providing specialized compressed air equipment and experienced personnel in geothermal applications. Geothermal activities involving compressed air compression are concentrated in California.

Our largest competitor for compressed air drilling services is Weatherford International. Weatherford focuses on large projects, but also competes in the more common compressed air, mist, foam and aerated mud drilling applications. Other competition comes from smaller independently owned companies with a one-region only presence, e.g., Rocky Mountains only, West Texas only. We compete successfully with Weatherford and others through:

         o    Diversified fleet allowing customized packages
         o    Multi-region presence
         o    Highly experienced and effective personnel
         o    Customer relationships
         o Assistance of Sales Personnel from M-I and from other our companies.
         o Reputation of predecessor companies: M-I Air Drilling Services and Mountain Compressed Air, each of which had over a 30 year history of superior service

There is a continuing trend in the industry to drill, complete, and work over wells with under balanced drilling operations. Multi-component (complete package) under balanced drilling operations are found in the Middle East, Latin America, Western Canada and other areas. Under balanced drilling shortens the time required to drill a well, and enhances production by minimizing formation damage. The older, depleted, low permeability reservoirs in many areas of the Western United States are particularly good applications. We expect the market to continue to grow. Where possible, we purchase equipment from a number of suppliers and at auctions on an opportunistic basis for our compressed air drilling sector. The equipment provided by these suppliers is customized and often times overhauled in order to improve performance. In other instances, equipment must be made to order. As a result of purchasing the majority of its equipment at auction, we are not significantly dependent upon any one supplier for compressed air drilling equipment.

Our compressed air drilling sector is not materially dependent upon the ownership of any patents, trademarks, franchises or other concessions.

CYCLICAL NATURE OF EQUIPMENT RENTAL AND SERVICES INDUSTRY
---------------------------------------------------------

The oil and gas equipment rental and services industry is highly cyclical. The most critical factor in assessing the outlook for the industry is worldwide supply and demand for oil and natural gas (the supply and demand for oil and gas are generally correlative). The peaks and valleys of demand are further apart than those of many other cyclical industries. This is primarily a result of the industry being driven by commodity demand and corresponding price increases. As demand increases, producers raise their prices. The price escalation enables producers to increase their capital expenditures. The increased capital expenditures ultimately result in greater revenues and profits for services and equipment companies. The increased capital expenditures also ultimately result in greater production, which, historically, has resulted in reduced prices.

After experiencing a strong market throughout most of 2000 and the first half of 2001, the energy services industry experienced a significant drop-off due to lower demand for hydrocarbons (particularly natural gas), which we believe was largely a function of the U.S. recession, a warm winter and increased inventory levels. This trend continued for most of 2002; however, in the fourth quarter of 2002, the market experienced an increase in demand due to a colder than expected winter and decreased natural gas inventory levels. Demand for our services was strong throughout 2003 and management believes demand will remain strong throughout 2004 due to increased demand and declining production costs for natural gas as compared to other energy sources. Because of these market fundamentals for natural gas, management believes the long-term trend of activity in the oilfield services market is favorable; however, these factors could be more than offset by other developments affecting the worldwide supply and demand for oil and natural gas products.

COMPETITION
-----------

As discussed above, we experience significant competition in all areas of our business. Our top ten customers by segment accounted for $20.7 million, or 63%, and $9.3 million, or 52%, of revenues for the years ended December 31, 2003 and 2002, respectively. The top ten customers for the six month period July 1, 2003 through December 31, 2003 of our compressed air segment account for $3.9 million, or 86% of total revenues of our compressed air segment in 2003. In general, the markets in which we compete are highly fragmented, and a large number of companies offer services that overlap and are competitive with our services and products. We believe that the principal competitive factors are technical and mechanical capabilities, management experiences, past performance and price. While we have considerable experience, there are many other companies that have comparable skills. Many of our competitors are larger and have greater financial resources than we do.

BACKLOG
-------

We do not have a significant backlog of orders because our customers utilize our services on an as-needed basis without significant on-going commitments.

EMPLOYEES
---------

Our strategy is to acquire companies with strong management and to enter into long-term employment contracts with key employees in order to preserve customer relationships and assure continuity following acquisition. We believe we have good relations with our employees, none of whom are represented by a union. We actively train employees across various functions, which we believe is crucial to motivate our workforce and maximize efficiency. Employees showing a higher level of skill are trained on the more technically complex equipment and given greater responsibility. All employees are responsible for on-going quality assurance. At December 31, 2003, we had 195 employees.

INSURANCE
---------

We carry a variety of insurance for our operations, and are partially self-insured for certain claims in amounts that we believe to be customary and reasonable. However, there is a risk that our insurance may not be sufficient to cover any particular loss or that insurance may not cover all losses. Finally, insurance rates have in the past been subject to wide fluctuation, and changes in coverage could result in less coverage, increases in cost or higher deductibles and retentions.

FEDERAL REGULATIONS AND ENVIRONMENTAL MATTERS
---------------------------------------------

Our operations are subject to federal, state and local laws and regulations relating to the energy industry in general and the environment in particular. Environmental laws have in recent years become more stringent and have generally sought to impose greater liability on a larger number of potentially responsible parties. Because we provide services to companies producing oil and gas, which are toxic substances, we may become subject to claims relating to the release of such substances into the environment. While we are not currently aware of any situation involving an environmental claim that would likely have a material adverse effect on us, it is possible that an environmental claim could arise that could cause our business to suffer. We do not anticipate any material expenditures to comply with environmental regulations affecting our operations.

In addition to claims based on our current operations, we are from time to time subject to environmental claims relating to our activities prior to our bankruptcy in 1988 (See, "Legal Proceedings").

HOUSTON DYNAMIC SERVICE, INC.
-----------------------------

Houston Dynamic Service, Inc., which we sold on December 12, 2001, serviced and repaired various types of mechanical equipment, including compressors, pumps, turbines, engines and other machinery, providing repair, inspection, testing and other services for various industrial customers, including those in the petrochemical, chemical, refinery, utility, waste and waste treatment, minerals processing, power generation, pulp and paper and irrigation industries.

INTELLECTUAL PROPERTY RIGHTS
----------------------------

Except for our relationships with our customers and suppliers described above, we do not own any patents, trademarks, licenses, franchises or concessions which we believe are material to the success of our business. As part of our overall corporate strategy to focus on our core business of providing services to the oil and gas industry and to increase shareholder value, we are investigating the sale or license of our worldwide rights to trade names and logos for products and services outside the energy sector.

DESCRIPTION OF PROPERTIES
-------------------------

To support our compressed air drilling operations, we lease an approximate 6,000 square foot facility in Grand Junction, Colorado, which includes offices, shop and a warehouse; an approximate 10,000 square foot facility in Farmington, New Mexico, which includes offices, shop and a warehouse; a yard in Fort Stockton, Texas and a yard and facility in Healdsburg, California.

To support our casing and tubing operations, we own facilities located in Edinburg, Texas on approximately 8 acres. One building has approximately 5,000 square feet of office space, 5,000 square feet of additional expansion capacity and 2,500 square feet of storage capability. Additionally, there is a 10,000 square foot mechanical repair, tool storage and maintenance facility. In addition, we lease yards located in Victoria and Pearsall, Texas. The yard in Pearsall is owned by Jens Mortensen, our President and a director.

To support our directional drilling operations, we lease office space and a shop in Houston, Texas.

We maintain our principal executive offices in Houston, Texas.

LEGAL PROCEEDINGS
-----------------

On June 29, 1987, we filed for reorganization under Chapter 11 of the United States Bankruptcy Code. Our plan of reorganization was confirmed by the Bankruptcy Court after acceptance by our creditors and stockholders, and was consummated on December 2, 1988.

At confirmation of our plan of reorganization, the United States Bankruptcy Court approved the establishment of the A-C Reorganization Trust as the primary vehicle for distributions and the administration of claims under our plan of reorganization, two trust funds to service health care and life insurance programs for retired employees and a trust fund to process and liquidate future product liability claims. The trusts assumed responsibility for substantially all remaining cash distributions to be made to holders of claims and interests pursuant to our plan of reorganization. We were thereby discharged of all debts that arose before confirmation of our plan of reorganization.

We do not administer any of the aforementioned trusts and retain no responsibility for the assets transferred to or distributions to be made by such trusts pursuant to our plan of reorganization.

As part of our plan of reorganization, we settled U.S. Environmental Protection Agency ("EPA") claims for cleanup costs at all known sites where we were alleged to have disposed of hazardous waste. The EPA settlement included both past and future cleanup costs at these sites and released us of liability to other potentially responsible parties in connection with these specific sites. In addition, we negotiated settlements of various environmental claims asserted by certain state environmental protection agencies.

Subsequent to our bankruptcy reorganization, the EPA and state environmental protection agencies have in certain cases asserted we are liable for cleanup costs or fines in connection with several hazardous waste disposal sites containing products manufactured by us prior to consummation of the Plan of Reorganization. In each instance, we have taken the position that the cleanup cost or other liabilities related to these sites were discharged in the bankruptcy, and the cases have been disposed of without material cost. A number of Federal Courts of Appeal have issued rulings consistent with this position and based on such rulings we believe that we will continue to prevail in our position that our liability to the EPA and third parties for claims for environmental cleanup costs that had pre-petition triggers have been discharged. A number of claimants have asserted claims for environmental cleanup costs that had pre-petition triggers, and in each event, the A-C Reorganization Trust, under its mandate to provide Plan of Reorganization implementation services to us, has responded to such claims, generally, by informing claimants that our liabilities were discharged in the bankruptcy. Each of such claims has been disposed of without material cost. However, there can be no assurance that we will not be subject to environmental claims relating to pre-bankruptcy activities that would have a material, adverse effect on us.

The EPA and certain state agencies continue from time to time to request information in connection with various waste disposal sites containing products manufactured by us before consummation of the Plan of Reorganization that were disposed of by other parties. Although we have been discharged of liabilities with respect to hazardous waste sites, we are under a continuing obligation to provide information with respect to our products to federal and state agencies. The A-C Reorganization Trust, under its mandate to provide Plan of Reorganization implementation services to us, has responded to these informational requests because pre-bankruptcy activities are involved.

We have been advised that the A-C Reorganization Trust will be terminated and its assets distributed during 2004, and as a result we will assume the responsibility of responding to claimants and to the EPA and state agencies previously undertaken by the A-C Reorganization Trust. However, we have been advised by the A-C Reorganization Trust that its cost of providing these services has not been material in the past, and therefore we do not expect to incur material expenses as a result of responding to such requests. However, there can be no assurance that we will not be subject to environmental claims relating to pre-bankruptcy activities that would have a material, adverse effect on us.

We are named as a defendant from time to time in product liability lawsuits alleging personal injuries resulting from our activities prior to our reorganization involving asbestos. These claims are referred to and handled by a special products liability trust formed to be responsible for such claims in connection with our reorganization. As with environmental claims, we do not believe we are liable for product liability claims relating to our business prior to our bankruptcy; moreover, the products liability trust is defending all such claims. However, there can be no assurance that we will not be subject to material product liability claims in the future.

We are also subject to legal proceedings, claims and litigation arising in the ordinary course of business.


                                   MANAGEMENT

BOARD OF DIRECTORS

The following individuals serve on our Board for a term of one year and until their successors are elected and take office:

NAME                               AGE            DIRECTOR SINCE
----                               ---            --------------

David A. Groshoff                  32              October 1999
Munawar H. Hidayatallah            60                May 2001
John E. McConnaughy, Jr.           75                May 2004
Jens H. Mortensen, Jr.             51              February 2003
Robert E. Nederlander              71                May 1989
Saeed M. Sheikh                    68                May 2001
James W. Spann                     51              February 2002
Leonard Toboroff                   71                May 1989
Thomas O. Whitener, Jr.            57              February 2002
Christina E. Woods                 27               March 2004

David A. Groshoff has served as our director since October 1999. Mr. Groshoff has been employed by Pacholder Associates, Inc. since September 1997 and currently serves as Senior Vice President and Associate General Counsel. From November 1996 until September 1997, Mr. Groshoff was a practicing attorney. Mr. Groshoff serves on our Board on behalf of the Pension Benefit Guaranty Corporation, which has the right to appoint one director for so long as it holds 117,020 shares of our common stock. Mr. Groshoff is also a director of Atlas Minerals, Inc.

Munawar H. Hidayatallah has served as our Chairman of the board of directors and Chief Executive Officer since May 2001, and was President from May 2001 through February 2003. Mr. Hidayatallah was Chief Executive Officer of OilQuip Rentals, Inc., which merged with us in May 2001, from its formation in February 2000 until the date of the merger. From December 1994 until August 1999, Mr. Hidayatallah was the Chief Financial Officer and a director of IRI International, Inc., which was acquired by National Oilwell, Inc. in early 2000. IRI International, Inc. manufactured, sold and rented oilfield equipment to the oilfield and natural gas exploration and production sectors. From August 1999 until February 2000, Mr. Hidayatallah worked as a consultant to IRI International, Inc. and Riddell Sports Inc.

John E. McConnaughy, Jr. was appointed to our board of directors in May 2004. Mr. McConnaughy has served as Chairman and Chief Executive Officer of JEMC Corporation, a personal holding company, since he founded it in 1985. His career includes positions of management with Westinghouse Electric and the Singer Company, as well as service as a director of numerous public and private companies. In addition, he previously served as Chairman and Chief Executive Officer of Peabody International Corp. and Chairman and Chief Executive Officer of GEO International Corp. He retired from Peabody in February 1986 and GEO in October 1992. Mr. McConnaughy currently serves on the boards of five public companies (Wave Systems Corp., Mego Financial Corp., Riddell Sports, Inc., Levcor International, Inc., and DeVlieg Bullard, Inc.), and one private company (PetsChoice, Ltd.). He also serves on the Board of Trustees and Executive Committee of the Strang Cancer Prevention Center and as Chairman of the Board for the Harlem School of the Arts. Mr. McConnaughy holds a B.A. in Economics from Denison University, and an M.B.A. in Marketing and Finance from the Harvard Graduate School of Business Administration.

Mr. Jens H. Mortensen, Jr. has served as our director since February 2002 and as our President and Chief Operating Officer since February, 2003. Mr. Mortensen formed and has served as President and Chief Executive Officer of Jens' Oilfield Service, Inc., one of our subsidiaries, since 1982 after having spent eight years in operations and sales positions with a South Texas casing and tubing crew operator. As sole stockholder and CEO of Jens', Mr. Mortensen grew Jens from its infancy to approximately $10.0 million of revenues in 2001. Mr. Mortensen's experience includes extensive knowledge of specialized equipment utilized to install the various strings of casing required to drill and complete oil and gas wells.

Robert E. Nederlander has served as our director since May 1989. Mr. Nederlander served as our Chairman of the board of directors from May 1989 to 1993, and as our Vice Chairman of the board of directors from 1993 to 1996. Mr. Nederlander has been a Director of Cendant Corp since December 1997 and Chairman of the Corporate Governance Committee of Cendant Corp. since 2002. Mr. Nederlander was a Director of HFS from July 1995 to December 1997. Since November 1981, Mr. Nederlander has been President and/or Director of the Nederlander Organization, Inc., owner and operator of legitimate theaters in the New York City. Since December 1998, Mr. Nederlander has been a managing partner of the Nederlander Company, LLC, operator of legitimate theaters outside the New York City. Mr. Nederlander was Chairman of the board of directors of Varsity Brands, Inc. (formerly Riddell Sports Inc.) from April 1988 to September 2003 and was the Chief Executive Officer of such corporation from 1988 through April 1, 1993. Mr. Nederlander has been a limited partner and a director of the New York Yankees since 1973. Mr. Nederlander has been President of Nederlander Television and Film Productions, Inc. since October 1985 and was Chairman of the board of directors and Chief Executive Officer of Mego Financial Corp. from January 1988 to January 2002. Mr. Nederlander was a director of Mego Mortgage Corp. from September 1996 until June 1998.

Saeed M. Sheikh has served as our director since May 2001. Since 1972 Mr. Sheikh has served as President and a director of Star Trading & Marine, Inc., a ship brokerage firm and international shipping agent.

James W. Spann has served as our director since February 2002. Mr. Spann was a founding partner and since May 1996 has served as Chief Investment Officer of Energy Spectrum Capital, the general partner of Energy Spectrum Partners LP, a private equity partnership focusing on the energy industry and our largest stockholder. Prior to 1996, Mr. Spann was a managing director of CIGNA Private Securities, the private debt and equity investment division of CIGNA Corporation, at which Mr. Spann oversaw a portfolio of private oil, chemical and gas securities totaling over $1.5 billion.

Leonard Toboroff has served as our director and Vice Chairman of the board of directors since May 1989 and served as our Executive Vice President from May 1989 until February 2002. Mr. Toboroff served as a director and Vice President of Varsity Brands, Inc. (formerly Riddell Sports Inc.) from April 1988 through October 2003, and is also a director of Engex Corp. Mr. Toboroff has been a practicing attorney continuously since 1961.

Thomas O. Whitener, Jr. has served as our director since February 1, 2002. Mr. Whitener is a founding partner of Energy Spectrum Capital and has been a partner since May 1996. Mr. Whitener has also served as a managing director of Energy Spectrum Advisors Inc., a financial advisory firm for energy companies, since October 1997. Mr. Whitener has been financing companies in the energy industry since 1974. From 1987 to 1996, Mr. Whitener was an investment banker with R. Reid Investments Inc. and Dean Witter Reynolds.

Christina E. Woods has served as our director since March 2004. Ms. Woods joined Energy Spectrum as an accountant in October 1999 and for the last four years has functioned as its Accounting Manager. As such, Ms. Woods managed all functions of accounting, including revenue recognition, expense recognition, accounts payable and accounts receivable. Ms. Woods also coordinates and supervises Energy Spectrum's audit and tax engagements, and has been the firm's primary contact for such engagements. Since October 2002, Ms. Woods has become actively involved in Energy Spectrum's private equity investment activities by assisting in strategic and due diligence analyses for potential investments and assisting with the monitoring and oversight of current investments. Ms. Woods received her Bachelor of Arts degree in 1999 and her Master of Business Administration in 2003 from the University of Texas at Dallas.

See "Principal Holders of Common Stock" for a description of a stockholders agreement pursuant to which six of our ten directors may be elected.

AUDIT COMMITTEE

We have an audit committee consisting of three directors, Mr. Spann, who serves as Chairman, and Messrs. Groshoff and McConnaughy. All of our directors our "independent" under applicable Securities and Exchange Commission rules regarding audit committee membership. Mr. Spann was appointed as Chairman of the Audit Committee in February 2002 and Ms. Woods was appointed to the Audit Committee in March 2004. The Board has determined that Mr. Spann qualifies as an "audit committee financial expert" under applicable Securities and Exchange Commission rules and regulations governing the composition of the Audit Committee.

The Audit Committee assists the board of directors in fulfilling its oversight responsibility by overseeing (i) the conduct of our accounting and financial reporting process and the integrity of the financial statements that will be provided to stockholders and others; (ii) the functioning of our systems of internal accounting and financial controls; and (iii) the engagement, compensation, performance, qualifications and independence of our independent auditors.

The Audit Committee meets privately with the independent auditors, and the independent auditors have unrestricted access and report directly to the Audit Committee. The Audit Committee also has unrestricted access to the independent auditors and all of our personnel. The Audit Committee has selected Gordon Hughes and Banks LLP as our independent auditors for the fiscal year ending December 31, 2004.

The Audit Committee held five meetings during 2003. The board of directors adopted a written Audit Committee charter in March 2002. The charter is reviewed annually and revised as appropriate.

NOMINATING COMMITTEE

We do not have a nominating committee. Six of the ten directors that serve on the board of directors are designated by stockholders under the stockholders agreement described in "Principal Holders of Common Stock. The entire board of directors identifies nominees for the remaining positions by first evaluating the current members of the board of directors willing to continue in service. Current members of the board of directors with the skills and experience that are relevant to our business, and who are willing to continue in service, are considered first for re-nomination.

INFORMATION REGARDING EXECUTIVE OFFICERS

The names of our current executive officers, and certain information about them, are set forth below. Subject to the terms of the written employment agreement described below, our officers serve at the will of our board of directors.

NAME                                  AGE                                       POSITION

Munawar H. Hidayatallah                60          Munawar H. Hidayatallah has served as our Chairman of the board of directors and Chief Executive Officer since May 2001, and was President from May 2001 through February 2003.  Mr. Hidayatallah was Chief
                                                   Executive Officer of OilQuip Rentals, Inc., which merged with us in May
                                                   2001, from its formation in February 2000 until the date of the merger.
                                                   From December 1994 until August 1999, Mr. Hidayatallah was the Chief
                                                   Financial Officer and a director of IRI International, Inc., which was acquired by National Oilwell, Inc. in early 2000.  IRI International,
                                                   Inc. manufactured, sold and rented oilfield equipment to the oilfield and natural gas exploration and production sectors.  From August 1999 until
                                                   February 2000, Mr. Hidayatallah worked as a consultant to IRI
                                                   International, Inc. and Riddell Sports Inc.

Jens H. Mortensen, Jr.                 51          Mr. Jens H. Mortensen, Jr. has served as our director since February 2002 and as our President and Chief Operating Officer since February 2003.
                                                   Mr. Mortensen formed and has served as President and Chief Executive
                                                   Officer of Jens' Oilfield Service, Inc., one of our subsidiaries, since
                                                   1982 after having spent eight years in operations and sales positions with a South Texas casing and tubing crew operator.  As sole stockholder and CEO of Jens', Mr. Mortensen grew Jens from its infancy to approximately $10.0 million of revenues in 2001.  Mr. Mortensen's experience includes extensive knowledge of specialized equipment utilized to install the various strings of casing required to drill and complete oil and gas wells.

Victor M. Perez                        51          Mr. Perez became our Chief Financial Officer in August 2004. From July
                                                   2003 to July 2004 Mr. Perez was a private consultant engaged in corporate and international finance advisory. Mr. Perez was formerly Vice President and Chief Financial Officer of Trico Marine Services, Inc. a marine transportation company serving the offshore energy industry from February
                                                   1995 to June 2003.  Mr. Perez was Vice President of Corporate Finance
                                                   with Offshore Pipelines, Inc., an oilfield marine construction company, from October 1990 to January 1995 when that company merged with a subsidiary of McDermott International. Mr. Perez also has 15 years experience in international and energy banking.

Todd C. Seward                         42          Mr. Seward has served as our Chief Accounting Officer since September
                                                   2002 and from October 2001 through September 2002 served as our Corporate
                                                   Controller.  Mr. Seward has served as Secretary since May 2004.  From
                                                   February 2000 to October 2001, Mr. Seward was an Executive Accounting
                                                   Consultant where he served as a Regional Controller for Cemex, the world's third largest cement company.  From February 1997 until February
                                                   2000, Mr. Seward served as Director of Finance for APS Holdings, Inc., a
                                                   $750 million consumer branded auto parts distributor and reseller.   Mr.
                                                   Seward has 16 years of experience in all aspects of accounting, financial and treasury management.  He possesses an extensive background in
                                                   Securities and Exchange Commission reporting including IPO's and GAAP.


                                       42

Terrence P. Keane                      52          Terrence P. Keane has served as President and Chief Executive Officer of
                                                   AirComp, LLC since its formation on July 1, 2003, and served as a consultant to M-I, LLC in the area of compressed air drilling from July
                                                   2002 until June 2003.  From March, 1999 until June 2002, Mr. Keane served as Vice President and General Manager - Exploration, Production and
                                                   Processing Services for Gas Technology Institute where Mr. Keane was responsible for all sales, marketing, operations and research and development of the exploration, production and processing business unit.
                                                   For more than ten years prior to joining the Gas Technology Institute,
                                                   Mr. Keane had various positions with Smith International, Inc., Houston
                                                   Texas, most recently in the position of Vice President Worldwide
                                                   Operations and Sales for Smith Tool.

David Wilde                            48          David Wilde has served as President and Chief Executive Officer of Strata since October 2003 and served as Strata's President and Chief Operating
                                                   Officer from July 2003 until October 2003. From February of 2002 until
                                                   July 2003 Mr. Wilde was our Executive Vice President of Sales and
                                                   Marketing. From May 1999 until February 2002, Mr. Wilde served as Sales and Operations Manager of Strata's Gulf Coast Division. From March 1998
                                                   until May 1999 Mr. Wilde was Sales Manager at Strata. Mr. Wilde has more than 25 years experience in the drilling sector of the oil service industry and 21 years experience in the directional and horizontal drilling and rental tool business.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid or awarded by us in 2003, 2002 and 2001 to all persons who served as executive officers during 2003 who received more than $100,000 in salary and bonus compensation during 2003 (the "named executive officers").

                                                      Annual Compensation            Long Term Compensation Awards

                                                                                                            Securities
Name and                                                                               Other Annual         Underlying
Principal Position                     YEAR         SALARY ($)           Bonus ($)     Compensation (1)     Options (#)
------------------                     ----         ----------           ---------     ----------------     -----------
Munawar H. Hidayatallah,               2003         $300,000(2)          $81,775       $3,000               400,000
President, Chairman &                  2002         $294,666(3)          $143,000      $0                   0
Chief Executive Officer of             2001         $240,635(4)          $77,000       $0                   0
Allis-Chalmers

Jens H. Mortensen, Jr.,                2003         $150,000             $0            $1,500               100,000
President and Chief Operating          2002         $137,500             $0            $0                   0
Officer of Allis-Chalmers,             2001         $0                   $0            $0                   0
President and Chief
Executive Officer of Jens' (5)

                                       2003         $187,626             $30,000       $1,876               100,000
David Wilde                            2002         $146,393             $0            $0                   0
President and Chief                    2001         $0                   $0            $0                   0
Executive Officer of Strata (6)
                                       2003         $123,192             $40,000       $1,232                 30,000
Todd C. Seward                         2002         $35,000              $0            $0                   0
Chief Accounting Officer of            2001         $0                   $0            $0                   0
Allis-Chalmers


(1) Represents contributions to officer 401K plans. We match contributions made by all employees up to a maximum 1% of each employee's salary.
(2)  Of this amount, $60,000 was deferred and not paid during 2003.
(3)  Of this amount, $65,000 was deferred and not paid during 2002.
(4)  This entire amount was deferred and paid to Mr. Hidayatallah in 2002.
(5) Mr. Mortensen served as President of Jens' since we acquired Jens' in February 2002 and as such has been considered one of our executive officers; in February 2003 Mr. Mortensen was named our President and Chief Operating Officer.
(6) We consider Mr. Wilde to be one of our executive officers because he is President and Chief Executive Officer of Strata, one of our subsidiaries.

OPTION GRANTS IN LAST FISCAL YEAR

The following table provides information concerning stock options granted to the named executive officers during 2003. All the grants were options to purchase shares of common stock and were made under our 2003 Stock Incentive Plan. No stock appreciation rights were granted during 2003. No options were exercised during 2003.

                                                                            POTENTIAL REALIZABLE VALUE AT
                                                                            ASSUMED ANNUAL RATES OF STOCK
                         INDIVIDUAL GRANTS                              PRICE APPRECIATION FOR OPTION TERMS(3)

                           NUMBER OF   % OF TOTAL
                          SECURITIES    OPTIONS     EXERCISE
                          UNDERLYING   GRANTED TO    PRICE     EXPIRATION
             NAME           OPTIONS    EMPLOYEES   PER SHARE      DATE           5%($)        10%($)
                           GRANTED(1)   IN 2003    ($/SH)(2)
Munawar H. Hidayatallah    400,000       46.3%       $ 2.75    12/15/2013      $ 691,784    $ 1,753,117
Jens H. Mortensen, Jr.     100,000       11.6%       $ 2.75    12/15/2013      $ 172,946    $   438,279
David Wilde                100,000       11.6%       $ 2.75    12/15/2013      $ 172,946    $   438,279
Todd C. Seward              30,000        3.5%       $ 2.75    12/15/2013      $  51,884    $   131,484

(1) All options vest and become exercisable in three equal installments, one of which vested upon the issuance of the options and one of which will vest upon each of the first and second anniversaries of the date of grant of option, provided that all options will become fully exercisable upon the occurrence of a change of control (as defined in the 2003 Stock Incentive
     Plan).

(2) The exercise price for these options was equal to the fair market value of the common stock on December 16, 2003, the date of grant. The exercise price may be paid in cash or in shares of common stock valued at the fair market value on the exercise date.

(3) The 5% and 10% assumed rates of appreciation are prescribed by the rules and regulations of the Securities and Exchange Commission and do not represent our estimate or projection of the future trading prices of our common stock. The calculations assume annual compounding and continued retention of the options or the underlying common stock by the optionee for the full option term of ten years. Unless the market price of the common stock actually appreciates over the option term, no value will be realized by the optionee from these option grants. Actual gains, if any, on stock option exercises are dependent on numerous factors, including, without limitation, the future performance, overall business and market conditions, and the optionee's continued employment throughout the entire vesting period and option term, which factors are not reflected in this table.

                           2003 YEAR-END OPTION VALUES

The following table sets forth, for the named executive officers, information with respect to unexercised options and year-end option values, in each case with respect to options to purchase shares of our common stock.

                                                                                Potential Realizable Value at
                                            Number of Securities                     Value of Unexercised
                                           Underlying Unexercised                        In-the-Money
                                               Options/SARSs                             Options/SARs
                                           At Fiscal Year-End (#)                 At Fiscal Year-End ($)(1)

------------------------------------ ---------------- ------------------ ---------------------- ----------------------
Name                                 Exercisable      Unexercisable      Exercisable            Unexercisable
------------------------------------ ---------------- ------------------ ---------------------- ----------------------
Munawar H. Hidayatallah               666,667          266,667                     $0                     $0
------------------------------------ ---------------- ------------------ ---------------------- ----------------------
Jens H. Mortensen, Jr.                166,667           66,667                     $0                     $0
------------------------------------ ---------------- ------------------ ---------------------- ----------------------
David Wilde                           166,667           66,667                     $0                     $0
------------------------------------ ---------------- ------------------ ---------------------- ----------------------
Todd C. Seward                         50,000           16,667                     $0                     $0
------------------------------------ ---------------- ------------------ ---------------------- ----------------------

 (1) Based on a value of $2.60 per share, the closing price per share on the OTC Bulletin Board on December 31, 2003.

EMPLOYMENT AGREEMENTS WITH MANAGEMENT

Munawar H. Hidayatallah serves as our Chairman and Chief Executive Officer pursuant to the terms of a three-year employment agreement dated as of April 1, 2004. Under the terms of the employment agreement, Mr. Hidayatallah receives an annual base salary of $350,000 subject to annual increase in the discretion of the board of directors. In addition, Mr. Hidayatallah is entitled to receive a bonus in an amount equal to 100% of his base salary if he meets certain strategic objectives specified in the agreement, and if he meets some but not all of such objectives may be granted a bonus as determined by the Compensation Committee of the board of directors. Mr. Hidayatallah received a signing bonus of $230,000, but he will be required to return a pro rata portion of such bonus if his employment is terminated for any reason prior to April 1, 2007. In December 2003, we granted Mr. Hidayatallah options to acquire 400,000 shares of common stock at a purchase price of $2.75 per share. If Mr. Hidayatallah's employment is terminated by us for any reason other than "cause," as defined in Mr. Hidayatallah's employment agreement, or death or disability, or if Mr. Hidayatallah is "Constructively Terminated," as defined in the agreement (which definition includes a change in control of us if Mr. Hidayatallah does not continue employment with us or its successor), then he is entitled to receive his then current salary for the entire term of his contract, reduced by any amounts he earns for services during the severance period. Pursuant to the agreement, we also maintains a term life insurance policy in the amount of $2,500,000 the proceeds of which would be used to repurchase shares of our common stock from Mr. Hidayatallah's estate in the event of his death. The number of shares purchased will be determined based upon the fair market value of our common stock, as determined by a third party experienced in valuations of this type, appointed by us. Mr. Hidayatallah also receives an annual guarantee fee equal to 0.25% of all loans guaranteed by Mr. Hidayatallah.

Jens H. Mortensen, Jr. serves as President of Jens' pursuant to the terms of a three-year employment agreement dated February 1, 2002. Under the terms of his agreement, Mr. Mortensen receives a salary of $150,000 that may not be reduced below such amount. If Mr. Mortensen's agreement is terminated by us for any reason other than "cause," as defined in Mr. Mortensen's agreement, or death or disability, then he is immediately entitled to receive all amounts due through the term of his agreement. Mr. Mortensen also serves as our President and Chief Operating Officer, but does not receive additional compensation for such services.

David Wilde serves as President and Chief Executive Officer of Strata pursuant to the terms of a three-year employment agreement dated as of April 1, 2004. Under the terms of the employment agreement, Mr. Wilde receives an annual base salary of $200,000 subject to annual review and potentially an increase by our Board. In addition, Mr. Wilde is entitled to receive a bonus in an amount equal to 5% of Strata's earnings before taxes, interest and depreciation provided that Strata meets designated minimum earnings targets and provided further that such bonus may not exceed 120% of Mr. Wilde's base salary. The bonus calculation is subject to adjustment in subsequent years and in the event of acquisitions or other extraordinary transactions. Mr. Wilde received a signing bonus of $75,000. In addition, in December 2003 we granted Mr. Wilde options to acquire 100,000 shares of common stock at a purchase price of $2.75 per share, and has in addition approved the grant to Mr. Wilde of options to purchase an additional 100,000 shares, which options have not yet been granted. If Mr. Wilde's employment is terminated by us for any reason other than "cause," as defined in Mr. Wilde's employment agreement, or death or disability, or if Mr. Wilde is "Constructively Terminated," as defined in the agreement (which definition includes a change in control with us if Mr. Wilde does not continue employment with us or its successor), then he is entitled to receive his then current salary for the entire term of his contract, reduced by any amounts he earns for services during the severance period.

Victor M. Perez serves as Chief Financial Officer pursuant to the terms of a three-year employment agreement dated as of July 26, 2004. Under the terms of the employment agreement, Mr. Perez receives an annual base salary of $240,000 subject to annual review and potentially an increase by our Board. In addition, Mr. Perez is entitled to receive a bonus in an amount equal to up to 50% of his base salary if he meets certain strategic objectives specified in his employment agreement. If Mr. Perez's employment is terminated by us for any reason other than "cause," as defined in his employment agreement, or death or disability, or if Mr. Perez is "Constructively Terminated," as defined in his employment agreement (which definition includes a change in control with us if Mr. Perez does not continue employment with us or its successor), then he is entitled to receive his then current salary for the lesser of one year or the balance of the term of his contract, reduced by any amounts he earns for services during the severance period. The Board of Directors has also approved the grant to Mr. Perez of options to purchase 50,000 shares at a purchase price equal to the market price of the common stock, which options have not yet been granted.

Terrence P. Keane, President and Chief Executive Officer of our subsidiary AirComp L.L.C., a Delaware limited liability company, is employed pursuant to an employment agreement dated July 1, 2003, which has a term of four years. Under the terms of this agreement, Mr. Keane is entitled to base salary of $144,000 and to a bonus of up to 90% of his base salary based upon AirComp meeting earnings targets established by AirComp's Management Committee. If Mr. Keane's employment is terminated by AirComp without cause or by Mr. Keane for good reason (as such terms are defined in the agreement), Mr. Keane will be entitled to receive his accrued bonus, if any, and to continue to receive salary and medical benefits for a period of six months. In addition, if a change in control (as defined in the agreement) occurs with respect to AirComp, and Mr. Keane does not accept employment with AirComp's successor, then Mr. Keane will be entitled to receive his accrued bonus, if any, to continue to receive salary for a period of 24 months, and to continue to receive medical benefits for a period of 12 months.

BOARD COMPENSATION

Our policy is to pay our non-employees directors a fee of $1,000 per quarter, plus an annual grant of options to purchase 5,000 shares of our common stock at an exercise price equal to the fair market value of the shares on the date of grant. However, because of restraints imposed by our lenders, we did not pay cash fees to our directors during 2002 or 2003. In lieu of such fees, in December 2003 we awarded each non-employee director 10,000 shares of our common stock as well as options to acquire an additional 10,000 shares of our common stock at an exercise price of $2.75 per share. In lieu of issuing such shares and options to directors serving as the designees of Energy Spectrum, we issued such shares and options directly to Energy Spectrum. Directors are also compensated for out of pocket travel expenses.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of our Board currently consists of Messrs. Sheikh and Whitener. Neither of these individuals has been our officer or employee at any time. No current executive officer has ever served as a member of the board of directors or compensation committee of any other entity (other than our subsidiaries) that has or has had one or more executive officers serving as a member of our Board or our Compensation Committee.

Mr. Whitener is a principal of Energy Spectrum, from whom we acquired Strata in February 2002, in consideration of 1,311,973 shares of our common stock, warrants to purchase an additional 262,500 shares of Company common stock at an exercise price of $0.75 per share and 3,500,000 shares of newly created Series A Preferred Stock. On April 2, 2002, Energy Spectrum converted all of its Series A Preferred Stock, including accrued dividend rights, into 1,718,090 shares of common stock (see "Transactions with Selling Stockholders and Other Related Parties"). Energy Spectrum, which is our largest stockholder, is a private equity fund headquartered in Dallas, Texas.


                        PRINCIPAL HOLDERS OF COMMON STOCK

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of September 9, 2004, calculated in accordance with the rules of the Securities and Exchange Commission, by (i) all persons known to beneficially own five percent or more of the our common stock, (ii) each director, (iii) the named executive officers and (iv) all current directors and executive officers as a group.

                                                                      Beneficial
                                                 Number of Shares     Ownership
                                                 Beneficially Owned   Percentage

Energy Spectrum (1)                                  7,730,740            62.0%
Munawar H. Hidayatallah  (2)                         7,730,740            62.0%
Colebrooke Investments, Inc.  (3)                      615,000            6.29%
Robert E. Nederlander (4)                            7,730,740            62.0%
Leonard Toboroff  (5)                                7,730,740            62.0%
Saeed Sheikh (6)                                     7,730,740            62.0%
James W. Spann (1)                                   7,730,740            62.0%
Christina Woods (1)                                  7,730,740            62.0%
Thomas O. Whitener, Jr. (1)                          7,730,740            62.0%
David Groshoff (7)                                     121,020             1.2%
Jens H. Mortensen, Jr. (8)                           7,730,740            62.0%
David Wilde (9)                                         33,333                *
Todd C. Seward (10)                                     10,000                *
Named Executive Officers as a group                  7,774,073            62.3%
(4 persons) (11)
All directors and executive officers as a group      7,895,093            63.3%
(11 persons) (12)
Palo Alto Investors (13)                             1,666,667            17.0%
Steve Emerson (14)                                     978,000            10.0%
* less than one percent
-----------

(1) Energy Spectrum includes Energy Spectrum Partners LP, a Delaware limited partnership, the principal business of which is investments, Energy Spectrum Capital LP ("Energy Spectrum Capital"), a Delaware limited partnership, the principal business of which is serving as the general partner of Energy Spectrum Partners LP, Energy Spectrum LLC ("Energy Spectrum LLC") a Texas limited liability company, the principal business of which is serving as the general partner of Energy Spectrum Capital, and Sidney L. Tassin, James W. Spann, James
P. Benson, Leland B. White and Thomas O. Whitener, Jr., executives and principals of the foregoing persons. The principal business address of each of the foregoing persons is 5956 Sherry Lane, Suite 900, Dallas, Texas 75225. Messrs. Tassin, Spann, Benson, White and Whitener are the members and managers of Energy Spectrum LLC, and Messrs. Tassin (President), Whitener (Chief Operating Officer) and Spann (Chief Investment Officer) are executive officers of Energy Spectrum LLC. Messrs. Whitener and Spann are principals of Energy Spectrum Partners LP's affiliates and the other persons listed above are also deemed to beneficially own the securities held of record by Energy Spectrum Partners LP. Energy Spectrum Partners LP is the record owner of 3,036,062 shares of our common stock, warrants to purchase 262,500 shares of common stock, and an option to purchase 6,000 shares of common stock. Energy Spectrum is also deemed to beneficially own 4,426,178 shares of common stock that are owned by (or that may be obtained within 60 days upon the exercise of options and warrants held
by) the other parties to the stockholders agreement described below. Under the rules of the Securities and Exchange Commission, all parties to the stockholders agreement may be deemed to beneficially own all common stock beneficially owned by each party to the stockholders agreement.

(2) Mr. Hidayatallah is the record owner of 875,000 shares of our common stock and options to purchase 400,000 shares of common stock, of which options to purchase 133,333 shares are exercisable within 60 days following the date of this report. In addition, Mr. Hidayatallah is deemed to beneficially own 6,722,407 shares of common stock that are owned by (or may be obtained within 60 days upon the exercise of options and warrants held by) the other parties to the stockholders agreement described below. Mr. Hidayatallah's address is 5075 Westheimer, Suite 890, Houston, Texas, 77056.

(3) Colebrooke Investments, Inc. is a limited company organized under the laws of Guernsey, whose address is LaPlaiderie House, St. Peter Port, Guernsey GY13DQ. No natural person controls Colebrooke, and none of our officers or directors has a financial interest in Colebrooke. The owner of all of Colebrooke's shares is Jupiter Trust, a Guernsey trust. The corporate trustee of Jupiter Trust is the Ansbacher Trust Company ("Ansbacher"), a Guernsey trust in which action is taken upon majority vote of such trust's three directors, Messrs. Robert Bannister and Phillip Retz and Ms. Rachel Whatley. Such directors have absolute discretion to take action and make investment decisions on behalf of Ansbacher and can be deemed to control Ansbacher, which has sole voting and dispository power over the shares of Colebrooke. There are no individual directors of Colebrooke; the corporate director for Colebrooke is Plaiderie Corporate Directors One Limited, a Guernsey Company ("Plaiderie"). Plaiderie is wholly-owned by Ansbacher Guernsey Limited ("Ansbacher Limited"), a controlled registered bank in Guernsey. The ultimate parent of Ansbacher Limited is First Rand Limited ("First Rand"), a publicly-owned company listed on the Johannesburg Stock Exchange. First Rand can be deemed to control Plaiderie.

(4) Includes (a) 276,529 shares of common stock owned directly by Mr. Nederlander or by RER Corp. or QEN Corp., corporations wholly-owned by Mr. Nederlander, (b) currently exercisable options and warrants to purchase 269,066 shares of common stock owned directly by Mr. Nederlander or RER Corp., and (c) 7,185,146 shares of common stock that are owned by (or may be obtained within 60 days upon the exercise of options and warrants held by) the other parties to the stockholders agreement described below. Mr. Nederlander's address is 1450 Broadway, Suite 2001, New York, NY 10018.

(5) Includes (a) 226,928 shares of common stock owned directly by Mr. Toboroff or Lenny Corp., a corporation wholly-owned by Mr. Toboroff, (b) currently exercisable options and warrants to purchase 396,066 shares of common stock owned directly by Mr. Toboroff, and (c) 7,134,746 shares of common stock that are owned by (or may be obtained within 60 days upon the exercise of options and warrants held by) the other parties to the stockholders agreement described below. Mr. Toboroff's address is 1450 Broadway, Suite 2001, New York, NY 10018.

(6) Includes (a) 202,000 shares of common stock owned by Mr. Sheikh, (b) currently exercisable options to purchase 2,000 shares of common stock held by Mr. Sheikh, and (c) 7,526,740 shares of common stock that are owned by (or may be obtained within 60 days upon the exercise of options and warrants held by) the other parties to the stockholders agreement described below. Mr. Sheikh's address is 1050 17th Street, N.W., Suite 450, Washington DC 20036.

(7) Includes 2,000 shares of common stock and currently exercisable options to purchase 2,000 shares of common stock owned by Mr. Groshoff and 117,020 shares of common stock as to which Mr. Groshoff has the authority to vote and to direct the disposition on behalf of the Pension Benefit Guaranty Corporation. Mr. Groshoff's address is 8044 Montgomery Rd., Suite 480, Cincinnati OH 45236.

(8) Includes (a) 265,591 shares of common stock owned of record by Mr. Mortensen, (b) 1,300,000 shares of common stock which Mr. Mortensen has the right to obtain upon the exchange of his 19% interest in Jens' for shares of our common stock, in accordance with an agreement with us made in February 2004, (c) currently exercisable options to purchase 66,667 shares of common stock held by Mr. Mortensen, and (d) 6,131,816 shares of common stock that are owned by (or may be obtained within 60 days upon the exercise of options and warrants held
by) the other parties to the stockholders agreement described below. Mr. Mortensen's address is 5075 Westheimer, Suite 890, Houston, Texas, 77056.

(9) Includes 33,333 shares of common stock which may be obtained upon exercise of an option granted under our 2003 Stock Incentive Plan.

(10) Includes 10,000 shares of common stock which may be obtained upon exercise of an option granted under our 2003 Stock Incentive Plan.

(11) Includes the shares beneficially owned by Messrs. Hidayatallah, Mortensen, Wilde and Seward.

(12) Includes the shares described in Notes (1) - (2) and Notes (4) - (10).

(13) Consists of 920,000 shares, 666,667 shares and 80,000 shares owned by Micro Cap Partners, L.P., UBTI Free, L.P. and Palo Alto Global Energy Fund, L.P., respectively. Palo Alto Investors, LLC acts as the general partner of Micro Cap Partners, L.P., UBTI Free, L.P. and Palo Alto Global Energy Fund, L.P. Palo Alto Investors, Inc. is the manager of Palo Alto Investors, LLC, and William L. Edwards is the President of Palo Alto Investors, Inc. Palo Alto Investors, LLC, Palo Alto Investors, Inc. and William L. Edwards each have investment and voting authority with respect to the shares owned by this selling stockholder. The business address for each of theses persons is 470 University Avenue, Palo Alto, California, 94301.

(14) Consists of 528,000 shares, 400,000 shares and 50,000 shares owned by J. Steven Emerson IRA RO II, Bear Stearns Securities Corporation, Custodian, J. Steven Emerson Roth IRA, Bear Stearns Securities Corporation, Custodian and Emerson Partners, Bear Stearns Securities Corporation, Custodian, respectively.
J. Steven Emerson has investment and voting authority with respect to the shares owned by J. Steven Emerson IRA RO II, Bear Stearns Securities Corporation, Custodian, J. Steven Emerson Roth IRA, Bear Stearns Securities Corporation, Custodian and Emerson Partners, Bear Stearns Securities Corporation, Custodian. Mr. Emerson's business address is 1522 Ensley Avenue, Los Angeles, California, 90024

STOCKHOLDERS AGREEMENT

In connection with our April 2004 private placement and the exchange by Energy Spectrum of its preferred stock for common stock, we entered into a stockholders agreement with the investors in the April 2004 private placement, Energy Spectrum, Jens H. Mortensen, Jr., our President and a director, Saeed M. Sheikh, our director, and Munawar H. Hidayatallah, our Chief Executive Officer and Chairman. The stockholders agreement requires the parties to vote for the election to the board of directors of us three persons nominated by Energy Spectrum, two persons nominated by the investors in the April 2004 private placement and one person nominated by Messrs. Hidayatallah, Mortensen and Sheikh. The stockholders agreement also provides that in the event we have not completed a public offering of its shares prior to September 30, 2005, then, at the request of Energy Spectrum, we will retain an investment banking firm to identify candidates for a transaction involving the sale of us or its assets.


        TRANSACTIONS WITH SELLING STOCKHOLDERS AND OTHER RELATED PARTIES

RECENT SALES OF COMMON STOCK

We describe below transactions pursuant to which the selling stockholders have acquired common stock. All references to numbers of shares below have been adjusted to give retroactive effect to a one-to-five reverse stock split affected on June 10, 2004.

In August 2004 we completed a private placement of 3,504,667 shares of our common stock to the following investors: J. Steven Emerson Roth IRA, Bear Stearns Securities Corp., Custodian; J. Steven Emerson IRA RO II, Bear Stearns Securities Corp., Custodian; Emerson Partners, Bear Stearns Securities Corp, Custodian; GSSF Master Fund, LP; Gerald Lisac IRA C/O Union Bank of California, Custodian; May Management, Inc.; Micro Cap Partners, L.P.; MK Employee Early Stage Fund, L.P.; Morgan Keegan Early Stage Fund, L.P.; Palo Alto Global Energy Fund, L.P.; RRCM Onshore I, L.P.; Earl Schatz, IRA C/O Union Bank of California, Custodian; Strauss Partners, L.P., Strauss-GEPT Partners, LP;; UBTI Free, L.P.; U.S. Bank NA as Custodian of the Holzman Foundation; U.S. Bank NA as Trustee of the Reliable Credit Association Inc. Pension & Trust; and U.S. Bank NA as Trustee of the Reliable Credit Association Inc. Profit Sharing Plan & Trust. Each investor is a selling stockholder. Pursuant to the terms of a stock purchase agreement, we sold to the selling stockholders an aggregate of 3,504,667 shares of common stock at a price per share of $3.00.

In May 2004, we issued a warrant to purchase 20,000 shares of our common stock at an exercise price of $4.75 per share to Jeffrey Freedman in consideration of financial advisory services to be provided by Mr. Freedman pursuant to a consulting agreement. The warrants expire in May 2009. Mr. Freedman is a selling stockholder.

In April 2004, we completed a private placement of 620,000 shares of common stock and warrants to purchase 800,000 shares of common stock to the following investors: Christopher Engel; Donald Engel; the Engel Investors Defined Benefit Plan; RER Corp., a corporation wholly-owned by director Robert Nederlander; and Leonard Toboroff, a director. Each investor is a selling stockholder. The investors invested $1,550,000 in exchange for 620,000 shares of common stock for a purchase price equal to $2.50 per share, and invested $450,000 in exchange for warrants to purchase 800,000 shares of common stock at an exercise price of $2.50 per share, expiring on April 1, 2006. Concurrently with this transaction, Energy Spectrum Partners LP, the holder of all outstanding shares of our Series A Preferred Series A Preferred Stock, converted all such shares, including accrued dividend rights, into 1,718,090 shares of common stock. Energy Spectrum, which is now our largest stockholder, is a private equity fund headquartered in Dallas, Texas. Energy Spectrum's has designated three of its personnel as directors of us, James W. Spann, Christina E. Woods, and Thomas O. Whitener, Jr. Energy Spectrum Partners LP is a selling stockholder.

In April 2004 we issued warrants to purchase 20,000 shares of common stock to Wells Fargo Credit, Inc., in connection with the extension of credit by Wells Fargo Credit, Inc. The Warrants are exercisable at $13.75 per share and expire in April 2014. Wells Fargo Credit, Inc. is a selling stockholder. The transaction was exempt from the Securities and Exchange Act of 1933 pursuant to
Section 4(2) of said Act. As discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations," Wells Fargo Credit, Inc. is a party to a number of credit agreements with us and our subsidiaries.

In March 2004, we issued a warrant to purchase 340,000 shares of our common stock at an exercise price of $2.50 per share to Morgan Joseph & Co., Inc. in consideration of financial advisory services to be provided by Morgan Joseph pursuant to a consulting agreement. The warrants expire in February 2009. The transaction was exempt from the Securities and Exchange Act of 1933 pursuant to
Section 4(2) of said Act. Morgan Joseph is a selling stockholder.

In February 2002, we purchased from our current President and Chief Operating Officer, Jens H. Mortensen, Jr., 81% of the outstanding stock of Jens' for (i) $10,250,000 in cash, (ii) a $4,000,000 note payable with interest at an annual rate of 7.5% with the principal due in four years, (iii) $1,234,560 for a non-competition agreement payable in sixty monthly installments over five years,
(iv) an additional payment of $841,000 based upon Jens' working capital as of February 1, 2002 and (v) 279,570 shares of our common stock. We entered into a three-year employment agreement with Mr. Mortensen under which we pay Mr. Mortensen a base salary of $150,000 per year. We also entered into a Shareholders Agreement with Jens' and Mr. Mortensen providing for restrictions against transfer of the stock of Jens' by us and Mr. Mortensen, and entered into an Option Agreement pursuant to which Mr. Mortensen has the option to exchange his shares of stock of Jens' for shares of our common stock with a value equal to 4.6 times the trailing EBITDA of Jens' determined in accordance with GAAP, less any inter-company loans or third party investments in Jens', multiplied by 19%. Our common stock will be valued based on the average closing bid price for the stock over the 30 days preceding receipt of a notice of exercise from Mr. Mortensen. In February 2004, we agreed to exchange 1,300,000 shares of our common stock in exchange for Mr. Mortensen's interest in Jens'. Mr. Mortensen is a selling stockholder.

In February 2002, we acquired 100% of the preferred stock and 95% of the common stock of Strata in consideration for the issuance to Energy Spectrum of 1,311,972 shares of our common stock, warrants to purchase an additional 87,500 shares of Company common stock at an exercise price of $0.75 per share and 3,500,000 shares of Series A Preferred Stock. In addition, in February 2003, we issued warrants to purchase an additional 175,000 shares of our common stock at an exercise price of $0.75 per share as additional consideration for the purchase of Strata. The warrants expire in February 2012. Energy Spectrum is a selling stockholder.

In February 2002 we issued warrants to purchase 300,000 shares of common stock to Wells Fargo Energy Capital, Inc., in connection with the extension of credit by Wells Fargo Energy Capital, Inc. Warrants to purchase 233,000 shares are exercisable at $0.75 per share and warrants to purchase 67,000 shares are exercisable at $5.00 per share. The warrants expire February 1, 2011. Wells Fargo Energy Capital, Inc. is a selling stockholder. As discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations," Wells Fargo Energy Capital, Inc. is a party to a number of credit agreements with us and our subsidiaries.

In May 2001, we consummated a merger in which we acquired OilQuip Rentals, Inc. in exchange for 2,000,000 shares of our common stock. In connection with that transaction, we issued shares of common stock to the following investors:
Munawar H. Hidayatallah, our Chief Executive Officer and Chairman; Saeed Sheikh, a director; Jeffrey Freedman; and Colebrooke Investment Limited. Each investor is a selling stockholder.

In 1999 and 2000, we issued to each of directors Messrs. Nederlander and Toboroff a promissory note in the amount of $25,000 and an option to purchase 2,000 shares of common stock an exercise price of $2.75. The promissory notes bear interest at 5% annually and are due on March 28, 2005. The promissory note and stock option were issued as compensation for services rendered as directors from 1989 to March 31, 1999. The options vested immediately and may be exercised any time prior to March 28, 2010. Messrs. Nederlander and Toboroff are selling stockholders.

REGISTRATION RIGHTS AGREEMENTS

In connection with the August 2004 private placement, we entered into a registration rights agreement with the investors in the August 2004 private placement. Pursuant to the registrant rights agreement, we agreed to file a registration statement on Form S-3 registering the resale by the investors of the shares of common stock issued to them and to keep the registration statement effective until the earlier of August 10, 2006, and the date all the common shares may be sold by the investors pursuant to Rule 144 promulgated under the Securities Act of 1933. This registration rights agreement also provides that if we do not register for resale the common shares by December 7, 2004, we must pay each of the investors a fee of 1.0% of the per share purchase price paid by such investor for each share of common stock for each month after such date that the investor cannot publicly sell the common shares, which will increase to 2% per month after one month. Pursuant to this agreement, we filed the registration statement of which this prospectus is a part with the Securities and Exchange Commission to register for resale the shares of common stock owned by the investors.

In connection with the April 2004 private placement, we entered into a registration rights agreement with the investors in the April 2004 private placement. In addition, in connection with other transactions described above occurring prior to April 2004 we entered into a registration rights agreement with the investors in such transaction. In April 2004, each investor that was a party to a registration rights agreement entered into prior to April 2, 2004 (other than the Pension Benefit Guarantee Corporation) terminated such agreement and entered into the registration rights agreement entered into by investors in the April 2004 private placement. We entered into a registration rights agreement with the Pension Benefit Guarantee Corporation in March 1999, which is still in effect.

The April 2004 registration rights agreement and the registration rights agreement with the Pension Benefit Guarantee Corporation each provide the other parties thereto the right to require us to register the resale of their shares under certain circumstances, and the right to have their shares included in any registration rights agreement filed by us, subject to certain circumstances. The Pension Benefit Guarantee Corporation and most investors that are parties to the April 2004 registration rights agreement elected to have their shares registered in the registration statement of which this prospectus is a part. In addition, we agreed to allow Morgan Joseph & Co., Inc. to register shares which may be issued upon the exercise of warrants in the registration statement of which this prospectus is a part.

STOCKHOLDERS AGREEMENT

In connection with the April 2004 private placement described above and the exchange by Energy Spectrum of its preferred stock for common stock, we entered into a stockholders agreement with the investors in the April 2004 private placement, Energy Spectrum, Jens H. Mortensen, Jr., our President and a director, Saeed M. Sheikh, our director, and Munawar H. Hidayatallah, our Chief Executive Officer and Chairman of the board of directors. The stockholders agreement requires the parties to vote for the election to the board of directors of us three persons nominated by Energy Spectrum, two persons nominated by the investors in the April 2004 private placement and one person nominated by Messrs. Hidayatallah, Mortensen and Sheikh. The stockholders agreement also provides that in the event we have not completed a public offering of its shares prior to September 30, 2005, then, at the request of Energy Spectrum, we will retain an investment banking firm to identify candidates for a transaction involving the sale of us or its assets.

OTHER MATERIAL RELATIONSHIPS WITH SELLING STOCKHOLDERS

At December 31, 2002, we owed Mr. Hidayatallah $78,000 related to deferred compensation and for advances to us totaling $49,000. At December 31, 2003, we owed Mr. Hidayatallah $65,000 related to deferred compensation and for advances to us totaling $49,000. Such obligations did not bear interest. All such amounts were paid to Mr. Hidayatallah prior to August 31, 2004.

Mr. Hidayatallah is a personal guarantor of substantially all of the financing extended to us by commercial banks. We have agreed to pay Mr. Hidayatallah a guarantee fee equal to one-quarter of one percent of the total amount of the debt guaranteed by him. The fee is payable quarterly, in arrears, commencing March 31, 2004, based upon the average amount of debt outstanding in the prior quarter.

We lease a yard in Pearsall, Texas from Mr. Mortensen for which we paid $28,800 rental payments in each of 2002 and 2003. In addition, Mr. Mortensen and members of his family own 100% of Tex-Mex Rental & Supply Co., a Texas corporation, that sold approximately $290,000 and $173,000 of equipment and other supplies to us in 2002 and 2003, respectively. We believe each of the transactions between us and our officers and directors was on terms at least as favorable to us as could have been obtained from unrelated third parties.

Other than the transactions described above or as described in the table below, we had no material relationship with any selling stockholder during the three years preceding the date of this prospectus or other material transactions with our officers, directors or principal stockholders during the three years preceding the date of this prospectus.

                          DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 20,000,000 shares of common stock, $0.01 par value per share and 10,000,000 shares of preferred stock, $0.01 par value per share.

The following summary of the rights, preferences and privileges of our capital stock and certificate of incorporation and by-laws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our certificate of incorporation and by-laws.

COMMON STOCK

There were 9,783,681 shares of our common stock outstanding as of September 7, 2004. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock are entitled to receive proportionately any dividends if and when such dividends are declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

PREFERRED STOCK

Under the terms of our certificate of incorporation, our board of directors is authorized to designate and issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

o restricting dividends on the common stock;
o diluting the voting power of the common stock;
o impairing the liquidation rights of the common stock; and
o delaying or preventing a change in control of our company.

We have no present plans to issue any shares of preferred stock.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER AND BY-LAW PROVISIONS

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction by which the person became an interested stockholder is approved by the corporation's board of directors and/or stockholders in a prescribed manner or the person owns at least 85% of the corporation's outstanding voting stock after giving effect to the transaction in which the person became an interested stockholder. The term "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. A Delaware corporation may "opt out" from the application of Section 203 through a provision in its certificate of incorporation or by-laws. We have not "opted out" from the application of
Section 203.

Under our certificate of incorporation and by-laws, our board of directors is not divided into classes, and each director serves for a term of one year. Any vacancies on the board of directors may be filled by a majority vote of the remaining directors or the stockholders. Our certificate of incorporation and by-laws also provide that any director may be removed from office, with or without cause, by the affirmative vote of the holders of a majority of the voting power of our then outstanding capital stock entitled to vote generally in the election of directors.

Our bylaws provide that meetings of stockholders may be called only by a majority of our board of directors.

The foregoing provisions of our certificate of incorporation and by-laws and the provisions of Section 203 of the Delaware General Corporation Law could have the effect of delaying, deferring or preventing a change of control of our company.

LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of a director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derives an improper personal benefit. Moreover, the provisions do not apply to claims against a director for violations of certain laws, including federal securities laws. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of directors' liability, then the liability of our directors will automatically be limited to the fullest extent provided by law. Our certificate of incorporation and by-laws also contain provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. In addition, we are in the process of entering into indemnification agreements with all of our directors and executive officers. These provisions and agreements may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from our directors and officers. We believe that these contractual agreements and the provisions in our certificate of incorporation and by-laws are necessary to attract and retain qualified persons as directors and officers.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company.

                           SELLING STOCKHOLDERS TABLE

The following table sets forth: (1) the name of each of the stockholders for whom we are registering shares under this registration statement; (2) the number of shares of our common stock beneficially owned by each such stockholder prior to this offering (including all shares of common stock which may be issued upon the exercise of warrants or the conversion of convertible preferred stock as described above, whether or not exercisable within 60 days of the date hereof);
(3) the number of shares of our common stock offered by such stockholder pursuant to this prospectus; and (4) the number of shares, and (if one percent or more) the percentage of the total of the outstanding shares, of our common stock to be beneficially owned by each such stockholder after this offering, assuming that all of the shares of our common stock beneficially owned by each such stockholder and offered pursuant to this prospectus are sold and that each such stockholder acquires no additional shares of our common stock prior to the completion of this offering. Such data is based upon information provided by each selling stockholder.

                                                                                                PERCENTAGE OF
                                                            COMMON STOCK      COMMON STOCK      COMMON STOCK
                                         COMMON STOCK       BEING OFFERED      OWNED UPON        OWNED UPON
                                        OWNED PRIOR TO    PURSUANT TO THIS    COMPLETION OF     COMPLETION OF
                   NAME                  THE OFFERING        PROSPECTUS       THIS OFFERING    THIS OFFERING (1)
--------------------------------------  --------------    ----------------    -------------    -----------------
Bear Stearns Securities Corp., Custodian
   J. Steven Emerson Roth IRA (2)          400,000            400,000               0                --
Bear Stearns Securities Corp., Custodian
   J. Steven Emerson Roth IRA R.O. II (3)  528,000            528,000               0                --
Bear Stearns Securities Corp., Custodian
   Emerson Partners (4)                     50,000             50,000               0                --
Energy Spectrum Partners, LP (5)         3,304,562          3,304,562               0                --
Christopher Engel (6)                      177,411            177,411               0                --
Donald Engel (7)                           212,893            212,893               0                --
Engle Defined Benefit Plan (8)              83,027             83,027               0                --
Jeffrey Freedman (9)                       119,000            119,000               0                --
GSSF Master Fund, LP (10)                  166,667            166,667               0                --
Hidayatallah Family Trust (11)             875,000            875,000
Munawar H. Hidayatallah (12)               400,000            400,000               0
Lenny Corp. (13)                            17,862             17,862
Gerald Lisac, IRA R/O Union
   Bank of California, Custodian(14)        10,000             10,000               0                --
May Management, Inc.
   Bank of California, Custodian(15)        10,000             10,000               0                --
Micro Cap Partners, L.P.(16)               920,000            920,000               0                --
MK Employee Early Stage
   Fund, L.P.(17)                           36,600             36,600               0                --
Morgan Joseph & Co. Inc.(18)               340,000            340,000               0
Morgan Keegan Early Stage
   Fund, L.P.(17)                          130,067            130,067               0                --
Jens H. Mortensen (19)                   1,665,591          1,665,591               0                --
Robert Nederlander (20)                      4,400              4,400               0
Palo Alto Global Energy Fund, L.P.(21)     666,667            666,667               0                --
The Pension Benefit Guaranty
   Corporation(22)                         117,020            117,020               0                --
QEN, Inc. (23)                              17,862             17,862               0
RER Corp. (24)                             523,332            523,332               0                --
RRCM Onshore I, LP(25)                      83,333             83,333               0                --
Earl Schatz, IRA R/O Union
   Bank of California, Custodian(26)        10,000             10,000               0                --
Saeed M. Sheikh (27)                       204,000            204,000               0                --
Strauss-GEPT Partners, LP(28)              133,333            133,333               0                --
Strauss Partners, L.P.(29)                 200,000            200,000               0                --
Leonard Toboroff(30)                       595,995            595,995               0                --
UBTI Free, L.P.(31)                         80,000             80,000
U.S. Bank NA as Custodian of the
   Holzman Foundation(32)                   20,000             20,000               0                --
U.S. Bank NA as Trustee of the
   Reliable Credit Association Inc.
   Profit Sharing Plan & Trust(32)          20,000             20,000               0                --
U.S. Bank NA as Trustee of the
   Reliable Credit Association Inc.
   Pension Sharing Plan & Trust(32)         40,000             40,000               0                --
Wells Fargo Credit, Inc. (33)               20,000             20,000               0                --
Wells Fargo Energy Capital, Inc.(34)       300,000            300,000               0                --

(1) Percentage ownership is based upon 9,783,681 shares of common stock of the Registrant issued and outstanding as of the date of this prospectus.
(2) J. Steven Emerson exercises investment and voting authority over the shares owned by this selling stockholder.
(3) J. Steven Emerson exercises investment and voting authority over the shares owned by this selling stockholder.
(4) J. Steven Emerson exercises investment and voting authority over the shares owned by this selling stockholder.
(5) Includes 3,036,062 shares owned by this selling stockholder and 268,500 shares which may be issued upon the exercise of warrants owned by this selling stockholder with an exercise price of $0.75. The warrants expire in February 2013. Three executives and employees of Energy Spectrum Partners LP, Thomas O. Whitener, James W. Spann and Christina E. Woods, serve as our directors, and James W. Spann serves as a member of our Audit Committee. Energy Spectrum Capital LP, a Delaware limited partnership, serves as the general partner of Energy Spectrum Partners LP. Energy Spectrum LLC, a Texas limited liability company, serves as the general partner of Energy Spectrum Capital LP. Sidney L. Tassin, James W. Spann, James P. Benson, Leland B. White and Thomas O. Whitener, Jr., are executives and principals of Energy Spectrum Capital LP and are the members and managers of Energy Spectrum LLC. Messrs. Tassin (President), Whitener (Chief Operating Officer) and Spann (Chief Investment Officer) are also the executive officers of Energy Spectrum LLC. Energy Spectrum Capital LP, Energy Spectrum LLC, and Messrs. Tassin, Spann, Benson, White and Whitener exercise investment and voting authority with respect to the shares owned by this selling stockholder.
(6) Includes 77,461 shares owned by this selling stockholder and 99,950 shares which may be issued upon the exercise of warrants owned by this selling stockholder with an exercise price of $2.50 per share. These warrants expire on April 1, 2006.
(7) Includes 92,953 shares owned by this selling stockholder and 119,940 shares which may be issued upon the exercise of warrants owned by this selling stockholder with an exercise price of $2.50 per share. These warrants expire on April 1, 2006.
(8) Includes 36,251 shares owned by this selling stockholder and 46,776 shares which may be issued upon the exercise of warrants owned by this selling stockholder with an exercise price of $2.50 per share. These warrants expire on April 1, 2006. Chris Engel exercises investment and voting authority with respect to securities owned by Engel Defined Benefit Plan
(9) Includes 103,000 shares owned by this selling stockholder and 16,000 shares which may be issued upon the exercise of warrants owned by this selling stockholder with an exercise price of $4.65 per share. These warrants expire in May 2009.
(10) E.B. Lyon IV exercises investment and voting authority with respect to the securities owned by this selling stockholder.
(11) Mr. Hidayatallah, our Chief Executive Officer and Chairman, exercises investment and voting authority with respect to 875,000 shares of common stock owned by the Hidayatallah Family Trust.
(12) Represents options to purchase 400,000 shares issued pursuant to our 2003 Stock Incentive Plan. The options have an exercise price of $2.75 and expire in December 2013. The options are currently exercisable with respect to 133,333 shares, and will become exercisable with respect to an additional 133,333 shares in December 2004 and in December 2005.
(13) Includes 17,862 shares owned by this selling stockholder. Leonard Toboroff, one of our directors and selling stockholder, is the sole director and officer of this selling stockholder and exercises investment and voting authority with respect to the securities owned by this selling stockholder.
(14) Gerald Lisac exercises investment and voting authority with respect to the securities owned by this selling stockholder.
(15) May Management, Inc. its President, Roger May, and its Chairman, Earl May, exercise investment and voting authority with respect to the securities owned by this selling stockholder.
(16)          Palo Alto Investors, LLC, Palo Alto Investors Inc. and William L.
              Edwards exercise investment and voting authority with respect to the securities owned by this selling stockholder. Palo Alto Investors, LLC is the general partner of this selling stockholder. Palo Alto Investors, Inc. is the Manager of Palo Alto Investors, LLC. William L. Edwards is the President of Palo Alto Investors, Inc.

(17) Merchant Bankers, Inc. is the general partner of this selling stockholder. Merchant Bankers, Inc., its Chairman, Alan B. Morgan, its Presidnet, Minor Perkins, and its Secretary and Treasurer, Joseph C. Wells, exercise investment and voting authority with respect to the securities owned by this selling stockholder.
(18) Represents shares which may be issued upon the exercise of warrants issued to this selling stockholder. The warrants are exercisable for $0.50 per share and expire in February 2009.
(19) Includes 265,591 shares owned by Mr. Mortensen, 100,000 shares which may be issued upon the exercise of options granted to Mr. Mortensen pursuant to our 2003 Stock Incentive Plan, and 1,300,000 shares which may be issued to Mr. Mortensen upon the currently proposed exchange of his 19% interest in Jens' Oilfield Services, Inc. for shares of our common stock. The options have an exercise price of $2.75 and expire in December 2013. The options are currently exercisable with respect to 16,667 shares, and will become exercisable with respect to an additional 16,666 shares in December 2004 and December 2005.
(20) Includes 2,000 shares owned by this selling stockholder and 2,400 shares which may be issued upon the exercise of options owned by this selling stockholder. Options to purchase 400 shares have an exercise price of $13.75 per share and expire in March 2010. Options to purchase 2,000 shares have an exercise price of $2.75 per share and expire in December 2013.
(21)          Palo Alto Investors, LLC, Palo Alto Investors Inc. and William L.
              Edwards exercise investment and voting authority with respect to the securities owned by this selling stockholder. Palo Alto Investors, LLC is the general partner of this selling stockholder. Palo Alto Investors, Inc. is the Manager of Palo Alto Investors, LLC. William L. Edwards is the President of Palo Alto Investors, Inc.
(22) Pacholder Associates, Inc. and its officers, David A. Groshoff, one of our directors, James P. Shanahan, Jr. and W. Scott Telford III, exercise investment and voting authority with respect to the securities owned by this selling stockholder.
(23)          Includes 17,862 shares owned by this selling stockholder. Robert
              E. Nederlander is the sole shareholder and officer of this selling stockholder and exercises investment and voting authority with respect to the securities owned by this selling stockholder.
(24) Includes 256,666 shares owned by this selling stockholder and 266,667 shares which may be issued upon exercise of warrants owned by this selling stockholder. The warrants have an exercise price of $2.50 per share and expire in April 2006. Robert E. Nederlander is the sole shareholder and officer of this selling stockholder and exercises investment and voting authority with respect to the securities owned by this selling stockholder.
(25) Round Rock Capital Partners LP is the general partner of this selling stockholder. Round Rock Capital Management LLC is the general partner of Round Rock Capital Partners LP, and Peter Vig and Michael D. Tapp are the Managing Director and Executive Director, respectively, of Round Rock Capital Management LLC. Each of Round Rock Capital Partners LP, Round Rock Capital Management LLC, Peter Vig and Michael D. Tapp exercises investment and voting authority with respect to the securities owned by this selling stockholder.
(26) May Management, Inc. its President, Roger May, and its Chairman, Earl May, exercise investment and voting authority with respect to the securities owned by this selling stockholder.
(27) Includes 202,000 shares owned by this selling stockholder, and 2,000 shares which may be issued upon exercise of options granted to Mr. Sheikh pursuant to our 2003 Stock Incentive Plan. Mr. Sheikh is one of our directors.
(28) Melville Straus is the Managing Principal and exercises investment and voting authority with respect to the securities owned by this selling stockholder.
(29) Melville Straus is the Managing Principal and exercises investment and voting authority with respect to the securities owned by this selling stockholder.

(30) Includes 226,928 shares owned by this selling stockholder, 266,667 shares which may be issued upon exercise of warrants owned by this selling stockholder and 102,400 shares which may be issued upon exercise of options owned by this selling stockholder. The warrants have an exercise price of $2.50 per share and expire in April 2006. Options to purchase 100,000 shares have an exercise price of $2.50 per share and expire in October 2011. Options to purchase 400 shares have an exercise price have an exercise price of $13.75 per share and expire in March 2010. Options to purchase 2,000 shares have an exercise price have an exercise price of $2.75 per share and expire in December 2013. Mr. Toboroff is one of our directors.
(31)          Palo Alto Investors, LLC, Palo Alto Investors Inc. and William L.
              Edwards exercise investment and voting authority with respect to the securities owned by this stockholder. Palo Alto Investors, LLC is the general partner of this selling stockholder. Palo Alto Investors, Inc. is the Manager of Palo Alto Investors, LLC. William L. Edwards is the President of Palo Alto Investors, Inc.
(32) May Management, Inc. its President, Roger May, and its Chairman, Earl May, exercise investment and voting authority with respect to the securities owned by this selling stockholder.
(33) Represents shares which may be issued upon exercise of warrants owned by this selling stockholder. The warrants have an exercise price of $0.75 per share and expire in April 2014. This selling shareholder is a wholly-owned subsidiary of Wells Fargo & Company, a publicly-traded bank holding company.
(34) Represents shares which may be issued upon exercise of warrants owned by this selling stockholder. Warrants to purchase 233,000 shares have an exercise price of $0.75 per share and warrants to purchase 67,000 shares have an exercise price of $5.00 per share. The warrants expire In February 2012. This selling shareholder is a wholly-owned subsidiary of Wells Fargo & Company, a publicly-traded bank holding company.


                              PLAN OF DISTRIBUTION

The shares of our common stock offered pursuant to this prospectus may be offered and sold from time to time by the selling stockholders listed in the preceding section, or their donees, transferees, pledgees or other successors in interest that receive such shares as a gift or other non-sale related transfer. These selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. We will bear all expenses of registration incurred in connection with this offering. The selling stockholders whose shares are being registered will bear all selling and other expenses.

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         o Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o An exchange distribution in accordance with the rules of the applicable exchange;

         o    Privately negotiated transactions;

         o    Settlement of put or call option transactions;

         o    Settlement of short sales;

         o Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o    A combination of any such methods of sale; and

         o    Any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, which we refer to as the Securities Act, if available, rather than under this prospectus.

The selling stockholders may effect transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive concessions, commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. These concessions, commissions and discounts may exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions relating to the shares offered hereby, which shares such broker-dealers or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may also be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of an exchange pursuant to Rule 153 under the Securities Act. The anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended, may apply to sales of our common stock and activities of the selling stockholders.

If a selling stockholder notifies us that any material arrangement has been entered into with a broker-dealers for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon us being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We have also filed with the SEC under the Securities Act a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information that is filed through the SEC's EDGAR System. The web site can be accessed at HTTP://WWW.SEC.GOV .

You should rely only on the information contained in this prospectus and any supplement to this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate on any date other than the date on the front of those documents.

                                  LEGAL MATTERS

Spolin Silverman Cohen & Bartlett LLP, Santa Monica, California, has rendered to Allis-Chalmers Corporation a legal opinion as to the validity of the common stock covered by this prospectus.

                                     EXPERTS

The consolidated financial statements and schedules and notes thereto included in this prospectus have been audited by Gordon, Hughes and Banks, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


                      GLOSSARY OF OIL AND NATURAL GAS TERMS

"booster"                            A machine that increases the volume of air
                                     when used in conjunction with a compressor
                                     or a group of compressors.
"under balanced drilling"            A technique in which oil, gas, or
                                     geothermal wells are drilled by creating a
                                     pressure within the well that is lower than
                                     the reservoir pressure. The result is
                                     increased rate of penetration, reduced
                                     formation damage, and reduced drilling
                                     costs.
"casing"                             The pipe placed in a drilled well to secure
                                     the well bore and formation.
"casing tongs"                       Hydraulic wrenches used to screw casing
                                     pipes together.
"directional drilling"               The technique of drilling a well with
                                     varying the angle of direction of a well
                                     and changing the direction of a well to hit
                                     a specific target.
"drill pipe"                         A pipe that attaches to the drill bit to
                                     drill a well.
"horizontal drilling"                The technique of drilling wells at a
                                     90-degree angle.
"lay down machines"                  A truck mounted machine used to move pipe
                                     and casing and tubing onto a pipe rack
                                     (from which a derrick crane lifts the drill pipe, casing and tubing and inserts it into the well).

"links"                              Adaptors that fit on the blocks to attach
                                     handling tools.
"LWD"                                or "log while drilling" The technique of
                                     measuring, in real time, the formation
                                     pressure and the position of equipment
                                     inside of a well.
"mist and foam drilling"             The technique of using chemicals to
                                     lubricate a well and to facilitate lifting
                                     cuttings to the surface as the well is
                                     being drilled.
"MWD" or "measure while drilling"    The technique of measuring formation
                                     properties within a well.
"protectors"                         A device placed on a drill pipe and casing
                                     pipe to protect the threads.
"reciprocating compressor"           A piston type compressor that constantly
                                     pushes air with reciprocating pistons.
"screw compressor"                   A compressor that utilizes a positive
                                     displacement mechanism.
"slips"                              Tools used to hold casing in place while
                                     installing casing in wells.
"torque turn service"                Monitoring device to insure proper makeup
                                     of the casing.
"tubing"                             A pipe placed inside the casing to produce
                                      the well.

                          INDEX TO FINANCIAL STATEMENTS



Financial Statements:

Independent Auditors' Report                                                F-1

Consolidated Balance Sheets as of December 31, 2003 and 2002                F-2

Consolidated Statements of Operations for the Years Ended December 31,
     2003, December 31, 2002 and December 31, 2001                          F-3

Consolidated Statement of Stockholders' Equity for the Years
     Ended December 31, 2003, December 31, 2002 and December
     31, 2001                                                               F-4

Consolidated Statements of Cash Flows for the Years Ended December 31,
     2003, December 31, 2002 and December 31, 2001                          F-5

Notes to Consolidated Financial Statements                                  F-6

Consolidated Balance Sheets as of June 30, 2004 (unaudited)                 F-29

Consolidated Statements of Operations for the Six Months ended
     June 30, 2004 and June 30, 2003 (unaudited)                            F-30

Consolidated Statement of Stockholders' Equity for the Six
     Months ended June 30, 2004(unaudited)                                  F-31

Consolidated Statements of Cash Flows for the Six Months ended
     June 30, 2004(unaudited)                                               F-32

Notes to Unaudited Consolidated Financial Statements                        F-33


Unaudited Pro Forma Consolidated Statement of Operations
   For the Year Ended December 31, 2003                                     F-41

Unaudited Pro Forma Consolidated Statement of Operations
   For the Six Months Ended June 30, 2003                                   F-42

Notes to Unaudited Pro Forma Consolidated Financial Statements              F-43

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Allis-Chalmers Corporation
Houston, Texas

We have audited the accompanying consolidated balance sheets of Allis-Chalmers Corporation as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Allis-Chalmers Corporation as of December 31, 2003 and 2002, and the results of consolidated operations and cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.





                                               /S/ GORDON, HUGHES & BANKS, LLP
                                               -------------------------------

Greewood Village, Colorado
March 3, 2004, except as to Note 20
which is June 10, 2004.

ALLIS-CHALMERS CORPORATION                                 DECEMBER 31,
CONSOLIDATED BALANCE SHEET                              2003        2002
(in thousands)                                        ---------   ---------

ASSETS

Cash and cash equivalents                             $  1,299    $    146
Trade receivables, net of allowance for
  doubtful accounts of $168 and $32 at
  December 31, 2003 and 2002, respectively               8,823       4,409
Lease Deposit                                               --         525
Lease receivable, current (Note 13)                        180         180
Deferred offering costs                                     --          --
Prepaid expenses and other                                 887         317
                                                      ---------   ---------

     Total current assets                               11,189       5,577

Property and equipment, net of accumulated
  depreciation of $2,487 and $2,340 at December
  31, 2003 and 2002, respectively                       26,339      17,124
Goodwill                                                 7,661       7,661
Other intangible assets, net of accumulated
  amortization of $1,254, and $726 at December
  31, 2003 and 2002, respectively                        2,290       2,818
Debt issuance costs, net of accumulated
  amortization of $462, and $331 at December
  31, 2003 and 2002, respectively                          567         515
Lease receivable, less current portion (Note 13)           787       1,042
Other Assets                                                40          41
                                                      ---------   ---------

      Total Assets                                    $ 48,873    $ 34,778
                                                      =========   =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current maturities of long-term debt (Note 8)         $  5,150    $ 13,890
Trade accounts payable                                   3,133       2,106
Accrued salaries, benefits and payroll taxes               591         280
Accrued interest                                           152         811
Accrued expenses                                         1,761       1,506
Accounts payable, related parties (Note 14)                787          --
                                                      ---------   ---------

Total current liabilities                               11,574      18,593

Accrued postretirement benefit obligations (Note 3)        545         670
Long-term debt, net of current maturities (Note 8)      27,083       7,331
Other long-term liabilities                                270         270
Redeemable warrants (Notes 8 and 12)                     1,500       1,500
Redeemable convertible preferred stock, $0.01 par
  value (4,200,000 shares authorized; 3,500,000
  issued and outstanding at December 31, 2003)
  ($1 redemption value) including accrued
  dividends (Note 10)                                    4,171       3,821

Total liabilities                                       45,143      32,185

Commitments and Contingencies (Note 9 and Note 19)

Minority interests                                       2,523       1,584

COMMON STOCKHOLDERS' EQUITY (NOTE 10)

Common stock, $01 par value (22,000,000 shares
  authorized; 3,926,668 issue and outstanding)              39          39
Capital in excess of par value                           9,793      10,143
Accumulated (deficit)                                   (8,625)     (9,173)
                                                      ---------   ---------

      Total shareholders' equity                         1,207       1,009
                                                      ---------   ---------

      Total liabilities and shareholders' equity      $ 48,873    $ 34,778
                                                      =========   =========

    The accompanying Notes are an integral part of the Financial Statements.

ALLIS-CHALMERS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS                        YEARS ENDED DECEMBER 31.
(in thousands, except per share amounts)                  2003         2002        2001
                                                        ---------   ---------   ---------

Revenues                                                $ 32,724    $ 17,990    $  4,796
Cost of revenues                                          23,931      14,640       3.331
                                                        ---------   ---------   ---------

Gross margin                                               8,793       3,350       1,465

General and administrative expense                         6,169       3,792       2,898
Personnel restructuring costs                                 --         495          --
Abandoned acquisition/private placement costs                 --         233          --
                                                        ---------   ---------   ---------

Total operating expenses                                   6,169       4,520       2,898

Income/ (loss) from operations                             2,624      (1,170)     (1,433)

Other income (expense) :
Interest income                                                3          49          41
Interest expense                                          (2,467)     (2,256)       (869)
Minority interests in income of subsidiaries                (387)       (189)         --
Factoring costs on note receivable                            --        (191)         --
Settlement on lawsuit                                      1,034          --          --
Other                                                        111          58         (12)
                                                        ---------   ---------   ---------

Total other income (expense)                              (1,706)     (2,529)       (840)
                                                        ---------   ---------   ---------

Net income/ (loss) before income taxes                       918      (3,699)     (2,273)

Provision for foreign income tax                             370         270          --
                                                        ---------   ---------   ---------

Net income/ (loss) from continuing operations                548      (3,969)     (2,273)

(Loss) from discontinued operations                           --          --        (291)
(Loss) from sale of discontinued operations                   --          --      (2,013)
                                                        ---------   ---------   ---------

Net (loss) from discontinued operations                       --          --      (2,304)
                                                        ---------   ---------   ---------

Net income/ (loss)                                           548      (3,969)     (4,577)

Preferred stock dividend                                    (656)       (321)         --
                                                        ---------   ---------   ---------

Net income/ (loss) attributed to common shareholders    $   (108)   $ (4.290)   $ (4,577)
                                                        =========   =========   =========

Income/ (loss) per common share - basic
                             Continued operations       $  (0.03)   $  (1.14)   $  (2.88)
                             Discontinued operations          --          --       (2.92)
                                                        ---------   ---------   ---------
                                                        $  (0.03)   $  (1.14)   $  (5.80)
                                                        =========   =========   =========

Income/ (loss) per common share - diluted
                             Continued operations       $  (0.03)   $  (1.14)   $  (2.88)
                             Discontinued operations          --          --       (2.92)
                                                        ---------   ---------   ---------
                                                        $  (0.03)   $  (1.14)   $  (5.80)
                                                        =========   =========   =========

Weighted average number of common shares outstanding:
                              Basic                        3,927       3,766         790
                                                        =========   =========   =========
                              Diluted                      3,927       3,766         790
                                                        =========   =========   =========

    The accompanying Notes are an integral part of the Financial Statements.

Allis-Chalmers Corporation
Consolidated statement of shareholders' equity
(in thousands, except number of shares)
                                                                                   CAPITAL IN
                                       PREFERRED STOCK          COMMON STOCK       EXCESS OF   ACCUMULATED
                                     Shares      Amount      Shares      Amount    PAR VALUE    (DEFICIT)       TOTAL
                                   ----------  ----------  ----------  ----------  ----------   ----------   ----------
Balances, December 31, 2000               --          --      80,000           1   $   2,974    $    (627)   $   2,348

Issuance of common stock in
connection with Recapitalization          --          --   2,237,626          22       2,757           --        2,779

Issuance of stock options for             --          --          --          --         500           --          500
services

Issuance of stock purchase
warrants for services                     --          --          --          --         200           --          200

Net (loss)                                --          --          --          --          --       (4,577)      (4,577)
                                   ----------  ----------  ----------  ----------  ----------   ----------   ----------

Balances, December 31, 2001               --   $      --   2,317,626   $      23   $   6,431    $  (4,577)   $   1,250

Issuance of common stock in
connection with the purchase of           --          --     279,570           3         627           --          630
Jens'

Issuance of stock purchase
warrants in connection with the           --          --          --          --          47           --           47
purchase of Jens'

Issuance of preferred and common
stock in connection with the       3,500,000       3,500   1,311,973          13       2,939           --        2,952
purchase of Strata

Issuance of stock purchase
warrants in connection with the           --          --          --          --         267           --          267
purchase of Strata

Issuance of common stock in
connection with the purchase of           --          --      17,500          --         153           --          153
Strata

Accrual of preferred dividends            --         321          --          --        (321)          --         (321)

Net (Loss)                                --          --          --          --          --       (3,969)      (3,969)
                                   ----------  ----------  ----------  ----------  ----------   ----------   ----------

Balances, December 31, 2002        3,500,000   $   3,821   3,926,668          39   $  10,143    $  (9,173)   $   1,009

Accrual of preferred dividends            --         350          --          --        (350)          --         (350)

Net Income                                --          --          --          --          --          548          548
                                   ----------  ----------  ----------  ----------  ----------   ----------   ----------

Balances, December 31, 2003        3,500,000   $   4,171   3,926,668          39   $   9,793    $  (8,625)   $   1,207
                                   ==========  ==========  ==========  ==========  ==========   ==========   ==========

                   The accompanying Notes are an integral part of the Financial Statements.

                                                     F-4

ALLIS-CHALMERS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
                                                             YEARS ENDED DECEMBER 31,
                                                          2003        2002        2001
                                                       ---------   ---------   ---------
Cash flows from operating activities:
Net income / (loss)                                    $    983    $ (3,969)   $ (4,577)
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation expense                                      1,954       1,837         621
Amortization expense                                        884         744         482
Issuance of stock options for services                       --          --         500
Amortization of discount on debt                            516         475         183
Gain on change in PBO liability                            (125)         --          --
Gain on settlement of lawsuit                            (1,034)         --          --
Minority interest in income of subsidiaries                 387         189          --
Loss on sale of property                                     82         119          --
Changes in working capital:
Decrease (increase in accounts receivable                (4,414)       (713)       (511)
Decrease (increase in due from related party                 --          61          43
Decrease (increase) in other current assets              (1,260)      1,644        (139)
Decrease (increase) in other assets                           1         902          --
Decrease (increase) in lease deposit                        525         176          --
(Decrease) increase in accounts payable                   2,251       1,316         238
(Decrease) increase in accrued interest                    (126)        651         176
(Decrease) increase in accrued expenses                     397        (339)        156
(Decrease) increase in other long-term liabilities           --        (123)         --
(Decrease) increase in accrued employee benefits
  and payroll taxes                                         426        (788)        463
Discontinued operations
      Loss on sale of HDS operations                         --          --       2,013
     Operating cash provided (used)                          --          --         381
     Depreciation and amortization                           --          --         124
                                                       ---------   ---------   ---------

Net cash provided by operating activities                 1,879       2,182         153

Cash flows from investing activities:
Recapitalization, net of cash received                       --          --         (88)
Business acquisition costs                                   --          --        (141)
Acquisition of MADSCO assets, net of cash acquired           --          --      (9,534)
Acquisition of Jens', net of cash acquired                   --      (8,120)         --
Acquisition of Strata, net of cash acquired                  --        (179)         --
Purchase of equipment                                    (5,354)       (518)       (402)
Proceeds from sale-leaseback of equipment,
  net of lease deposit                                       --          --       2,803
Proceeds from sale of equipment                             843         367          45
                                                       ---------   ---------   ---------

Net cash (used) by investing activities                  (4,511)     (8,450)     (7,317)

Cash flows from financing activities:
Proceeds from issuance of long-term debt                 14,127       9,683       5,832
Payments on long-term debt                              (10,826)     (4,079)       (489)
Payments on related party debt                             (246)         --          --
Proceeds from issuance of common stock, net                  --          --       1,838
Borrowings on lines of credit                            30,537       7,050         375
Payments on lines of credit                             (29,399)     (5,804)         --
Debt issuance costs                                        (408)       (588)       (244)
                                                       ---------   ---------   ---------

Net cash provided (used) by financing activities          3,785       6,262       7,312
                                                       ---------   ---------   ---------

Net increase (decrease) in cash and cash equivalents      1,153          (6)        148

Cash and cash equivalents:
Beginning of period                                         146         152           4
                                                       ---------   ---------   ---------

End of period                                          $  1,299    $    146    $    152
                                                       =========   =========   =========

Supplemental information:

Interest paid                                          $  2,341    $  1,082    $    802
                                                       =========   =========   =========

    The accompanying Notes are an integral part of the Financial Statements.

                                      F-5

ALLIS-CHALMERS CORPORATION

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION OF BUSINESS

OilQuip Rentals, Inc., an oil and gas rental company ("OilQuip"), was incorporated on February 4, 2000 to find and acquire acquisition targets to operate as subsidiaries.

On February 6, 2001, OilQuip, through its subsidiary, Mountain Compressed Air Inc. ("Mountain Air"), a Texas corporation, acquired certain assets of Mountain Air Drilling Service Co., Inc. ("MADSCO"), whose business consists of providing equipment and trained personnel in the four corner areas of the southwestern United States. Mountain Air primarily provides compressed air equipment and related products and services and trained operators to companies in the business of drilling for natural gas.

On May 9, 2001, OilQuip merged into a subsidiary of Allis-Chalmers Corporation ("Allis-Chalmers" or the "Company"). In the merger, all of OilQuip's outstanding common stock was converted into 10,000,000 shares of Allis-Chalmers' common stock.

For legal purposes, Allis-Chalmers acquired OilQuip, the parent company of Mountain Air. However, for accounting purposes, OilQuip was treated as the acquiring company in a reverse acquisition of Allis-Chalmers. The financial statements prior to the merger are the financial statements of OilQuip. As a result of the merger, the fixed assets, goodwill and other intangibles of Allis-Chalmers were increased by $2,691,000.

On November 30, 2001, the Company entered into an agreement to sell its wholly owned subsidiary, Houston Dynamic Service, Inc. ("HDS"), to the general manager of HDS in a management buy-out. The sale of HDS was finalized on December 12, 2001.

In conjunction with the sale of HDS, the Company formally discontinued the operations related to precision machining of rotating equipment, which was the principal HDS business.

On February 6, 2002, Allis-Chalmers acquired 81% of the outstanding stock of Jens' Oilfield Service, Inc. ("Jens'"), which supplies highly specialized equipment and operations to install casing and production tubing required to drill and complete oil and gas wells. The Company also purchased substantially all the outstanding common stock and preferred stock of Strata Directional Technology, Inc. ("Strata"), which provides high-end directional and horizontal drilling services for specific targeted reservoirs that cannot be reached vertically.

In July 2003, through the subsidiary Mountain Air, the Company entered into a limited liability company operating agreement with a division of M-I L.L.C. ("M-I"), a joint venture between Smith International and Schlumberger N.V. (Schlumberger limited), to form a Texas limited liability company named AirComp LLC ("AirComp"). Both Companies contributed assets with a net book value of approximately $13 million to AirComp L.L.C. ("AirComp"). The Company owns 55% and M-I owns 45% of AirComp. Because the Company controls AirComp, the Company has accounted for the joint venture as a business combination.

VULNERABILITIES AND CONCENTRATIONS

The Company provides oilfield services in several regions including the states of California, Texas, Utah, Louisiana and New Mexico, the Gulf of Mexico and southern portions of Mexico. The nature of the Company's operations and the many regions in which it operates subject it to changing economic, regulatory and political conditions. The company believes it is vulnerable to the risk of near-term and long-term severe changes in the demand for and prices of oil and natural gas.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Future events and their effects cannot be perceived with certainty. Accordingly, the Company's accounting estimates require the exercise of judgment. While management believes that the estimates and assumptions used in the preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates. Estimates are used for, but are not limited to, determining the following: allowance for doubtful accounts, recoverability of long-lived assets and intangibles, useful lives used in depreciation and amortization, income taxes and related valuation allowances. The accounting estimates used in the preparation of the consolidated financial statements may change as new events occur, as more experience is acquired, as additional information is obtained and as the Company's operating environment changes.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Allis-Chalmers and its subsidiaries and joint venture, AirComp. The Company's subsidiaries are Mountain Air, Jens', and Strata. All significant inter-company transactions have been eliminated.

REVENUE RECOGNITION

The Company's revenue recognition policy is significant because revenue is a key component of results of operations. In addition, revenue recognition determines the timing of certain expenses, such as commissions and royalties. The Company follows very specific and detailed guidelines in measuring revenue. Revenues are recognized by the Company and its subsidiaries as services are rendered, pricing is fixed or determinable, and collection is reasonably assured. The Securities and Exchange Commission's (SEC) Staff Accounting Bulletin (SAB) No. 104, REVENUE RECOGNITION IN FINANCIAL STATEMENTS ("SAB No. 104"), provides guidance on the SEC staff's views on application of generally accepted accounting principles to selected revenue recognition issues. The Company's revenue recognition policy is in accordance with generally accepted accounting principles and SAB No. 104.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

Accounts receivable are customer obligations due under normal trade terms. The Company sells its services to oil and natural gas drilling companies. The Company performs continuing credit evaluations of its customers' financial condition and although the Company generally does not require collateral, letters of credit may be required from customers in certain circumstances.

The Company records an allowance for doubtful accounts based on specifically identified amounts that are uncollectible. The Company has a limited number of customers with individually large amounts due at any given balance sheet date. Any unanticipated change in any one of these customers's credit worthiness or other matters affecting the collectibility of amounts due from such customers could have a material effect on the results of operations in the period in which such changes or events occur. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. As of December 31, 2003 and 2002, the Company had recorded an allowance for doubtful accounts of $168,000 and $32,000, respectively. Bad debt expense was $136,000, $32,000 and $0 for the years ended December 31, 2003, 2002 and 2001, respectively.

CASH EQUIVALENTS

The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents.

PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost less accumulated depreciation.

Maintenance and repairs are charged to operations when incurred. Refurbishments and renewals are capitalized when the value of the equipment is enhanced for an extended period and the cost exceeds a minimum amount of $1,000. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.

The cost of property and equipment currently in service is depreciated over the estimated useful lives of the related assets, which range from three to fifteen years. Depreciation is computed on the straight-line method for financial reporting purposes. Depreciation expense charged to operations was $1,954,000 for the year ended December 31, 2003, $1,837,000 for the year ended December 31, 2002, and $621,000 for the year ended December 31, 2001.

GOODWILL, INTANGIBLE ASSETS AND AMORTIZATION

On January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS ("SFAS No. 142"). Goodwill, including goodwill associated with equity method investments, and intangible assets with infinite lives are not amortized, but tested for impairment annually or more frequently if circumstances indicate that impairment may exist. Intangible assets with finite useful lives are amortized either on a straight-line basis over the asset's estimated useful life or on a basis that reflects the pattern in which the economic benefits of the intangible assets are realized.

The Company performs impairment tests on the carrying value of its goodwill at each reporting unit on an annual basis as of June 30th and December 31st for the Mountain Air and Strata operating subsidiaries, respectively. As of December 31, 2003 and 2002, no evidence of impairment exists.

As a result of the formation of AirComp on July 1, 2003, the Company and its subsidiary Mountain Air contributed assets whose cost was less than Mountain Air's underlying equity in the net assets of AirComp. This difference between the cost of the investment and the amount of the Company's underlying equity in net assets of AirComp has been accounted for similar to a business combination per the requirements of SFAS No. 141, BUSINESS COMBINATIONS. The difference of approximately $1,551,000 has been recorded pro-rata as a contra-asset against the historical net book values of the property and equipment of AirComp, the effects of which are reflected in the accompanying consolidated financial statements that include the majority-owned and controlled joint venture, AirComp. Over the period of the applicable depreciable lives of the assets, the Company will amortize such basis differences against depreciation expense.

In 2001, goodwill was amortized using the straight-line method over its expected useful life of 20 years. For the period ended December 31, 2001, the Company recorded $403,000 of amortization expense related to its goodwill.

IMPAIRMENT OF LONG-LIVED ASSETS

Long-lived assets, which include property, plant and equipment, goodwill and other intangibles, and certain other assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recorded in the period in which it is determined that the carrying amount is not recoverable. The determination of recoverability is made based upon the estimated undiscounted future net cash flows, excluding interest expense. The impairment loss is determined by comparing the fair value, as determined by a discounted cash flow analysis, with the carrying value of the related assets.

FINANCIAL INSTRUMENTS

Financial instruments consist of cash and cash equivalents, accounts receivable and payable, and debt. The carrying values of cash and cash equivalents, accounts receivable and payable approximate fair value. The Company believes the fair values and the carrying value of the debt would not be materially different due to the instruments' interest rates approximating market rates for similar borrowings at December 31, 2003 and 2002.

CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

SFAS No. 105, DISCLOSURE OF INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK, requires disclosure of significant concentration of credit risk regardless of the degree of such risk.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. The Company transacts its business with several financial institutions. However, the amount on deposit in three financial institutions exceeded the $100,000 federally insured limit at December 31, 2003 by a total of $1,050,793. Management believes that the financial institutions are financially sound and the risk of loss is minimal.

Approximately 25% of the Company's revenues for the year ended December 31, 2003 were derived from two customers as compared to approximately 20% of the Company's revenues for the year ended December 31, 2002. Approximately 20% of the Company's revenues for the year ended December 31, 2002 were derived from two customers as compared to approximately 79% of the Company's revenues for the year ended December 31, 2001, including one customer that accounted for 65% of the Company's revenues in 2001. Accounts receivable at December 31, 2003 includes $1,387,000 as compared to $706,000 at December 31, 2002 from these two customers.

Jens's largest customer, Maytep, had revenues of $3,329,000, which accounted for 33% of Jens' total revenues for the year ended December 31, 2003 and had revenues of $2,699,000, which accounted for 35% of Jens' total revenues for the year ended December 31, 2002. The Company provides extended payment terms to Maytep and maintains a high account receivable balance due to these terms. The account receivable reached a maximum of approximately $1.6 million during 2003 and was $1,354,000 at December 31, 2003. A default on this receivable could have a material adverse effect on the Company.

DEBT ISSUANCE COSTS

The costs related to the issuance of debt are capitalized and amortized to interest expense using the straight-line method over the maturity periods of the related debt. The maturity periods range from 2 to 5 years.

ADVERTISING

The Company expenses advertising costs as they are incurred. Advertising expenses for the years ended December 31, 2003, 2002, and 2001, totaled $41,000, $96,500 and $31,400, respectively.

INCOME TAXES

The Company has adopted the provisions of SFAS No. 109, ACCOUNTING FOR INCOME TAXES ("SFAS No. 109"). SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or income tax returns. Under this method, the deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

COMPREHENSIVE INCOME

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" requires the presentation and disclosure of all changes in equity from non-owner sources as "Comprehensive Income". The Company had no items of comprehensive income in the reported periods.

RECLASSIFICATIONS AND RESTATEMENT OF FORM 10-Q

Certain prior period balances have been reclassified to conform to current year presentation.

A reclassification on the accompanying consolidated balance sheet as of December 31, 2003 has occurred since the Company's September 30, 2003 interim condensed balance sheet was reported in the Company's September 30, 2003 Form 10-Q. The basis differences created between the Company's cost of its investment in AirComp and the Company's underlying equity in the net assets of AirComp has been reclassified from additional paid in capital to reflect the pro rata reduction of the Company's property and equipment balances. There was no effect on the results of operations as previously reported in the Company's September 30, 2003 Form 10-Q and the current year presentation conforms with generally accepted accounting principles.

The accompanying 2003 financial statements have been restated from the previously filed interim financial statements included in Form 10-Q for the first, second and third quarters of 2003. As discussed in Note 7 to the accompanying financial statements, an adjustment was recorded in the fourth quarter of 2003 to reflect a change in estimate of the recoverability of foreign taxes paid in 2002 and 2003. The effect of the significant fourth quarter adjustment on the individual quarterly financial statements is as follows:

                                     Three Months     Three Months     Three Months
                                     Ended            Ended            Ended
                                     March 31, 2003   June 30, 2003    September 30, 2003
                                     --------------   -------------    ------------------
Net income (loss) attributed to
    common shareholders
Previously reported                  $   (183)        $  (330)         $  1,136
Adjustment                               (158)            (92)              (93)
Restated                                 (341)           (422)            1,043

Net income (loss) per share, basic
    and diluted
Previously reported                  $  (0.05)        $ (0.10)         $   0.30
Adjustment                              (0.04)          (0.00)            (0.05)
Restated                                (0.09)          (0.10)             0.25

Certain amounts in the accompanying statement of operations for the year ended December 31, 2002 have been reclassified to conform to the restatement including the reclassification of the foreign income taxes from cost of goods sold to foreign tax expense.

PERSONNEL RESTRUCTURING COSTS

The Company has recorded and classified separately from recurring selling, general and administrative costs of approximately $495,000 incurred to terminate and relocate several members of management that occurred in September 2002.

BUSINESS ACQUISITION COSTS

The Company capitalizes direct costs associated with successful business acquisitions and expenses acquisition costs for unsuccessful acquisition efforts.

STOCK-BASED COMPENSATION

The Company accounts for its stock-based compensation using Accounting Principle Board Opinion No. 25 ("APB No. 25"). Under APB 25, compensation expense is recognized for stock options with an exercise price that is less than the market price on the grant date of the option. For stock options with exercise prices at or above the market value of the stock on the grant date, the Company adopted the disclosure-only provisions of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS 123"). The Company also adopted the disclosure-only provisions of SFAS No. 123 for the stock options granted to the employees and directors of the Company. Accordingly, no compensation cost has been recognized under APB No. 25. Had compensation expense for the options granted been recorded based on the fair value at the grant date for the options, consistent with the provisions of SFAS 123, the Company's net income/(loss) and net income/(loss) per share for the years ended December 31, 2003, 2002, and 2001 would have been decreased to the pro forma amounts indicated below.

                                               FOR THE YEAR ENDED DECEMBER 31,
                                               -------------------------------
                                              (in thousands, except per share
                                             2003          2002           2001
                                           --------      --------       --------
Net income/ (loss):        As reported     $  (108)      $(3,969)       $(4,577)
                           Pro forma        (2,457)       (3,969)        (4,577)
                                           ========      ========       ========

Net (loss) per share:
        Basic              As reported     $ (0.03)      $ (1.05)       $ (5.80)
                           Pro forma         (0.06)        (1.05)         (5.80)
                                           ========      ========       ========

         Diluted           As reported     $ (0.03)      $ (1.05)       $ (5.80)
                           Pro forma         (0.06)        (1.05)         (5.80)
                                           ========      ========       ========

There were options granted in 2003 and 2001. See Note 11 for further disclosures regarding stock options.

                                                 FOR THE YEAR ENDED DECEMBER 31,
                                                 2003         2002         2001
                                                 ----         ----         ----

Expected dividend yield                              0          --          --
Expected price volatility                      265.08%          --        100%
Risk-free interest rate                          6.25%          --        5.0%
Expected life of options                       7 years          --     4 years



SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

The Company discloses the results of its segments in accordance with SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION ("SFAS No. 131"). The Company designates the internal organization that is used by management for allocating resources and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. At December 31, 2003 and 2002, the Company operates in three segments organized by service line: casing services, directional drilling services and compressed air drilling services. At December 31, 2001, the Company operated in only one segment. Please see Note 15 for further disclosure in accordance with SFAS No. 131.

PENSION AND OTHER POST RETIREMENT BENEFITS

SFAS No. 132, EMPLOYER'S DISCLOSURES ABOUT PENSION AND OTHER POST RETIREMENT BENEFITS ("SFAS No. 132"), requires certain disclosures about employers' pension and other post retirement benefit plans and specifies the accounting and measurement or recognition of those plans. SFAS No. 132 requires disclosure of information on changes in the benefit obligations and fair values of the plan assets that facilitates financial analysis. Please see Note 3 for further disclosure in accordance with SFAS No. 132.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("SFAS No. 133"), establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Currently, the Company has no derivative instruments.

INCOME (LOSS) PER COMMON SHARE

The Company computes income (loss) per common share in accordance with the provisions of SFAS No. 128, EARNINGS PER SHARE ("SFAS No. 128"). SFAS No. 128 requires companies with complex capital structures to present basic and diluted earnings per share. Basic earnings per share are measured as the income or loss available to common stockholders divided by the weighted average outstanding common shares for the period. Diluted earnings per share is similar to basic earnings per share, but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, stock options, etc.) as if they had been converted. Potential dilutive common shares that have an anti-dilutive effect (e.g., those that increase income per share or decrease loss per share) are excluded from diluted earnings per share. As a result of the Company's net loss for the years ended December 31, 2003, 2002 and 2001, common stock equivalents have been excluded because their effect would be anti-dilutive.

NEW ACCOUNTING PRONOUNCEMENTS

In September 2003, the FASB approved SFAS No. 150, ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY ("SFAS No. 150"). SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after September 15, 2003. The effect on the Company's financial position include the fact that beginning on July 1, 2003 redeemable warrants will be classified as liabilities and not shown in the mezzanine equity section of the balance sheet. The adoption of SFAS No. 150 could also affect the Company's debt covenant calculations for purposes of its bank loans. As of December 31, 2003, the Company was in default of certain covenants at Jens's and Strata and has obtained waivers for these covenant defaults from its lender.

NOTE 2 - EMERGENCE FROM CHAPTER 11

Allis-Chalmers Corporation emerged from Chapter 11 proceedings on October 31, 1988 under a plan of reorganization, which was consummated on December 2, 1988. The Company was thereby discharged of all debts that arose before confirmation of its First Amended and Restated Joint Plan of Reorganization ("Plan of Reorganization"), and all of its capital stock was cancelled and made eligible for exchange for shares of common stock of the reorganized Company. On May 9, 2001, the reverse merger with OilQuip described in Note 1 constituted the event whereby the exchange of shares of common stock of the reorganized Company occurred.

NOTE 3 - PENSION AND POST RETIREMENT BENEFIT OBLIGATIONS

PENSION PLAN
------------

In 1994, the Company's independent pension actuaries changed the assumptions for mortality and administrative expenses used to determine the liabilities of the Allis-Chalmers Consolidated Pension Plan (the "Consolidated Plan"), and as a result the Consolidated Plan was under funded on a present value basis. The Company was unable to fund its obligations and in September 1997 obtained from the Pension Benefit Guaranty Corporation ("PBGC") a "distress" termination of the Consolidated Plan under section 4041(c) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The PBGC agreed to a plan termination date of April 14, 1997. The PBGC became trustee of the terminated Consolidated Plan on September 30, 1997. Upon termination of the Consolidated Plan, the Company and its subsidiaries incurred a liability to the PBGC that the PBGC estimated to be approximately $67.9 million (the "PBGC Liability").

In September 1997, the Company and the PBGC entered into an agreement in principle for the settlement of the PBGC Liability, which required, among other things, satisfactory resolution of the Company's tax obligations with respect to the Consolidated Plan under Section 4971 of the Internal Revenue Code of 1986, as amended ("Code"). In August 1998, the Company and the Internal Revenue Service ("IRS") settled the Company's tax liability under Code Section 4971 for $75,000.

In June 1999, the Company and the PBGC entered into an agreement for the settlement of the PBGC Liability (the "PBGC Agreement"). Pursuant to the terms of the PBGC Agreement, the Company issued 585,100 shares of its common stock to the PBGC, reducing the pension liability by the estimated fair market value of the shares to $66.9 million (the Company has a right of first refusal with respect to the sale of such shares). In connection with the PBGC Agreement, the Company and the PBGC entered into the following agreements: (i) a Registration Rights Agreement (the "Registration Rights Agreement"); and (ii) a Lock-Up Agreement by and among Allis-Chalmers, the PBGC, and others. In connection with the merger with OilQuip described below, the Lock-Up Agreement was terminated and the Registration Rights Agreement was amended to provide the PBGC the right to have its shares of common stock registered under the Securities Act of 1933 on Form S-3 during the 12 month period following the Merger (to the extent the Company is eligible to use Form S-3 which it currently is not) and thereafter to have its shares registered on Form S-1 or S-2.

In order to satisfy and discharge the PBGC Liability, the PBGC Agreement provided that the Company had to either: (i) receive, in a single transaction or in a series of related transactions, debt financing which made available to the Company at least $10 million of borrowings or (ii) consummate an acquisition, in a single transaction or in a series of related transactions, of assets and/or a business where the purchase price (including funded debt assumed) is at least $10 million ("Release Event").

The merger with OilQuip (the "Merger") on May 9, 2001 (as described in Note 1) constituted a Release Event, which satisfied and discharged the PBGC Liability. In connection with the Merger, the Company and the PBGC agreed that the PBGC should have the right to appoint one member of the Board of Directors of the Company for so long as it holds at least 117,020 shares of the common stock. In connection with the Merger, the Lock-Up Agreement was terminated in its entirety. As of December 31, 2003 and 2002, the Company is no longer liable for any obligations of the Consolidated Plan.

MEDICAL AND LIFE
----------------

Pursuant to the Plan of Reorganization, the Company assumed the contractual obligation to Simplicity Manufacturing, Inc. (SMI) to reimburse SMI for 50% of the actual cost of medical and life insurance claims for a select group of retirees (SMI Retirees) of the prior Simplicity Manufacturing Division of Allis-Chalmers. The actuarial present value of the expected retiree benefit obligation is determined by an actuary and is the amount that results from applying actuarial assumptions to (1) historical claims-cost data, (2) estimates for the time value of money (through discounts for interest) and (3) the probability of payment (including decrements for death, disability, withdrawal, or retirement) between today and expected date of benefit payments. As of December 31, 2003 and 2002, the Company has recorded post-retirement benefit obligations of $545,000 and $670,000, respectively, associated with this transaction.

401(k) SAVINGS PLAN

On January 1, 2003 the Company adopted the 401(k) Profit Sharing Plan (the "Plan"). The Plan is a defined contribution savings plan designed to provide retirement income to eligible employees of the Company and its subsidiaries. The Plan is intended to be qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. It is funded by voluntary pre-tax contributions from eligible employees who may contribute a percentage of their eligible compensation, limited and subject to statutory limits. The Plan is also funded by discretionary matching employer contributions from the Company. Eligible employees cannot participate in the Plan until they have attained the age of 21 and completed six-months of service with the Company. Upon leaving the Company, each participant is 100% vested with respect to the participants' contributions while the Company's matching contributions are vested over a three-year period in accordance with the Plan document. Contributions are invested, as directed by the participant, in investment funds available under the Plan. Matching contributions of approximately $10,000 were paid in 2003.

NOTE 4 - ACQUISITIONS

On February 6, 2001, Mountain Air acquired the business and certain assets of MADSCO, a private company, for $10,000,000 (including a $200,000 deposit paid in 2000) in cash and a $2,200,000 promissory note to the sellers (with interest at 5 3/4 percent and principal and interest due February 6, 2006). The acquisition was accounted for using the purchase method of accounting. Goodwill of $3,661,000 and other identifiable intangible assets of $800,000 were recorded with the acquisition.

On May 9, 2001, OilQuip merged into a subsidiary of Allis-Chalmers. In the Merger, all of OilQuip's outstanding common stock was converted initially into 80,000 shares of Allis-Chalmers' common stock plus 1,920,000 shares of Allis-Chalmers' common stock issued on October 15, 2001. The acquisition was accounted for using the purchase method of accounting as a reverse acquisition. Goodwill of $290,000 and other identifiable intangible assets of $719,000 were recorded in connection with the merger. Effective on the date of the merger, OilQuip retroactively became the reporting company. As a result, financial statements prior to the merger are those of OilQuip.

The Company completed two acquisitions and related financing on February 6, 2002.

The Company purchased 81% of the outstanding stock of Jens'. Jens' supplies highly specialized equipment and operations to install casing and production tubing required to drill and complete oil and gas wells. The Company also purchased substantially all the outstanding common stock and preferred stock of Strata. Strata provides high-end directional and horizontal drilling technology for specific targeted reservoirs that cannot be reached vertically.

The aggregate purchase price for Jens' and Strata was (i) $10,250,000 in cash,
(ii) a $4,000,000 note payable due in four years, (iii) $1,234,560 for a non-compete agreement payable over five years, (iv) 7,957,712 shares of common stock of the Company, (v) 3,500,000 shares of a newly created Series A 10% Cumulative Convertible Preferred Stock of the Company ("Preferred Stock") and
(vi) an additional payment estimated to be from $1,000,000 to $1,250,000, based upon Jens' working capital on February 1, 2002. The actual working capital adjustment was approximately $983,000. In addition, in connection with the Strata acquisition, Energy Spectrum Partners LP was issued warrants to purchase 87,500 shares of Company common stock at an exercise price of $0.75 per share.

The acquisitions were accounted for using the purchase method of accounting. Goodwill of $4,168,000 and other identifiable intangible assets of $2,035,000 were recorded with the acquisitions.

In July 2003, through the subsidiary Mountain Air, we entered into a limited liability company operating agreement with a division of M-I L.L.C. ("M-I"), a joint venture between Smith International and Schlumberger N.V. (Schlumberger limited), to form a Texas limited liability company named AirComp LLC ("AirComp").

Pursuant to the terms of the AirComp operating agreement, the Company contributed approximately $6.3 million in assets through its subsidiary Mountain Air in exchange for a 55% ownership in AirComp and M-I contributed approximately $6.8 million in exchange for a 45% ownership in AirComp. As a result of the Company's controlling interest and operating control, the Company has consolidated AirComp in its financial statements.

The following unaudited pro forma consolidated summary financial information illustrates the effects of the formation of AirComp on the Company's results of operations as of December 31, 2003 and the acquisitions of Jens' and Strata on the Company's results of operations for December 31, 2002, based on the historical statements of operations, as if the transactions had occurred as of the beginning of the periods presented.

                                                    Year Ended December 31,
                                                          (UNAUDITED)
                                                (in thousands, except per share)
                                                     2003               2002
Revenues                                           $ 33,605          $ 19,142

Operating income (loss)                            $  2,910          $   (401)

Net income ( loss)                                 $    140          $ (4,431)

Net income (loss) per common share

       Basic                                       $   0.04          $  (1.18)
       Diluted                                     $   0.02          $  (1.18)


NOTE 5 - DISCONTINUED OPERATIONS

On December 12, 2001, the Company consummated the sale of its wholly owned subsidiary, HDS, to the general manager of HDS (the "Buyer"), in a management buy-out with an effective date of November 30, 2001. Under the terms of the sale, the Company received a promissory note from the Buyer in the amount of $790,500 due on November 30, 2007, secured by certain HDS equipment. The note was to accrue interest at a rate of 7% through the payment date. On September 30, 2002, the Company received cash in the amount of $600,000 and recorded $191,000 in factoring costs related to the early termination of the promissory note from the buyer of HDS. A loss on the sale of approximately $2.0 million was recorded in the year ended December 31, 2001.

In conjunction with the sale of HDS, the Company formally discontinued the operations related to precision machining of rotating equipment, which was the principal HDS business.

The operating results of the business sold have been reported separately as discontinued operations in the accompanying statement of operations and consists of the following:

                       Period May 9, 2001 through
                            November 30, 2001
                             (in thousands)

Revenues                                                                $ 1,925
Cost of Sales                                                             1,486
                                                                        --------

Gross Profit                                                                439
Operating expenses                                                          594
Depreciation and amortization                                               124
                                                                        --------

(Loss) from operations                                                     (279)

Other (expense) income
        Interest expense                                                    (12)
                                                                        --------

(Loss) from discontinued operations                                     $  (291)
                                                                        ========

Loss on sale of discontinued operations                                 $(2,013)
                                                                        ========

NOTE 6 - PROPERTY AND OTHER INTANGIBLES ASSETS

Property and equipment is comprised of the following at December 31:

                                                         Depreciation
                                                            Period           2003         2002
                                                                             ----         ----

Land                                                                     $      27    $       25
Building and improvements                                 15 - 20 years        729           706
Machinery and equipment                                     3 -15 years     23,972        14,674
Tools, furniture, fixtures and leasehold improvements       3 - 7 years      4,098         4,059
                                                                         ----------   -----------

Total                                                                    $  28,726    $   19,464

Less: accumulated  depreciation                                             (2,487)       (2,340)
                                                                         ----------   -----------

Property and equipment, net                                              $  26,339    $   17,124
                                                                         ==========   ===========

Other intangible assets are as follows at December 31:

                                                        Amortization
                                                           Period           2003          2002
                                                                            ----          ----

Intellectual Property                                          20 years  $   1,009    $    1,009
Non-compete agreements                                      3 - 5 years      1,535         1,535
Other intangible assets                                     3 - 5 years      1,000         1,000
                                                                         ----------   -----------

Total                                                                    $   3,544    $    3,544

Less: accumulated  amortization                                             (1,254)         (726)
                                                                         ----------   -----------

Other intangibles assets, net                                            $   2.290    $    2,818
                                                                         ==========   ===========

NOTE 7 - INCOME TAXES

Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in differences between income for tax purposes and income for financial statement purposes in future years. A valuation allowance is established for deferred tax assets when management, based upon available information, considers it more likely than not that a benefit from such assets will not be realized. The Company has recorded a valuation allowance equal to the excess of deferred tax assets over deferred tax liabilities as the Company was unable to determine that it is more likely than not that the deferred tax asset will be realized.

The Tax Reform Act of 1986 contains provisions that limit the utilization of net operating loss and tax credit carry forwards if there has been a "change of ownership" as described in Section 382 of the Internal Revenue Code. Such a change of ownership may limit the Company's utilization of its net operating loss and tax credit carry forwards, and could be triggered by a public offering or by subsequent sales of securities by the Company or its stockholders.

Deferred income tax assets and the related allowance as of December 31, 2003 and 2002 are as follows:

                                                            2003          2002
                                                          ---------    ---------
Deferred non-current income tax assets:
Net future tax deductible items                           $    500     $    500
Net operating loss carry forwards                            2,975        2,033
A-C Reorganization Trust claims                             35,000       35,000
                                                          ---------    ---------

Total deferred non-current income tax assets                38,475       37,533

Valuation allowance                                        (38,475      (37,533)
                                                          ---------    ---------

Net deferred non-current income taxes                     $     --     $     --
                                                          =========    =========

Net operating loss carry forwards for tax purposes at December 31, 2003 and 2002 are estimated to be $8.5 million and $5.9 million, respectively, expiring through 2022.

Net future tax-deductible items relate primarily to differences in book and tax depreciation and amortization and to compensation expense related to the issuance of stock options. Gross deferred tax liabilities at December 31, 2003 and 2002 are not material.

The Company and its subsidiaries file a consolidated U.S. federal income tax return. The Company has no current tax expense for the years ended December 31, 2003, 2002 and 2001, respectively. The Company and specifically, its Jens' subsidiary, does pay foreign income taxes within the country of Mexico related to its earnings on Mexico revenues. The Company paid $370,000 and $270,000 in foreign income taxes to Mexico during the years ended December 31, 2003 and 2002, respectively. There is approximately $640,000 of U.S. foreign tax credits available to the Company and of that amount; the Company has determined that approximately $205,000 will be recoverable in a future period by applying the credits back to the taxable income of the Jens' subsidiary in 2001 and 2000. The $205,000 of recoverable foreign income taxes has been recorded as "other current assets" on the accompanying balance sheet of the Company as of December 31, 2003. The remaining $435,000 of available U.S. foreign tax credits may or may not be recoverable by the Company depending upon the availability of taxable income in future years and therefore, have not been recorded as an asset as of December 31, 2003. The foreign tax credits available to the Company begin to expire in the year 2007.

The following table reconciles income taxes based on the U.S. statutory tax rate to the Company's income tax expense from continuing operations:

                                                             2003       2002       2001
                                                           ---------  ---------  -------

Income tax expense based on the U.S. statutory tax rate    $     --   $     --   $   --

Foreign income subject to foreign taxes a rate different
  than the U.S. statutory rate                              370,468    269,568       --
                                                           ---------  ---------  -------

Total                                                      $370,468   $269,568   $   --
                                                           =========  =========  =======

The Plan of Reorganization established the A-C Reorganization Trust to settle claims and to make distributions to creditors and certain shareholders. The Company transferred cash and certain other property to the A-C Reorganization Trust on December 2, 1988. Payments made by the Company to the A-C Reorganization Trust did not generate tax deductions for the Company upon the transfer but generate deductions for the Company as the A-C Reorganization Trust makes payments to holders of claims.

The Plan of Reorganization also created a trust to process and liquidate product liability claims. Payments made by the A-C Reorganization Trust to the product liability trust did not generate current tax deductions for the Company. Deductions are available to the Company as the product liability trust makes payments to liquidate claims or incurs other expenses.

The Company believes the above-named trusts are grantor trusts and therefore includes the income or loss of these trusts in the Company's income or loss for tax purposes, resulting in an adjustment of the tax basis of net operating and capital loss carry forwards. The income or loss of these trusts is not included in the Company's results of operations for financial reporting purposes.

NOTE 8 - DEBT

Debt is as follows at:

                                                                Year Ended December 31,
                                                                    (in thousands)
                                                                    --------------
                                                                    2003      2002
                                                                  --------  --------
Debt of Mountain Air
Line of Credit with Wells Fargo                                   $    --   $   330
Note payable to Wells Fargo - Term Note                                --     2.392
Note payable to Wells Fargo - Subordinated Debt, net                   --     1,783
Note payable to Wells Fargo - Equipment Term Note                      --       160
Note payable to Wells Fargo - Equipment leasing                       247        --
Note payable to Seller of Mountain Air Drilling Service Company     1,511     2,200

Debt of Jens'
Line of Credit with Wells Fargo                                        26        67
Note payable to Wells Fargo - Term Note                             4.654     3.369
Note payable to Wells Fargo - Real Estate Note                        207       384
Subordinated Note payable to Seller of Jens'                        4.000     4,000
Note payable to Seller of Jens' for non-compete agreement             761     1,008
Note payable to Texas State Bank - Term Note                          354        --

Debt of Strata
Line of Credit with Wells Fargo                                     2,413    1,.275
Note payable to Wells Fargo - Term Note                                --     1.041
Vendor financing                                                    2,383       455
Note payable to former shareholder                                     --        12

Debt of Allis-Chalmers
Notes payable to certain former Directors                             386       370
Note payable to Wells Fargo - Subordinated debt                     2,675     2,375

Debt of AirComp
Line of Credit with Wells Fargo                                       369        --
Note payable to Wells Fargo - Term Note                             7,429        --
Subordinated Note Payable to M-I L,L C                              4,818        --
                                                                  --------  --------

Total Debt                                                        $32,233   $21,221

Less: short term debt and current maturities                        5,510    13,890

Long-term debt obligations                                        $27,083   $ 7,331
                                                                  ========  ========

The debt above is stated as of December 31, 2003 and 2002, net of the remaining put obligations totaling approximately $325,000 and $842,000 respectively that are disclosed further in "REDEEMABLE WARRANTS" below. As of December 31, 2003 and 2002, the gross debt is equal to approximately $32,558,000 and $22,063,000, respectively.

Substantially all of the Company's assets are pledged as collateral to the outstanding debt agreements. As of December 31, 2003, the Company's weighted average interest rate for all of its outstanding debt is approximately 6.34%. As of December 31, 2002, the Company's weighted average interest rate for all of its outstanding debt was approximately 8.5%.

Maturities of debt obligations at December 31, 2003 are as follows:

                                                   Maturities of Debt
                                                   ------------------
                                                    (in thousands)
Year Ended:
December 31, 2004                                    $      6,800
December 31, 2005                                           9,465
December 31, 2006                                           5,533
December 31, 2007                                           5,581
December 31, 2008 and thereafter                            4,854
                                                     -------------

Total                                                $     32,233
                                                     =============

The debt agreements are as follows:

MOUNTAIN AIR

NOTES PAYABLE TO WELLS FARGO - EQUIPMENT LEASING - A term loan in the original amount of $267,000 at an interest rate of 5%, interest payable monthly, with monthly principal payments of $5,039 due on the last day of the month. The maturity date of the loan is June 30, 2008. The balance at December 31, 2003 was $247,000.

NOTE PAYABLE TO SELLER OF MOUNTAIN AIR DRILLING SERVICE COMPANY ("MADSCO") - A note to the sellers of MADSCO assets in the original amount of $2,200,000 at 5.75% simple interest was reduced to $1,469,151 as a result of the settlement of a legal action against the sellers. The principal and accrued interest is due on September 30, 2007 in the amount of $1,863,195. See Note 15 for information regarding the modification to the terms of this agreement. The balance at December 31, 2003 was $1,511,000.

JENS'

NOTE PAYABLE TO WELLS FARGO CREDIT, INC. - TERM NOTE - A term loan in the original amount of $4,042,396 was amended in October 2003 to $5,100,000 at a floating interest rate (6.0% at December 31, 2003) with monthly principal payments of $85,000 plus 25% of Jens' receipt of any payment from Maytep. The maturity date of the loan was January 31, 2005 but in April 2004 was extended to January 31, 2006. The balance at December 31, 2003 was $4,654,000.

NOTE PAYABLE TO WELLS FARGO CREDIT INC. - REAL ESTATE NOTE - A real estate loan in the amount of $532,000 at floating interest rate (6.0% at December 31, 2003) with monthly principal payments of $14,778 plus accrued interest. The principal will be due on January 31, 2005. The balance at December 31, 2003 was $207,000.

LINE OF CREDIT WITH WELLS FARGO CREDIT, INC. - At December 31, 2003, Jens had a $1,000,000 line of credit at Wells Fargo Credit, Inc., of which $26,000 was outstanding at December 31, 2003. The committed line of credit is due on January 31, 2005 but in April 2003 was extended to January 31, 2006. Interest accrues at a floating rate plus 3% (7.0% at December 31, 2003) for the committed portion. Additionally, Jens' pays a 0.5% fee for the uncommitted portion.

SUBORDINATED NOTE PAYABLE TO SELLER OF JENS' - A subordinated seller's note in the original amount of $4,000,000 at 7.5% simple interest. At December 31, 2003, $533,000 of interest was accrued and was included in accrued interest. The principal and interest are due on January 31, 2006. The note is subordinated to the rights of the Company's bank lenders.

NOTE PAYABLE TO SELLER OF JENS' FOR NON-COMPETE AGREEMENT - In conjunction with the purchase of Jens' (Note 4), the Company agreed to cause Jens' to pay a total of $1,234,560 to the Seller of Jens' in exchange for a non-compete agreement signed simultaneously. Jens' is to make monthly payments of $20,576 through the period ended January 31, 2007. As of December 31, 2003 the balance was approximately $761,000 including $247,000 classified as short-term.

NOTE PAYABLE TO TEXAS STATE BANK - TERM NOTE - A term loan in the original amount of $397,080 at a floating interest rate (6.0% at December 31, 2003) with monthly principal payments of $11,000 plus interest. The maturity date of the loan is September 17, 2006. As of December 31, 2003, the outstanding balance was $354,000.

STRATA

VENDOR FINANCING - In December 2003, Strata entered into a short-term vendor financing agreement in the original amount of $1,746,000 with a major supplier of drilling motors for drilling motor rentals, motor lease costs and motor repair costs. The agreement provides for repayment of all amounts due no later than December 30, 2005. Payment of the interest on the note is due monthly and three principal payments are due in October 2004, April 2005 and December 2005. The vendor financing incurs interest at a rate of 8.0%. As of December 31, 2003, the outstanding balance was approximately $1,746,000.

VENDOR FINANCING - In October 2003, Strata entered into a short-term vendor financing agreement in the original amount of $779,000 with a major supplier of drilling motors for the purchase of fifty (50) drilling motors. The agreement provides for repayment of all amounts due no later than October 31, 2004. Payment on the note is due monthly in the amount of $71,000 plus interest. The vendor financing incurs interest at a rate of 8.0%. As of December 31, 2003, the outstanding balance was approximately $637,000.

LINE OF CREDIT WITH WELLS FARGO CREDIT, INC. - At December 31, 2003, Strata has a $2,500,000 line of credit at Wells Fargo Credit, Inc., of which $2,413,000 was outstanding at December 31, 2003. The committed line of credit was due on January 31, 2005 but in April 2004 was extended to January 31, 2006. Interest accrues at a floating interest rate plus 3% (7.0% at December 31, 2003) for the committed portion. Additionally, Strata pays a 0.5% annual fee for the uncommitted portion.

ALLIS-CHALMERS

NOTES PAYABLE TO WELLS FARGO ENERGY CAPITAL, INC. - Subordinated Debt And Amortization Of Redeemable Warrant - Secured subordinated debt issued to partially finance the acquisitions of Jens' and Strata in the original amount of $3,000,000 at 12% interest payable monthly. Of this amount, $2,675,000 was outstanding on December 31, 2003. The principal was due on January 31, 2005 but in April 2004 was extended to February 1, 2006. In connection with incurring the debt, the Company issued redeemable warrants valued at $900,000, which have been recorded as a discount to the subordinated debt and as a liability (see Redeemable Warrants below and Note 12). The discount is amortizable over three years beginning February 6, 2002 as additional interest expense of which $300,000 was recognized for the year ended December 31, 2003. The debt is recorded at $2,675,000 at December 31, 2003, net of the unamortized portion of the put obligation.

NOTES PAYABLE TO CERTAIN FORMER DIRECTORS - The Allis-Chalmers Board established an arrangement by which to compensate former and continuing Board members who had served from 1989 to March 31, 1999. Pursuant to the arrangement in 1999, Allis-Chalmers issued promissory notes totaling $325,000 to current or former directors and officers. The notes bear interest at the rate of 5%, compounded quarterly, and are due March 28, 2005. At December 31, 2003, the notes were recorded at $386,000, including accrued interest.

REDEEMABLE WARRANTS - The Company issued redeemable warrants that are exercisable for up to 233,000 shares of the Company's common stock at an exercise price of $0.75 per share ("Warrants A and B") and non-redeemable warrants that are exercisable for a maximum of 67,000 shares of the Company's common stock at $5.00 per share ("Warrant C"). The warrants were issued in connection with the issuance of a subordinated debt instrument for Mountain Air in 2001, subsequently repaid in connection with the formation of AirComp in July 2003 and the related issuance of the $3 million subordinated debt discussed above (collectively, the "Subordinated Debt"). Warrants A and B are subject to cash redemption provisions ("puts") in the amount of $600,000 and $900,000, respectively, at the discretion of the warrant holders beginning at the earlier of the final maturity date of the Subordinated Debt or three years from the closing of the Subordinated Debt (January 31, 2005). Warrant C does not contain any such puts or provisions. In April 2004 the maturity date of the debt was extended to February 1, 2006. The Company has recorded a liability of $600,000 at Mountain Air and $900,000 at Allis-Chalmers for a total of $1,500,000 and is amortizing the effects of the puts to interest expense over the life of the Subordinated Debt.

GUARANTEE OF SUBSIDIARY OBLIGATIONS. The Company guarantees many of its subsidiaries' obligations. In addition, the Company's Chief Executive Officer and Chairman, Munawar H. Hidayatallah, and his wife, guarantee substantially all of the Company's obligations.

AIRCOMP LLC

LINE OF CREDIT WITH WELLS FARGO BANK - a $1,000,000 line of credit at Wells Fargo bank, of which $369,000 was outstanding at December 31, 2003. Interest accrues at a floating interest rate plus 2.25% (6.25% at December 31, 2003) for the committed portion and is payable quarterly starting in September 2003. Additionally, AirComp pays a 0.5% annual fee for the uncommitted portion. The line of credit must be repaid on June 27, 2007.

NOTES PAYABLE TO WELLS FARGO - TERM NOTE - A term loan in the original amount of $8,000,000 at variable interest rates related to the Prime or LIBOR rates (4.09% at December 31, 2003), interest payable quarterly, with quarterly principal payments of $286,000 due on the last day of the quarter beginning in July 2003. The maturity date of the loan is June 27, 2007. The balance at December 31, 2003 was $7,429,000

NOTE PAYABLE TO WELLS FARGO - EQUIPMENT TERM LOAN - A delayed draw term loan in the amount of $1,000,000 with interest at a rate equal to the LIBOR rate plus 2.0% to 2.75%, with quarterly payments of interest and quarterly payments of principal equal to 5% of the outstanding balance commencing in the first quarter of 2005. The maturity date of the loan is June 27, 2007. AirComp has not yet drawn down on this note and there was no outstanding balance at December 31, 2003.

NOTE PAYABLE TO M-I L.L.C. - SUBORDINATED DEBT - Subordinated debt in the amount of $4,818,000 bearing an annual interest rate of 5% in conjunction with the joint venture. The note is due and payable when M-I sells its interest or a termination of AirComp occurs. At December 31, 2003, $120,000 of interest was accrued and included in accrued interest.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

The Company rents office space on a five-year lease, which expires February 5, 2006. The Company and its subsidiaries also rent certain other facilities and shop yards for equipment storage and maintenance. Facility rent expense for the years ended December 31, 2003, 2002 and 2001 was $370,000, $303,000 and $90,000,
respectively. The Company has no further lease obligations.

At December 31, 2003, future minimum rental commitments for all operating leases are as follows:

                                                            Operating Leases
                                                            ----------------
                                                             (in thousands)
Year Ended:
December 31, 2004                                            $       318
December 31, 2005                                                    207
December 31, 2006                                                    116
December 31, 2007                                                    115
December 31, 2008 and thereafter                                      58
                                                             ------------

Total                                                        $       814
                                                             ============

NOTE 10 - SHAREHOLDERS' EQUITY

The equity and per share data on the financial statements as of December 31, 2001 have been presented so as to give effect to the recapitalization of the Company, which occurred in the reverse acquisition of Allis-Chalmers on May 9, 2001. Under the recapitalization, the original number of shares outstanding of the formerly private OilQuip is considered to have been exchanged for the 2,000,000 shares of Allis-Chalmers that were issued on the date of the reverse acquisition to the owners of OilQuip.

For legal purposes, Allis-Chalmers acquired OilQuip, the parent company of Mountain Air. However, for accounting purposes OilQuip was treated as the acquiring company in a reverse acquisition of Allis-Chalmers. The business combination was accounted for as a purchase. As a result, $2,779,000, the value of the Allis-Chalmers common stock outstanding at the date of acquisition, was added to shareholders' equity, which reflects the recapitalization of Allis-Chalmers and the reorganization of the combined company.

On February 6, 2002, in connection with the acquisition of 81% of the outstanding stock of Jens' (Note 4), the Company issued 279,570 shares of common stock to the seller of Jens', an individual presently employed as the President of the Company. The business combination was accounted for as a purchase. As a result, $630,000, the fair value of the Company's common stock issued at the date of the acquisition, was added to shareholders' equity.

On February 6, 2002, in connection with the acquisition of 95% of the outstanding stock of Strata (Note 4), the Company issued 1,311,973 shares of common stock to the seller of Strata, Energy Spectrum. The business combination was accounted for as a purchase. As a result, $2,952,000, the fair value of the Company's common stock issued at the date of the acquisition, was added to shareholders' equity.

On May 31, 2002, the Company acquired the remaining 5% of the outstanding stock of Strata and issued 17,500 shares of common stock to the seller, Energy Spectrum. As a result, $153,000, the fair value of the Company's common stock issued at the date of the purchase, was added to shareholders' equity.

In connection with the Strata purchase, the Company authorized the creation of Preferred Stock. The Preferred Stock has cumulative dividends at ten percent per annum payable in additional shares of Preferred Stock or if elected and declared by the Company, in cash. Additionally, the Preferred Stock was convertible into common stock of the Company. The Preferred Stock is also subject to mandatory redemption on or before February 4, 2004 or earlier from the net proceeds of new equity sales and optional redemption by the Company at any time. The redemption price of the Preferred Stock was $1.00 per share plus accrued dividend rights.

The Preferred Stock, including accrued dividend rights, was converted into 1,718,090 shares of common stock on April 2, 2004 (See, "Recent Developments.")

For the year ended December 31, 2003, the Company has accrued $671,000 of dividends payable to the Preferred Stock holders. No dividends have been declared or paid to date. On April 2, 2004, the outstanding Preferred Stock, including accrued dividends, was converted into 1,718,090 shares of common stock.

In connection with the Strata Acquisition, the Company issued to Energy Spectrum a warrant to purchase 87,500 shares of the Company's common stock at an exercise price of $0.75 per share, and on February 19, 2003, the Company issued an additional warrant to purchase 175,000 shares of the Company's common stock at an exercise price of $0.15 per share. The warrant issued on February 19, 2003 was valued in accordance with the Black-Scholes valuation model at approximately $306,000. The fair value of this warrant issuance was recorded similar to a preferred share dividend.

NOTE 11 - STOCK OPTIONS

In 2000, in conjunction with the promissory notes issued to certain current and former Directors (Note 8), Allis-Chalmers' Board of Directors also granted stock options to these same individuals. Options to purchase 4,800 shares of common stock were granted with an exercise price of $2.75. These options vested immediately and may be exercised any time prior to March 28, 2010. As of December 31, 2003, none of the stock options were exercised. No compensation expense has been recorded for these options that were issued with an exercise price approximately equal to the fair value of the common stock at the date of grant.

On May 31, 2001, the Board granted to Leonard Toboroff, a director of Allis-Chalmers an option to purchase 100,000 shares of common stock at $0.50 per share, exercisable for 10 years from October 15, 2001. The option was granted for services provided by Mr. Toboroff to OilQuip prior to the merger, including providing financial advisory services, assisting in OilQuip's capital structure and assisting OilQuip in finding strategic acquisition opportunities. The Company recorded compensation expense of $500,000 for the issuance of the option for the year ended December 31, 2001.

On December 16, 2003, the Board granted to the employees of the Company options to purchase 854,500 shares of common stock, and issued options to purchase 14,000 shares of common stock to non-employee directors and to Energy Spectrum Partners LP as compensation for services rendered by directors in 2002 and 2003. These options are exercisable for 10 years from December 16, 2003 at $2.75 per share. As of December 31, 2003, none of the stock options were exercised.

A summary of the Company's stock option activity and related information is as follows:

                            December 31, 2003                December 31, 2002                December 31, 2001
                                        Weighted Avg.                  Weighted Avg.                      Weighted Avg.
                       Shares Under       Exercise     Shares Under      Exercise       Shares Under        Exercise
                          Option           Price          Option           Price           Option            Price
                      ---------------- -------------- --------------- ---------------- ----------------- --------------
Beginning balance             104,800        $  3.00         104,800         $   3.00             4,800       $  13.75
Granted                       868,500           2.75               -                -           100,000           2.50
Canceled                            -              -               -                -                 -              -
Exercised                           -              -               -                -                 -              -
                      ---------------- -------------- --------------- ---------------- ----------------- --------------

Ending balance                973,300        $  2.78         104,800         $   3.00           104,800       $   3.00
                      ================ ============== =============== ================ ================= ==============

The following table summarizes additional information about the Company's stock options outstanding as of December 31, 2003:

       Fair Value                              Weighted Average Remaining
       Exercise Price    Shares Under Option       Contractual Life         Weighted Average
       ----------------  --------------------  --------------------------  ------------------
       $ 2.50                        100,000          7.75 years                    $5.00
       $13.75                          4,800          6.25 years                    $9.85
       $ 2.75                        868,500         10.00 years                    $2.75
       -------                      ---------        ------------                   ------
       $ 2.78                        973,300          9.75 years                    $3.15
       =======                      =========        ============                   ======

There were no stock options issued to employees or directors in the year ended December 31, 2002.

NOTE 12 - STOCK PURCHASE WARRANTS

In conjunction with the Mountain Air purchase by OilQuip in February of 2001, Mountain Air issued a common stock warrant for 620,000 shares to a third-party investment firm that assisted the Company in its initial identification and purchase of the Mountain Air assets. The warrant entitles the holder to acquire up to 620,000 shares of common stock of Mountain Air at an exercise price of $.01 per share over a nine-year period commencing on February 7, 2001. The stock purchase warrant has been recorded at a fair value of $200,000 for the year ended December 31, 2001.

As more fully described in Note 8, Mountain Air and Allis-Chalmers issued two warrants ("Warrants A and B") for the purchase of 233,000 total shares of the Company's common stock at an exercise price of $0.75 per share and one warrant for the purchase of 67,000 shares of the Company's common stock at an exercise price of $5.00 per share ("Warrant C") in connection with their subordinated debt financing. The holders may redeem Warrants A and B for a total of $1,500,000 as of January 31, 2005. The fair value of Warrant C was established in accordance with the Black-Scholes valuation model and as a result, $47,000 was added to shareholders' equity. The following assumptions were utilized to determine fair value: no dividend yield; expected volatility of 67.24%; risk free interest rate of 5%; and expected lives of four years.

On February 6, 2002, in connection with the acquisition of substantially all of the outstanding stock of Strata (Note 4), the Company issued a warrant for the purchase of 87,500 shares of the Company's common stock at an exercise price of $5.00 per share over the term of four years. The fair value of the warrant was established in accordance with the Black-Scholes valuation model and as a result, $267,000 was added to shareholders' equity. The following assumptions were utilized to determine fair value: no dividend yield; expected volatility of 67.24%; risk free interest rate of 5%; and expected lives of four years.

In connection with the Strata Acquisition, on February 19, 2003, the Company issued Energy Spectrum an additional warrant to purchase 175,000 shares of the Company's common stock at an exercise price of $0.75 per share.

The Preferred Stock, including accrued dividend rights, was converted into 1,718,090 shares of common stock on April 2, 2004 (See, "Recent Developments.") (unaudited)

NOTE 13 - LEASE RECEIVABLE

In June 2002, the Company's subsidiary, Strata, sold its measurement while drilling (MWD) assets to a third party. Under the terms of the sale, the Company will receive at least $15,000 per month for thirty-six months. After thirty-six months, the purchaser has the option to pay the remaining balance or continue paying a minimum of $15,000 per month for twenty-four additional months. After the expiration of the additional twenty-four months, the purchaser must repay any remaining balance. This transaction has been accounted for as a direct financing lease with the nominal residual gain from the asset sale deferred into income over the life of the lease. During the year ended December 31, 2003, the Company received a total of $251,000 in payments from the third party related to this lease.

NOTE 14 - RELATED PARTY TRANSACTIONS

At December 31, 2003 and 2002, the Company owed the Chief Executive Officer of the Company $193,000 related to deferred compensation, and for advances totaling $49,000, respectively. Also the Company owed a former Executive Vice President and shareholder of the Company advances totaling $70,000, and deferred compensation of $42,000.

The Company's Chief Executive Officer, Munawar H. Hidayatallah, and his wife have guaranteed substantially all of the debt obligations of the Company and its subsidiaries. The Company has agreed to compensate the Chief Executive Officer annual fee equal to 1/4 of 1% of the amount of debts of the Company and its subsidiaries guaranteed by Mr. Hidayatallah and his wife payable quarterly beginning on March 31, 2004.

The President of the Company is the former owner of Jens' and currently holds a 19% minority interest in Jens'. This same individual is the holder of a $4,000,000 subordinated note payable issued by Jens' and is also owed $533,000 in accrued interest and $761,000 related to the obligation of a non-compete agreement (Note 8).

The President of the Company and formerly the sole proprietor of Jens' owns a shop yard, which he leases to Jens' on a monthly basis. The annual lease payments to the President under the terms of the lease were $28,800 for each of the years ended December 31, 2003 and 2002.

In addition, the President of the Company and members of his family own 100% of Tex-Mex Rental & Supply Co., a Texas corporation, that sold approximately $173,000 and $290,000 of equipment and other supplies to Jens' for the years ended December 31, 2003 and 2002, respectively. Management of the Company believes these transactions were on terms at least as favorable to Jens' as could have been obtained from unrelated third parties.

As further explained in Note 8, former directors of the Company were provided with promissory notes in 2000 in lieu of compensation for past services provided. A total of $386,000 included in the long-term debt of the Company is due the former directors and current shareholders of the Company as of December 31, 2003.

At December 31, 2003, Mountain Air owes its other joint venture partner in AirComp, LLC, M-I Fluids, LLC a total of $73,000.

NOTE 15 - SETTLEMENT ON LAWSUIT

In June 2003, Mountain Air filed a lawsuit against the former owners of Mountain Air Drilling Service Company (the "Sellers") for breaches in the asset purchase agreement. The Sellers stored hazardous materials on the property leased by Mountain Air without the consent of Mountain Air and violated the non-compete clause in the asset purchase agreement.

On July 15, 2003, Mountain Air entered into a settlement agreement with the Sellers. As of the date of the agreement, Mountain Air owed the Sellers a total of $2,563,195 including $2.2 million in principal and $363,195 in accrued interest. As part of the settlement agreement, the note payable to the Sellers was reduced from $2.2 million to $1.5 million. The note payable no longer accrues interest and the due date of the note payable was extended from February 6, 2006 to September 30, 2007. The lump-sum payment due the Sellers at that date will be $1,863,195. Mountain Air recorded a one-time gain on the reduction of the note payable to the Sellers of $1,034,000 in the third quarter of 2003. The gain was calculated by discounting the note payable to $1,469,152 using a present value calculation and accreting the note payable to $1,863,195, the amount due in September 2007. The Company will record interest expense totaling $394,043 over the life of the note payable beginning July 2003.

NOTE 16 - SEGMENT INFORMATION

The Company has three operating segments including Casing Services (Jens'), Directional Drilling Services (Strata) and Compressed Air Drilling Services (AirComp). All of the segments provide services to the petroleum industry. The Company only operated in one reporting segment for the year ended December 31, 2001. The revenues, operating income (loss), depreciation and amortization, interest, capital expenditures and assets of each of the reporting segments plus the Corporate function are reported below for the years ended December 31, 2003 and 2002:

                                                         Year Ended December 31,
                                                           2003          2002
                                                         ---------     ---------
                                                              (in thousands)
REVENUES:
Casing services                                          $ 10,037      $  7,796
Directional drilling services                              16,008         6,529
Compressed air drilling services                            6,679         3,665
                                                         ---------     ---------

Total revenues                                           $ 32,724      $ 17,790
                                                         =========     =========

OPERATING INCOME (LOSS):
Casing services                                          $  3,628      $  2,495
Directional drilling services                               1,103          (576)
Compressed air drilling services                              115          (945)
General corporate                                          (2,222)       (2,144)
                                                         ---------     ---------

Total income/(loss) from operations                      $  2,624      $ (1,170)
                                                         =========     =========

DEPRECIATION AND AMORTIZATION EXPENSE:
Casing services                                          $  1,413      $  1,265
Directional drilling services                                 275           295
Compressed air drilling services                            1,041           955
General corporate                                             109            65
                                                         ---------     ---------

Total depreciation and amortization expense              $  2,838      $  2,580
                                                         =========     =========

INTEREST EXPENSE:
Casing services                                          $  1,044      $    643
Directional drilling services                                 268           215
Compressed air drilling services                              839           761
General corporate                                             316           637
                                                         ---------     ---------

Total interest expense                                   $  2,467      $  2,256
                                                         =========     =========

CAPITAL EXPENDITURES
Casing services                                          $  2,176      $    137
Directional drilling services                               1,066            83
Compressed air drilling services                            2,093           288
General corporate                                              19            10
                                                         ---------     ---------

Total capital expenditures                               $  5,354      $    518
                                                         =========     =========

ASSETS:
Casing services                                          $ 18,191      $ 15,681
Directional drilling services                              11,529         8,888
Compressed air drilling services                           17,946         9,138
General corporate                                           1,207         1,071
                                                         ---------     ---------

Total assets                                             $ 48,873      $ 34,778
                                                         =========     =========

The following table contains the customers that represent more than 10% of the revenues for each of the three operating segments at December 31, 2003 and 2002:


                                                  2003                                            2002

Casing Services                        El Paso Production Oil & Gas                El Paso Production Oil & Gas
                                       Materiales Y Equipos Petroleros             Materiales Y Equipos Petroleros

Directional drilling services          Anadarko Petroleum Corporation              Anadarko Petroleum Corporation
                                       El Paso Production Oil & Gas                El Paso Production Oil & Gas
                                                                                   Santos USA Corporation

Compressed air drilling services       Burlington Resources Oil & Gas Co., L.P.    Burlington Resources Oil & Gas Co., L.P.
                                       Calpine Corporation                         Devon Energy Production Co.
                                                                                   Texaco Exploration and Production

NOTE 17 - SUPPLEMENTAL CASH FLOWS INFORMATION

                                                                December    December    December
                                                                31, 2003    31, 2002    31, 2001
                                                                ---------   ---------   ---------
                                                                          (in thousands)
Non-cash investing and financing transactions
  in connection with the acquisition of
  Mountain Air assets and merger of
  Allis-Chalmers and OilQuip:

Fair value of net assets acquired                               $     --    $     --    $ (7,183)
Goodwill and other intangibles                                        --          --      (2,732)
Notes payable to Seller of Mountain Air                               --          --       2,200
Fair value of common stock exchanged                            $     --    $     --    $ (2,799)
Fair value of net assets, net of cash received                        --          --         892
                                                                ---------   ---------   ---------
Net cash paid to acquire subsidiary and
  consummate merger                                             $     --    $     --    $ (6,829)
                                                                =========   =========   =========

Non-cash investing and financing transactions in connection with the acquisitions of Jens' and Strata:

Fair value of net assets acquired                               $     --    $(13,945)   $     --
Goodwill and other intangibles                                        --      (5,903)         --
Note payable to Seller of Jens' Oilfield Service                      --       4,000          --
Value of common stock issued                                          --       3,735          --
Issuance of preferred stock                                           --       3,500          --
Fair value of warrants issued                                         --         314          --
                                                                ---------   ---------   ---------
Net cash paid to acquire subsidiary                             $     --    $ (8,299)   $     --
                                                                =========   =========   =========

Other non-cash investing and financing transactions:

Sale of property & equipment in connection with
  the direct financing lease (Note 13)                          $     --    $  1,193    $     --

(Gain) on settlement of debt                                    $ (1,034)   $     --    $     --

Amortization of discount on debt                                $    442    $     --    $     --

Purchase of equipment financed through assumption of
  debt or accounts payable                                      $    906    $     --    $     --

Other non-cash investing and financing transactions in connection with AirComp:

Issuance of debt to joint venture by M-I                        $ (4,818)   $     --    $     --

Contribution of property, plant and equipment by
  M-I to joint venture                                          $  6,369    $     --    $     --

Difference of Company's investment cost basis in AirComp
  and their share of underlying equity of net assets
  of AirComp                                                    $ (1,551)   $     --    $     --
                                                                ---------   ---------   ---------
Net cash paid in connection with the joint venture              $     --    $     --    $     --
                                                                =========   =========   =========

NOTE 18 - QUARTERLY RESULTS (UNAUDITED)

                                    First       Second      Third       Fourth
                                    Quarter     Quarter     Quarter     Quarter
                                   ---------   ---------   ---------   ---------
                                      (In thousands, except per share amounts)
YEAR 2003

Revenues                           $  6,999    $  7,340    $  8,089    $ 10,296

Operating income (loss)               1,023         910         727         (36)

Net income (loss)                        53        (335)      1,131        (301)
                                   ---------   ---------   ---------   ---------
Preferred stock dividend               (394)        (87)        (88)        (87)
                                   ---------   ---------   ---------   ---------
Net income (loss) attributed to
common shares                      $   (341)   $   (422)   $  1,043    $   (388)
                                   =========   =========   =========   =========
Income (loss) per common share
  Basic:                           $  (0.09)   $  (0.11)   $   0.27    $  (0.10)
                                   =========   =========   =========   =========
Income (loss) per common share
  Diluted:                         $  (0.09)   $  (0.11)   $   0.27    $  (0.10)
                                   =========   =========   =========   =========

YEAR 2002

Revenues                           $  3,253    $  4,238    $  4,775    $  5,724

Operating income (loss)                (133)       (729)       (540)        232

Net income (loss)                      (640)       (869)     (1,505)       (955)
                                   ---------   ---------   ---------   ---------
Preferred stock dividend                (58)        (87)        (87)        (89)
                                   ---------   ---------   ---------   ---------
Net income (loss) attributed to
common shares                      $   (698)   $   (956)   $ (1,592)   $ (1,044)
                                   =========   =========   =========   =========
Income (loss) per common share
  (Basic and diluted)              $  (0.19)   $  (0.25)   $  (0.42)   $  (0.27)
                                   =========   =========   =========   =========


NOTE 19 - LEGAL MATTERS

The Company is involved in various legal proceedings that arose in the ordinary course of various businesses. The legal proceedings are at different stages. In addition, special trusts established in connection with the Company's reorganization (See Note 2 - Emergence From Chapter 11) are responsible for certain costs and expenses related to the Company's pre-bankruptcy obligations. In the opinion of management and their legal counsel, the ultimate gain or loss, if any, to the Company from all such proceedings can not be reasonably estimated at this time.

NOTE 20 - SUBSEQUENT EVENTS

On March 15, 2004, the Company filed an application to list the common stock on the American Stock Exchange. However, approval of listing of the common stock is subject to numerous conditions, including that the Company effect a reverse stock split resulting in an increase in the per share price to at least $3.00 per share, and meet certain other quantitative and qualitative standards. While the stockholders and board of directors have approved a future reverse stock split (see "Item 4 - Submission of Matters to a Vote of Security Holders"), there can be no assurance that the Company will meet the listing requirements of the American Stock Exchange or any other exchange.

On April 2, 2004, the Company entered into the following transactions:

    o In exchange for an investment of $2 million, the Company issued 3,100,000 shares of common stock for a purchase price equal to $0.50 per share, and warrants to purchase 4,000,000 shares of common stock at an exercise price of $0.50 per share, expiring on April 1, 2006, to an investor group (the "Investor Group") consisting of entities affiliated with Donald and Christopher Engel and directors Robert Nederlander and Leonard Toboroff. The aggregate purchase price for the common stock was $1,550,000, and the aggregate purchase price for the warrants was $450,000.

    o Energy Spectrum converted its 3,500,000 shares of Series A 10% Cumulative Convertible Preferred Stock, including accrued dividend rights, into 8,590,449 shares of common stock.

    o The Company, the Investor Group, Energy Spectrum, and director Saeed Sheikh, and officers and directors Munawar H. Hidayatallah and Jens H. Mortensen entered into a stockholders agreement pursuant to which the parties have agreed to vote for the election to the board of directors of the Company three persons nominated by Energy Spectrum, two persons nominated by the Investor Group and one person nominated by Messrs. Hidayatallah, Mortensen and Sheikh. In addition, the parties and the Company agreed that in the event the Company has not affected a public offering of its shares prior to September 30, 2005, then, at the request of Energy Spectrum, the Company will retain an investment banking firm to identify candidates for a transaction involving the sale of the Company or its assets.

    o Wells Fargo Credit, Inc. and Wells Fargo Energy Capital, Inc. extended the maturity dates for certain obligations (which at December 31, 2003, aggregated approximately $9,768,000) from January and February of 2005 to January and February 2006. As a condition of the extension, the Company will make a $400,000 initial payment and 24 monthly principal payments in the amount of $25,000 each to Wells Fargo Energy Capital, Inc. As part of the extension, the lenders waived certain defaults including defaults relating to the failure of Jens' and Strata to comply with certain covenants relating to the amount of their capital expenditures, and amended certain covenants set forth in the loan agreements on an on-going basis. In addition, Wells Fargo Credit, Inc. increased Strata's line of credit from $2.5 million to $4.0 million.

    o The Company affected a reverse stock split on June 10, 2004 in order to increase the share price of the common stock. As a result of the reverse stock split, every five shares of the Company's common stock were combined into one share of common stock. The reverse stock split reduced the number of shares of outstanding common stock from 31,393,789 to approximately 6,265,000 and reduced the number of stockholders of the Company from approximately 6,070 to approximately 2,140. The Company currently has an application pending to list the Common Stock on the American Stock Exchange, which has an initial listing requirement that the Common Stock trade for a minimum of $3.00 per share and certain other qualitative and quantative listing requirements. There can be no assurance that the Company will be successful in listing the Common Stock on the American Stock Exchange. All share amounts presented have been retroactively adjusted for the stock split.

ALLIS-CHALMERS CORPORATION                            JUNE 30,
CONSOLIDATED BALANCE SHEET                              2004
                                                    -----------
(in thousands)                                      (unaudited)

ASSETS

Cash and cash equivalents                            $    485
Trade receivables, net                                 10,305
Lease receivable, current                                 180
Deferred offering costs                                 2,650
Prepaid expenses and other current assets               1,137
                                                     ---------

     Total current assets                              14,757

Property and equipment, net                            27,234
Goodwill                                                7,661
Other intangible assets, net                            2,054
Debt issuance costs, net                                  612
Lease receivable, less current portion                    664
Other Assets                                               79
                                                     ---------

      Total Assets                                   $ 53,061
                                                     =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current maturities of long-term debt                 $  4,848
Trade accounts payable                                  3,391
Accrued salaries, benefits and payroll taxes              677
Accrued interest                                          212
Accrued expenses                                        1,332
Accounts payable, related parties                         541
                                                     ---------

Total current liabilities                              11,001

Accrued postretirement benefit obligations                520
Long-term debt, net of current maturities              26,163
Other long-term liabilities                               129
Redeemable warrants                                     1,500
Redeemable convertible preferred stock,
   $0.01 par value (4,200,000 shares authorized;
   none issued and outstanding at June 30, 2004)
   ($1 redemption value) including accrued
   dividends                                               --
                                                     ---------

Total liabilities                                      39,313

Commitments and Contingencies (Note 7)

Minority interests                                      2,782

COMMON SHAREHOLDERS' EQUITY

Common stock, $01 par value (22,000,000 shares
   authorized; 6,264,758 issued and outstanding)           63
Capital in excess of par value                         18,469
Accumulated (deficit)                                  (7,556)
                                                     ---------

      Total shareholders' equity                       10,966
                                                     ---------

      Total liabilities and shareholders' equity     $ 53,061
                                                     =========

ALLIS-CHALMERS CORPORATION                                 SIX-MONTH PERIODS
CONSOLIDATED STATEMENTS OF OPERATIONS                        ENDED JUNE 30,
(in thousands, except per share amounts)                   2004          2003
                                                         ---------    ---------
                                                               (UNAUDITED)

Revenues                                                 $ 21,083     $ 14,339
Cost of revenues                                           15,729       10,405
                                                         ---------    ---------

Gross margin                                                5,354        3,934

General and administrative expense                          2,956        2,001
                                                         ---------    ---------

Income/ (loss) from operations                              2,398        1,933

Other income (expense) :
Interest income                                                --           --
Interest expense                                           (1,068)      (1,480)
Minority interests in income of subsidiaries                 (256)        (311)
Other                                                         205         (174)
                                                         ---------    ---------

Total other income (expense)                               (1,119)      (1,965)
                                                         ---------    ---------

Net income/ (loss) before income taxes                      1,279          (32)

Provision for foreign income tax                              220          250
                                                         ---------    ---------

Net income/ (loss)                                          1,059         (282)

Preferred stock dividend                                     (124)        (481)
                                                         ---------    ---------

Net income/ (loss) attributed to common shareholders     $    935     $   (763)
                                                         =========    =========

Income/ (loss) per common share - basic
                             Continued operations        $   0.18     $  (0.19)
                                                         $   0.18     $  (0.19)
                                                         =========    =========

Income/ (loss) per common share - diluted
                             Continued operations        $   0.11     $  (0.19)
                                                         $   0.11     $  (0.19)
                                                         =========    =========

Weighted average number of common shares outstanding:
                              Basic                         5,077        3,927
                                                         =========    =========
                              Diluted                       8,394        3,927
                                                         =========    =========

    The accompanying Notes are an integral part of the Financial Statements.

Allis-Chalmers Corporation
Consolidated statement of shareholders' equity
(in thousands, except number of shares)                                                  CAPITAL IN
      (unaudited)                       PREFERRED STOCK                COMMON STOCK       EXCESS OF    ACCUMULATED
                                      Shares       Amount         Shares         Amount   PAR VALUE     (DEFICIT)       TOTAL
                                      ------       ------         ------         ------   ---------     ---------       -----
Balances, December 31, 2003         3,500,000    $    4,171     3,926,668           39   $    9,793    $   (8,625)   $    1,207

Accrual of preferred dividends             --           124            --           --         (124)           --          (124)

Conversion of redeemable
convertible preferred stock        (3,500,000)       (4,295)    1,178,090           18        4,278            --         4,296

Issuance of common stock in
connection with the $2.0 million           --            --       620,000            6        1,544            --         1,550
equity raise

Issuance of stock warrants in
connection with the $2.0 million           --            --            --           --          450            --           450
equity raise

Issuance of stock purchase
warrants in connection the PIPE            --            --            --           --        2,528            --         2,528
equity raise

Net income                                 --            --            --           --           --         1,059         1,059
                                    -----------  -----------   -----------  -----------  -----------   -----------   -----------
Balances, June 30, 2004                    --    $       --     6,264,758           63   $   18,469    $   (7.566)   $   10,966
                                    ===========  ===========   ===========  ===========  ===========   ===========   ===========

                             The accompanying Notes are an integral part of the Financial Statements.



ALLIS-CHALMERS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS                   SIX-MONTH PERIODS
                                                          ENDED JUNE 30,
(in thousands)                                           2004       2003
                                                       --------   --------
                                                           (UNAUDITED)
Cash flows from operating activities:
Net income / (loss)                                    $ 1,059    $  (282)
Adjustments to reconcile net income to
   net cash provided by operating activities:
Depreciation expense                                       987        925
Amortization expense                                       402        455
Fair value of warrant issued to consultant                  14         --
Amortization of discount on debt                           109        367
Minority interest in income of subsidiaries                256        311
Loss on sale of property                                    --        181
Changes in working capital:
Decrease (increase) in accounts receivable              (1,482)    (1,597)
Decrease (increase) in other current assets               (250)      (619)
Decrease (increase) in other assets                         84         35
Decrease (increase) in lease deposit                        --        525
(Decrease) increase in accounts payable                    258      1,385
(Decrease) increase in accrued interest                     60        468
(Decrease) increase in accrued expenses                   (429)      (393)
(Decrease) increase in other long-term liabilities        (141)        --
(Decrease) increase in accrued employee benefits
   and payroll taxes                                      (185)       (88)
                                                       --------   --------

Net cash provided by operating activities                  742      1,673

Cash flows from investing activities:
Purchase of equipment                                   (1,879)      (821)
Proceeds from sale of equipment                             --        700
                                                       --------   --------

Net cash (used) by investing activities                 (1,879)      (121)

Cash flows from financing activities:
Payments on long-term debt                              (1,331)    (1,668)
Proceeds from issuance of common stock, net              1,865         --
Debt issuance costs                                       (211)        --
                                                       --------   --------

Net cash provided (used) by financing activities           323     (1,668)
                                                       --------   --------

Net increase (decrease) in cash and cash equivalents      (814)      (116)

Cash and cash equivalents:
Beginning of period                                      1,299        146
                                                       --------   --------

End of period                                          $   485    $    30
                                                       ========   ========

Supplemental information:

Interest paid                                          $ 1,068    $ 1,480
                                                       ========   ========

    The accompanying Notes are an integral part of the Financial Statements.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2004 AND 2003 (UNAUDITED)

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This interim financial data should be read in conjunction with the consolidated financial statements and related notes, management's discussion and analysis and other information included in Allis-Chalmers Corporation's ("Allis-Chalmers" or the "Company") Annual Report on Form 10-K for the year ended December 31, 2003 (the "Form 10-K").

All normal and recurring adjustments considered necessary for a fair presentation of the results of operations have been included in the unaudited financial statements. In addition, all non-recurring adjustments necessary to prevent the financial statements from being misleading have been included in the unaudited financial statements. The results of operations for any interim period are not necessarily indicative of the Company's operating results for a full year.

ORGANIZATION OF BUSINESS

OilQuip Rentals, Inc., an oil and gas rental company ("OilQuip"), was incorporated on February 4, 2000 to find and acquire acquisition targets to operate as subsidiaries.

On February 6, 2001, OilQuip, through its subsidiary, Mountain Compressed Air Inc. ("Mountain Air"), a Texas corporation, acquired certain assets of Mountain Air Drilling Service Co., Inc. ("MADSCO"), whose business consisted of providing equipment and trained personnel in the four corner areas of the southwestern United States. Mountain Air primarily provides compressed air equipment and related products and services and trained operators to companies in the business of drilling for natural gas.

On May 9, 2001, OilQuip merged into a subsidiary of Allis-Chalmers. In the merger, all of OilQuip's outstanding common stock was converted into 2,000,000 shares of Allis-Chalmers' common stock.

For legal purposes, the Company acquired OilQuip, the parent company of Mountain Air. However, for accounting purposes, OilQuip was treated as the acquiring company in a reverse acquisition of Allis-Chalmers. The financial statements prior to the merger reflect the operations of OilQuip. As a result of the merger, the fixed assets, goodwill and other intangibles of Allis-Chalmers were increased by $2,691,000.

On February 6, 2002, the Company acquired 81% of the outstanding stock of Jens' Oilfield Service, Inc. ("Jens'"), which supplies highly specialized equipment and operations to install casing and production tubing required to drill and complete oil and gas wells. The Company also purchased substantially all the outstanding common stock and preferred stock of Strata Directional Technology, Inc. ("Strata"), which provides high-end directional and horizontal drilling services for specific targeted reservoirs that cannot be reached vertically.

In July 2003, through the subsidiary Mountain Air, the Company entered into a limited liability company operating agreement with a division of M-I L.L.C. ("M-I"), a joint venture between Smith International and Schlumberger N.V. (Schlumberger Limited), to form a Texas limited liability company named AirComp LLC ("AirComp"). Mountain Air contributed assets with a net book value of approximately $6.3 million and M-I contributed assets with a net book value of approximately $6.8 million to AirComp L.L.C.. In addition, the AirComp issued a subordinated note to M-I in the amount of $4.8 million. The Company owns 55% and M-I owns 45% of AirComp. Because the Company controls AirComp, the Company has accounted for the joint venture as a business combination.

On June 10, 2004, the Company affected a reverse stock split in order to increase the share price of the Common Stock. As a result of the reverse stock split, every five shares of the Company's common stock were combined into one share of common stock. The reverse stock split reduced the number of shares of outstanding common stock from 31,393,789 to approximately 6,265,000 and reduced the number of stockholders of the Company from approximately 6,070 to approximately 2,140.

UNAUDITED PERIODS

The financial information with respect to the six months ended June 30, 2004 and 2003 is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring accruals necessary for a fair presentation of the results for such periods. The results for the interim periods are not necessarily indicative of the results of operations for the full fiscal year.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Future events and their effects cannot be predicted with certainty. Accordingly, the Company's accounting estimates require the exercise of judgment. While management believes that the estimates and assumptions used in the preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates. Estimates are used for, but are not limited to, determining the following: allowance for doubtful accounts, recoverability of long-lived assets and intangibles, useful lives used in depreciation and amortization, income taxes and related valuation allowances. The accounting estimates used in the preparation of the consolidated financial statements may change as new events occur, as more experience is acquired, as additional information is obtained and as the Company's operating environment changes.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Allis-Chalmers and its subsidiaries Mountain Air, Jens', and Strata and its joint venture, AirComp. All significant inter-company transactions have been eliminated.

REVENUE RECOGNITION

The Company's revenue recognition policy is significant because revenue is a key component of reported results of operations. In addition, revenue recognition determines the timing of certain expenses, such as commissions. The Company follows specific and detailed guidelines in measuring revenue. Revenues are recognized by the Company and its subsidiaries as services are rendered, provided that pricing is fixed or determinable and collection is reasonably assured. The Securities and Exchange Commission's ("SEC") Staff Accounting Bulletin ("SAB") No. 104, REVENUE RECOGNITION IN FINANCIAL STATEMENTS ("SAB No. 104"), provides guidance on the SEC staff's views on application of generally accepted accounting principles to selected revenue recognition issues. The Company's revenue recognition policy is in accordance with generally accepted accounting principles and SAB No. 104.

RECLASSIFICATIONS AND RESTATEMENT OF FORM 10-Q

Certain prior period balances have been reclassified to conform to current year presentation.

The accompanying 2003 financial statements have been restated from the previously filed interim financial statements included in Form 10-Q for the first, second and third quarters of 2003. As discussed in Note 7 in the financial statements included in the Form 10-K, an adjustment was recorded in the fourth quarter of 2003 to reflect a change in estimate of the recoverability of foreign taxes paid in 2003. The effect of the significant fourth quarter adjustment on the individual interim financial statements is as follows:

                                                                Six Months
                                                                   Ended
                                                               June 30, 2003
                                                               -------------
Net income (loss) attributed to
    common shareholders
Previously reported                                            $      (513)
Adjustment                                                            (250)
Restated                                                              (763)

Net income (loss) per share, basic
    and diluted
Previously reported                                            $     (0.13)
Adjustment                                                           (0.06)
Restated                                                             (0.19)

SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

The Company discloses the results of its segments in accordance with SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION ("SFAS No. 131"). The Company designates the internal organization that is used by management for allocating resources and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. At June 30, 2004 and 2003, the Company operated in three segments organized by service line: casing services, directional drilling services and compressed air drilling services.

NOTE 2 - ACQUISITIONS

In July 2003, through the subsidiary Mountain Air, the Company entered into a limited liability company operating agreement with a division of M-I, a joint venture between Smith International and Schlumberger N.V. (Schlumberger Limited), to form a Texas limited liability company named AirComp. The formation of AirComp has created the second largest provider of compressed air and related products and services for the drilling, workover, completion, and transmission segments of the oil, gas and geothermal industries.

Mountain Air contributed assets with a net book value of approximately $6.3 million and M-I contributed assets with a net book value of approximately $6.8 million to AirComp L.L.C. In addition, the Company issued a subordinated note to M-I in the amount of $4.8 million. The Company owns 55% and M-I owns 45% of AirComp. Because the Company controls AirComp, the Company has accounted for the joint venture as a business combination.

The following unaudited pro forma consolidated summary financial information illustrates the effects of the formation of AirComp on the Company's results of operations as of June 30, 2003, based on the historical statements of operations, as if the transaction had occurred as of the beginning of the period presented.

                            Six Months Ended June 30,
                            -------------------------
                                   (UNAUDITED)
                        (in thousands, except per share)
                                      2003
                                      ----

Revenues                                              $ 16,061

Operating income (loss)                               $  2,206

Net income ( loss)                                    $   (394)

Net income (loss) per common share

       Basic                                          $  (0.10)
       Diluted                                        $  (0.10)


NOTE 3 - DEBT

Debt is as follows at:

                                                                Six Months Ended
                                                                     June 30,
                                                                  (in thousands)

                                                                      2004
                                                                    --------
Debt of Mountain Air
Note payable to Wells Fargo - Equipment leasing                         223
Note payable to Seller of Mountain Air Drilling Service Company       1,555

Debt of Jens'
Line of Credit with Wells Fargo                                         248
Note payable to Wells Fargo - Term Note                               3,672
Note payable to Wells Fargo - Real Estate Note                          118
Subordinated Note payable to Seller of Jens'                          4,000
Note payable to Seller of Jens' for non-compete agreement               638
Note payable to Texas State Bank - Term Note                            354

Debt of Strata
Line of Credit with Wells Fargo                                       2,782
Vendor financing                                                      1,746

Debt of Allis-Chalmers
Notes payable to certain former Directors                               394
Note payable to Wells Fargo - Subordinated debt                       2,309

Debt of AirComp
Line of Credit with Wells Fargo                                         807
Note payable to Wells Fargo - Term Note                               6,857
Note payable to Wells Fargo - Delayed Draw                              490
Subordinated Note Payable to M-I L,L C                                4,818
                                                                    --------

Total Debt                                                          $31,011

Less: short term debt and current maturities                          4,848

Long-term debt obligations                                          $26,163
                                                                    ========

Substantially all of the Company's assets are pledged as collateral to the outstanding debt agreements.

Maturities of debt obligations at June 30, 2004 are as follows:

                                                     Maturities of Debt
                                                     ------------------
                                                       (in thousands)
Year Ended:
June 30, 2005                                        $          4,848
June 30, 2006                                                   8,748
June 30, 2007                                                   7,063
June 30, 2008                                                   5,523
June 30, 2009 and thereafter                                    4,829
                                                     -----------------
Total                                                $         31,011
                                                     =================

The debt agreements are as follows:

MOUNTAIN AIR

NOTES PAYABLE TO WELLS FARGO - EQUIPMENT LEASING - A term loan in the original amount of $267,000 at an interest rates of 5%, interest payable monthly, with monthly principal payments of $5,039 due on the last day of the month. The maturity date of the loan is June 30, 2008. The balance at June 30, 2004 was $223,000.

NOTE PAYABLE TO SELLER OF MOUNTAIN AIR DRILLING SERVICE COMPANY ("MADSCO") - A note to the sellers of MADSCO assets in the original amount of $2,200,000 at 5.75% simple interest was reduced to $1,469,151 as a result of the settlement of a legal action against the sellers. The principal and accrued interest is due on September 30, 2007 in the amount of $1,863,195. The balance at June 30, 2004 was $1,555,000.

JENS'

NOTE PAYABLE TO WELLS FARGO CREDIT, INC. - TERM NOTE - A term loan in the original amount of $4,042,396 was amended in October 2003 to $5,100,000 at a floating interest rate (6.25% at June 30, 2004) with monthly principal payments of $85,000 plus 25% of Jens' receipt of any payment from Maytep. The maturity date of the loan was January 31, 2005 but in April 2004 was extended to January 31, 2006. The balance at June 30, 2004 was $3,672,000.

NOTE PAYABLE TO WELLS FARGO CREDIT INC. - REAL ESTATE NOTE - A real estate loan in the amount of $532,000 at floating interest rate (6.25% at June 30, 2004) with monthly principal payments of $14,778 plus accrued interest. The principal will be due on January 31, 2005. The balance at June 30, 2004 was $118,000.

LINE OF CREDIT WITH WELLS FARGO CREDIT, INC. - At June 30, 2004, Jens had a $1,000,000 line of credit at Wells Fargo Credit, Inc., of which $248,000 was outstanding at June 30, 2004. The committed line of credit is due on January 31, 2005 but in April 2003 was extended to January 31, 2006. Interest accrues at a floating rate plus 3% (7.25% at June 30, 2004) for the committed portion. Additionally, Jens' pays a 0.5% fee for the uncommitted portion.

SUBORDINATED NOTE PAYABLE TO SELLER OF JENS' -A subordinated seller's note in the original amount of $4,000,000 at 7.5% simple interest. At June 30, 2004, $541,000 of interest was accrued and was included in accrued interest. The principal and interest are due on January 31, 2006. The note is subordinated to the rights of the Company's bank lenders.

NOTE PAYABLE TO SELLER OF JENS' FOR NON-COMPETE AGREEMENT - In conjunction with the purchase of Jens', the Company agreed to cause Jens' to pay a total of $1,234,560 to the Seller of Jens' in exchange for a non-compete agreement signed simultaneously. Jens' is to make monthly payments of $20,576 through the period ended January 31, 2007. As of June 30, 2004, the balance was approximately $638,000 including $247,000 classified as short-term.

NOTE PAYABLE TO TEXAS STATE BANK - TERM NOTE - A term loan in the original amount of $397,080 at a floating interest rate (6.25% at June 30, 2004) with monthly principal payments of $11,000 plus interest. The maturity date of the loan is September 17, 2006. As of June 30, 2004, the outstanding balance was $290,000.

NOTE PAYABLE TO TEXAS STATE BANK - TERM NOTE - A term loan in the original amount of $74,673 at a floating interest rate (6.25% at June 30, 2004) with monthly principal payments of $1,946 plus interest. The maturity date of the loan is January 12, 2007. As of June 30, 2004 the outstanding balance was 64,000.

STRATA

VENDOR FINANCING - In December 2003, Strata entered into a short-term vendor financing agreement in the original amount of $1,746,000 with a major supplier of drilling motors for drilling motor rentals, motor lease costs and motor repair costs. The agreement provides for repayment of all amounts due no later than December 30, 2005. Payment of the interest on the note is due monthly and three principal payments are due in October 2004, April 2005 and December 2005. The vendor financing incurs interest at a rate of 8.0%. As of June 30, 2004, the outstanding balance was approximately $1,746,000.

LINE OF CREDIT WITH WELLS FARGO CREDIT, INC.- At June 30, 2004, Strata has a $2,500,000 line of credit at Wells Fargo Credit, Inc., of which $2,782,000 was outstanding at June 30, 2004. The committed line of credit was due on January 31, 2005 but in April 2004 was extended to January 31, 2006. Interest accrues at a floating interest rate plus 3% (7.25% at June 30, 2004) for the committed portion. Additionally, Strata pays a 0.5% annual fee for the uncommitted portion.

ALLIS-CHALMERS

NOTES PAYABLE TO WELLS FARGO ENERGY CAPITAL, INC. - Subordinated Debt And Amortization Of Redeemable Warrant - Secured subordinated debt issued to partially finance the acquisitions of Jens' and Strata in the original amount of $3,000,000 at 12% interest payable monthly. Of this amount $2,309,000 was outstanding at June 30, 2004. The principal was due on January 31, 2005 but in April 2004 was extended to February 1, 2006. In connection with incurring the debt, the Company issued redeemable warrants valued at $900,000, which have been recorded as a discount to the subordinated debt and as a liability (see Redeemable Warrants below). The discount was amortizable over three years beginning February 6, 2002 but in April 2004 was extended to 5 years as additional interest expense of which $190,000 has been recognized for the six months ended June 30, 2004. The debt is recorded at $2,309,000 at June 30, 2004, net of the unamortized portion of the put obligation.

NOTES PAYABLE TO CERTAIN FORMER DIRECTORS - The Allis-Chalmers Board established an arrangement by which to compensate former and continuing Board members who had served from 1989 to March 31, 1999 without compensation. Pursuant to the arrangement in 1999, Allis-Chalmers issued promissory notes totaling $325,000 to current or former directors and officers. The notes bear interest at the rate of 5%, compounded quarterly, and are due March 28, 2005. At June 30, 2004 the notes were recorded at $394,000, including accrued interest.

REDEEMABLE WARRANTS - The Company issued redeemable warrants that are exercisable for up to 233,000 shares of the Company's common stock at an exercise price of $0.75 per share ("Warrants A and B") and non-redeemable warrants that are exercisable for a maximum of 67,000 shares of the Company's common stock at $5.00 per share ("Warrant C"). The warrants were issued in connection with the issuance of a subordinated debt instrument for Mountain Air in 2001, subsequently repaid in connection with the formation of AirComp in July 2003 and the related issuance of the $3 million subordinated debt discussed above (collectively, the "Subordinated Debt"). Warrants A and B are subject to cash redemption provisions ("puts") in the amount of $600,000 and $900,000, respectively, at the discretion of the warrant holders beginning at the earlier of the final maturity date of the Subordinated Debt or three years from the closing of the Subordinated Debt (January 31, 2005). Warrant C does not contain any such puts or provisions. In April 2004 the maturity date of the debt was extended to February 1, 2006. The Company has recorded a liability of $600,000 at Mountain Air and $900,000 at Allis-Chalmers for a total of $1,500,000 and is amortizing the effects of the puts to interest expense over the life of the Subordinated Debt.

GUARANTEE OF SUBSIDIARY OBLIGATIONS. The Company guarantees many of its subsidiaries' obligations. In addition, the Company's Chief Executive Officer and Chairman, Munawar H. Hidayatallah, and his wife, guarantee substantially all of the Company's obligations.

AIRCOMP LLC

LINE OF CREDIT WITH WELLS FARGO BANK - a $1,000,000 line of credit at Wells Fargo bank, of which $807,000was outstanding at June 30, 2004. Interest accrues at a floating interest rate plus 2.25% (6.50% at June 30, 2004) for the committed portion and is payable quarterly starting in September 2003. Additionally, AirComp pays a 0.5% annual fee for the uncommitted portion. The line of credit must be repaid on June 27, 2007.

NOTES PAYABLE TO WELLS FARGO - Term Note - A term loan in the original amount of $8,000,000 at variable interest rates related to the Prime or LIBOR rates (4.25% at June 30, 2004), interest payable quarterly, with quarterly principal payments of $286,000 due on the last day of the quarter beginning in Ju ly2003.The maturity date of the loan is June 27, 2007. The balance at June 30, 2004 was $6,857,000.

NOTE PAYABLE TO WELLS FARGO - EQUIPMENT TERM LOAN - A delayed draw term loan in the amount of $1,000,000 with interest at a rate equal to the LIBOR rate plus 2.0% to 2.75%, with quarterly payments of interest and quarterly payments of principal equal to 5% of the outstanding balance commencing in the first quarter of 2005. The maturity date of the loan is June 27, 2007. The balance at June 30, 2004 was $490,000.

NOTE PAYABLE TO M-I L.L.C. - SUBORDINATED DEBT - Subordinated debt in the amount of $4,818,000 bearing an annual interest rate of 5% in conjunction with the joint venture. The note is due and payable when M-I sells its interest or a termination of AirComp occurs. At June 30, 2004, $212,000 of interest was accrued and included in accrued interest.

NOTE 4 - SHAREHOLDERS' EQUITY

On April 2, 2004, the Company completed the following transactions:

         o In exchange for an investment of $2,000,000, the Company issued 620,000 shares of common stock for a purchase price equal to $2.50 per share, and issued warrants to purchase 800,000 shares of common stock at an exercise price of $2.50 per share, expiring on April 1, 2006, to an investor group (the "Investor Group") consisting of entities affiliated with Donald and Christopher Engel and directors Robert Nederlander and Leonard Toboroff. The aggregate purchase price for the common stock was $1,550,000, and the aggregate purchase price for the warrants was $450,000.

         o Energy Spectrum converted its 3,500,000 shares of Series A 10% Cumulative Convertible Preferred Stock, including accrued dividend rights, into 1,718,090 shares of common stock. The conversion of the preferred stock will have an impact on the earnings per share in future periods since the Company will not record any dividends.

         o The Company, the Investor Group, Energy Spectrum, and director Saeed Sheikh, and officers and directors Munawar H. Hidayatallah and Jens H. Mortensen entered into a stockholders agreement pursuant to which the parties have agreed to vote for the election to the board of directors of the Company three persons nominated by Energy Spectrum, two persons nominated by the Investor Group and one person nominated by Messrs. Hidayatallah, Mortensen and Sheikh. In addition, the parties and the Company agreed that in the event the Company has not affected a public offering of its shares prior to September 30, 2005, then, at the request of Energy Spectrum, the Company will retain an investment banking firm to identify candidates for a transaction involving the sale of the Company or its assets.

NOTE 5 - REVERSE STOCK SPLIT

The Company affected a reverse stock split on June 10, 2004 in order to increase the share price of the common stock. As a result of the reverse stock split, every five shares of the Company's common stock were combined into one share of common stock. The reverse stock split reduced the number of shares of outstanding common stock from 31,393,789 to approximately 6,265,000 and reduced the number of stockholders of the Company from approximately 6,070 to approximately 2,140. The Company currently has an application pending to list the Common Stock on the American Stock Exchange, which has an initial listing requirement that the Common Stock trade for a minimum of $3.00 per share and certain other qualitative and quantative listing requirements. There can be no assurance that the Company will be successful in listing the Common Stock on the American Stock Exchange. All share amounts presented have been retroactively adjusted for the stock split.

NOTE 6 - SEGMENT INFORMATION

The Company has three operating segments including Casing Services (Jens'), Directional Drilling Services (Strata) and Compressed Air Drilling Services (AirComp). All of the segments provide services to the petroleum exploration and production industry. The revenues, operating income (loss), depreciation and amortization, interest, capital expenditures and assets of each of the reporting segments plus the General Corporate function are reported below for the quarters and the six months ended June 30, 2004 and 2003:

                                                Six Months Ended June 30,
                                                   2004          2003
                                                     (in thousands)

REVENUES:
Casing services                                 $  4,386      $  5,153
Directional drilling services                     11,675         6,983
Compressed air drilling services                   5,022         2,203
                                                ---------     ---------

Total revenues                                  $ 21,083      $ 14,339
                                                =========     =========

OPERATING INCOME (LOSS):
Casing services                                 $  1,225      $  2,227
Directional drilling services                      1,389           511
Compressed air drilling services                     812           (36)
General corporate                                 (1,028)         (769)
                                                ---------     ---------

Total income/(loss) from operations             $  2,398      $  1,933
                                                =========     =========

DEPRECIATION AND AMORTIZATION EXPENSE:
Casing services                                 $    717      $    690
Directional drilling services                        214           119
Compressed air drilling services                     408           511
General corporate                                     50            60
                                                ---------     ---------

Total depreciation and amortization expense     $  1,389      $  1,380
                                                =========     =========

INTEREST EXPENSE:
Casing services                                 $    320      $    393
Directional drilling services                        142           140
Compressed air drilling services                     317           574
General corporate                                    289           373
                                                ---------     ---------

Total interest expense                          $  1,068      $  1,480
                                                =========     =========

CAPITAL EXPENDITURES
Casing services                                 $    425      $    242
Directional drilling services                        788            69
Compressed air drilling services                     664           494
General corporate                                      2            16
                                                ---------     ---------

Total capital expenditures                      $  1,879      $    821
                                                =========     =========

ASSETS:
Casing services                                 $ 17,060
Directional drilling services                     12,795
Compressed air drilling services                  18,588
General corporate                                  4,617

Total assets                                    $ 53,061
                                                =========

NOTE 7 - LEGAL MATTERS

The Company is involved in various legal proceedings arising in the ordinary course of business. The legal proceedings are at different stages. In the opinion of management and their legal counsel, the ultimate gain or loss, if any, to the Company from all such proceedings can not be reasonably estimated at this time.

The Company is a defendant in an action (the "Action") brought in April 2004 (No. 04CV308) in the District Court of Mesa County Colorado by the former owner of Mountain Air Drilling Service Company, Inc. nka Pattongill & Murphy, Inc., from whom the Company's Mountain Compressed Air, Inc. ("MCA") acquired assets in 2001. The plaintiff seeks to accelerate payment of a note (the "Note") issued in connection with the acquisition and are seeking $1,863,000 in damages (representing principal and interest due under the Note), on the basis that MCA has failed to provide financial statements required by the Note. The Company believes the claim is without merit because MCA no longer maintains separate financial statements and the Company provides plaintiff with the Company's publicly available financial statements. The financial statements disclose as a separate segment the operations of AirComp, which conducts business using the assets acquired from plaintiff. In addition, the rights of the holder of the Note are subordinated to certain senior lease obligations, and therefore even if the plaintiff had the right to accelerate the debt under the terms of the Note, the plaintiff is prevented from doing so pursuant to the terms of the subordination agreement until September, 2007, at which time the Note will mature by its terms. Finally, the Company has claims in the amount of $12,000 for legal fees and other expenses that the plaintiff agreed to pay the Company in connection with the settlement of an earlier lawsuit involving the acquisition of assets from plaintiff.

NOTE 8 - SUBSEQUENT EVENTS

On March 15, 2004, the Company filed an application to list the common stock on the American Stock Exchange. The Company was notified on September 3, 2004of approval to list its common stock on the exchange.

On July 17, 2004, the Strata and Jens subsidiaries entered into amendments to their respective Wells Fargo Credit, Inc. credit agreements. The amendments provide for an increase in the permitted capital expenditures in 2004 by Strata, and also permitted additional indebtedness by Jens. Each of the amendments also included consents to a $10.0 million to $15.0 million equity offering by the Company and waived any requirement that the net proceeds be contributed to Strata or Jens and used to prepay outstanding borrowings under the credit facilities.

On August 10, 2004, the Company completed the private placement of 3,504,667 shares of the Company's common stock at a price of $3.00 per share. Net proceeds to the Company, after selling commissions and expenses, were $9.6 million. The private placement was structured as what is known as a "private investment in public equity" or "PIPE" offering, in which the Company issued shares pursuant to an exemption from the Securities Act of 1933, and have agreed to subsequently register the common stock under the Securities Act of 1933 to allow investors to resell the common stock in public markets.

The Company will use the net proceeds of the offering to reduce debt, for acquisitions, and for general corporate purposes. While the Company is in discussions and in the analysis phase with potential acquisition candidates, as of this date, the Company has not entered into definitive agreements with respect to any acquisition candidate.


ALLIS-CHALMERS CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2003
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      ALLIS-                                     PROFORMA
                                                     CHALMERS          M-I         AIRCOMP         ALLIS-
                                                   CONSOLIDATED    AIR DRILLING    PURCHASE       CHALMERS
                                                    HISTORICAL      HISTORICAL    ADJUSTMENTS   CONSOLIDATED
                                                     ---------      ---------      ---------      ---------
SALES
REVENUES                                             $ 32,724       $    881       $     --       $ 33,605
COST OF REVENUES                                       23,931            787           (210) a      24,508
                                                     ---------      ---------      ---------      ---------

GROSS PROFIT                                            8,793             94            210          9,097

  General and administrative expense                    6,169             18              -          6,187

                                                     ---------      ---------      ---------      ---------

  Total operating expenses                              6,169             18             -           6,187
                                                     ---------      ---------      ---------      ---------
INCOME (LOSS) FROM OPERATIONS                           2,624            76            210           2,910

  Other income (expense):
  Interest income                                          3              --             --              3
  Interest expense                                     (2,467)            --             (4) b      (2,471)
  Minority interest                                      (387)                          (34) c        (421)
  Settlement on Lawsuit                                 1,034             --             --          1,034
  Other income (expense)                                  111             --                           111
                                                     ---------      ---------      ---------      ---------
NET INCOME (LOSS) BEFORE INCOME TAXES                     918             76            172          1,166

PROVISION FOR INCOME TAXES                                370             --             --            370
                                                     ---------      ---------      ---------      ---------
NET INCOME/(LOSS)                                         548             76            172            796

PREFERRED STOCK DIVIDEND                                 (656)            --             --           (656)
                                                     ---------      ---------      ---------      ---------
NET INCOME / (LOSS) ATTRIBUTED TO COMMON SHARES      $   (108)      $     76      $     172       $    140
                                                     =========      =========      =========      =========

Net income / (loss) per common shares:
     Basic:                                          $  (0.03)                                    $   0.04
                                                     =========                                    =========
     Diluted:                                        $  (0.03)                                    $   0.02
                                                     =========                                    =========

Weighted average number of common shares
  outstanding:
     Basic:                                             3,927                                        3,927
                                                     =========                                    =========
     Diluted:                                           3,927                                        5,762
                                                     =========                                    =========



ALLIS-CHALMERS CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2003
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       ALLIS-                                    PROFORMA
                                                      CHALMERS          M-I        AIRCOMP        ALLIS-
                                                   CONSOLIDATED    AIR DRILLING    PURCHASE      CHALMERS
                                                     HISTORICAL     HISTORICAL    ADJUSTMENTS  CONSOLIDATED
                                                     ----------     ----------    -----------  ------------
SALES
REVENUES                                             $ 14,339       $  1,722       $     --      $ 16,061
COST OF REVENUES                                       10,405          2,203           (753) a     11,855
                                                     ---------      ---------      ---------     ---------

GROSS PROFIT                                            3,934           (481)           753          4,206

MARKETING AND ADMINISTRATIVE EXPENSE                    2,001             45            (46) d       2,000
                                                     ---------      ---------      ---------     ---------
INCOME/ (LOSS) FROM OPERATIONS                          1,933           (526)           799          2,206

  Other income (expense):
  Interest income                                          --             --             --             --
  Interest expense                                     (1,480)            --             (4) b      (1,484)
  Minority interest                                      (311)            --           (150) c        (461)
  Other income (expense):                                (174)            --                          (174)
                                                     ---------      ---------      ---------     ---------
NET INCOME / (LOSS) BEFORE INCOME TAXES                   (32)          (526)           645             87

INCOME TAXES                                             (250)            --             --           (250)
                                                     ---------      ---------      ---------     ---------
NET INCOME / (LOSS)                                      (282)          (526)           645           (163)

PREFERRED STOCK DIVIDEND                                 (481)            --             --           (481)
                                                     ---------      ---------      ---------     ---------
NET INCOME / (LOSS) ATTRIBUTED TO COMMON SHARES      $   (763)      $   (526)      $    645       $   (644)
                                                     =========      =========      =========      =========

Net income / (loss) per common shares:
    Basic                                            $  (0.19)                                    $  (0.16)
                                                     =========                                    =========
    Diluted                                          $  (0.19)                                    $  (0.16)
                                                     =========                                    =========

Weighted average number of common shares
outstanding (basic and diluted)                         3,927                                        3,927
                                                     =========                                    =========

                           ALLIS-CHALMERS CORPORATION

               NOTES TO UNAUDITED PRO FORMA CONSOLDATED FINANCIAL STATEMENTS

         Allis-Chalmers Corporation ("Company") entered into a joint venture agreement with a division of M-I L.L.C., and related financing on July 1, 2003. The Company through its subsidiary, Mountain Compressed Air, Inc., and M-I L.L.C. each contributed assets with a combined fair market value in excess of $27 million and combined net book value of approximately $13 million to AirComp L.L.C. ("AirComp"). Mountain Compressed Air contributed substantially all of its compressed air drilling assets with an estimated fair market value of approximately $14.8 million net book value of approximately $7.2 million to AirComp, which the Company believes will be the world's second largest provider of air compressor products and services to the oil, natural gas and geothermal drilling workover and completion industries. Allis-Chalmers will own 55% and M-I L.L.C. will own 45% of AirComp L.L.C.

         In connection with the transaction, AirComp obtained bank financing of $8 million, of which $7.3 million was distributed to the Company. The debt bears interest at a floating rate, currently LIBOR plus 0.5% annually. AirComp has the ability to borrow an additional $2 million under its credit agreement with the bank. AirComp's bank debt is secured by substantially all of the assets of AirComp. The Company used these funds to retire debt of Mountain Compressed Air, Inc. and for general working capital purposes at AirComp. As a result of the debt repayment, the Company is in compliance with all of its loan covenants with its bank lenders. The Company has guaranteed all of Mountain Compressed Air's obligations under the joint venture agreement, and Mountain Compressed Air has guaranteed up to $2 million of AirComp's debt.

                           ALLIS-CHALMERS CORPORATION

                          NOTES TO UNAUDITED PRO FORMA
                         CONSOLDATED FINANCIAL STATEMENTS

a) To record reversal of lease payment paid by Mountain Compressed Air and M-I Air Drilling (both leases paid off at June 30, 2003).

b)          To record the effects of the new term loan interest.

c) To record the effect of the new amortization of deferred finance costs.

d) To record the payment of the outstanding debt and accrued interest associated with Mountain Compressed Air segment , except for the seller's debt from the original purchase in 2001.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table itemizes the expenses incurred by the Registrant in connection with the offering. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.


Registration fee - Securities and Exchange Commission.....................$9,251
Legal Fees and Expenses...................................................35,000
Accounting Fees and Expenses...............................................5,000
Miscellaneous Expenses.....................................................8,000
      Total..............................................................$57,251

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and its Bylaws provide for the indemnification by the Registrant of each director, officer and employee of the Registrant to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended. Section 145 of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably enfiled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be enfiled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant's Certificate of Incorporation provides that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(o)(7) of the Delaware General Corporation Law provides that a provision so limiting the personal liability of a director shall not eliminate or limit the liability of a director for, among other things: breach of the duty of loyalty; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; unlawful payment of dividends; and transactions from which the director derived an improper personal benefit.

The Registrant has entered into separate but identical indemnity agreements (the "Indemnity Agreements") with each director of the Registrant and certain officers of the Registrant (the "Indemnitees"). Pursuant to the terms and conditions of the Indemnity Agreements, the Registrant indemnified each Indemnitee against any amounts which he or she becomes legally obligated to pay in connection with any claim against him or her based upon any action or inaction which he or she may commit, omit or suffer while acting in his or her capacity as a director and/or officer of the Registrant or its subsidiaries, provided, however, that Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action, had no reasonable cause to believe Indemnitee's Conduct was unlawful.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

We effected a one to five reverse stock split on June 10, 2003. Disclosure set forth below gives retroactive effect to the reverse stock split.

In August 2004 we completed a private placement of 3,504,667 shares of our common stock to the following investors: Bear Stearns Securities Corp., Custodian, J. Steven Emersen Roth IRA; Bear Stearns Securities Corp., Custodian,
J. Steven Emersen IRA RO II; Bear Stearns Securities Corp., Custodian, Emerson Partners; GSSF Master Fund, LP; Gerald Lisac, IRA C/O Union Bank of California, Custodian; May Management, Inc.; Micro Cap Partners, L.P.; MK Employee Early Stage Fund, L.P.; Morgan Keegan Early Stage Fund, L.P.; Palo Alto Global Energy Fund, L.P.; RRCM Onshore I, L.P.; Earl Schatz, IRA C/O Union Bank of California, Custodian; Straus Partners, L.P., Straus-GEPT Partners, LP;; UBTI Free, L.P.; U.S. Bank NA as Custodian of the Holzman Foundation; U.S. Bank NA as Trustee of the Reliable Credit Association Inc. Pension & Trust; and U.S. Bank NA as Trustee of the Reliable Credit Association Inc. Profit Sharing Plan & Trust. The transaction was exempt from the Securities and Exchange Act of 1933 pursuant to Regulation D of said Act. Pursuant to the terms of a stock purchase agreement, we sold to the selling stockholders an aggregate of 3,504,667 shares of common stock at a price per share of $3.00 for an aggregate purchase price of $10,514,000. We paid a fee of $735,980 to Morgan Keegan & Company, Inc. for its services as a placement agent in connection with the offering.

In May 2004, we issued a warrant to purchase 20,000 shares of our common stock at an exercise price of $4.75 per share to Jeffrey Freedman in consideration of financial advisory services to be provided by Mr. Freedman pursuant to a consulting agreement. The warrants expire in May 2009. The transaction was exempt from the Securities and Exchange Act of 1933 pursuant to Section 4(2) of said Act.

In April 2004, we completed a private placement of 620,000 shares of common stock and warrants to purchase 800,000 shares of common stock to the following investors: Christopher Engel; Donald Engel; the Engel Investors Defined Benefit Plan; RER Corp., a corporation wholly-owned by director Robert Nederlander; and Leonard Toboroff, a director. The investors invested $1,550,000 in exchange for 620,000 shares of common stock for a purchase price equal to $2.50 per share, and invested $450,000 in exchange for warrants to purchase 800,000 shares of common stock at an exercise price of $2.50 per share, expiring on April 1, 2006. Concurrently with this transaction, Energy Spectrum Partners LP, the holder of all outstanding shares of our Series A Preferred Series A Preferred Stock, converted all such shares, including accrued dividend rights, into 1,718,090 shares of common stock. Both transactions were exempt from the Securities and Exchange Act of 1933 pursuant to Regulation D promulgated by the Securities and Exchange Commission under said Act.

In April 2004 we issued warrants to purchase 20,000 shares of common stock to Wells Fargo Credit, Inc., in connection with the extension of credit by Wells Fargo Credit, Inc. The Warrants are exercisable at $0.75 per share and expire in April 2014. The transaction was exempt from the Securities and Exchange Act of 1933 pursuant to Section 4(2) of said Act.

In March 2004, we issued a warrant to purchase 340,000 shares of our common stock at an exercise price of $2.50 per share to Morgan Joseph in consideration of financial advisory services to be provided by Morgan Joseph pursuant to a consulting agreement. The warrants expire in February 2009. The transaction was exempt from the Securities and Exchange Act of 1933 pursuant to Section 4(2) of said Act.

In February 2002, we purchased from our current President and Chief Operating Officer, Jens H. Mortensen, Jr., 81% of the outstanding stock of Jens' for (i) $10,250,000 in cash, (ii) a $4,000,000 note payable with interest at an annual rate of 7.5% with the principal due in four years, (iii) $1,234,560 for a non-competition agreement payable in sixty monthly installments over five years,
(iv) an additional payment of $841,000 based upon Jens' working capital as of February 1, 2002 and (v) 279,570 shares of our common stock. The transaction was exempt from the Securities and Exchange Act of 1933 pursuant to Section 4(2) of said Act. We entered into a three-year employment agreement with Mr. Mortensen under which we pay Mr. Mortensen a base salary of $150,000 per year. We also entered into a Shareholders Agreement with Jens' and Mr. Mortensen providing for restrictions against transfer of the stock of Jens' by us and Mr. Mortensen, and entered into an Option Agreement pursuant to which Mr. Mortensen has the option to exchange his shares of stock of Jens' for shares of our common stock with a value equal to 4.6 times the trailing EBITDA of Jens' determined in accordance with GAAP, less any inter-company loans or third party investments in Jens', multiplied by 19%. Our common stock will be valued based on the average closing bid price for the stock over the 30 days preceding receipt of a notice of exercise from Mr. Mortensen. In February 2004, we agreed to exchange 1,300,000 shares of our common stock in exchange for Mr. Mortensen's interest in Jens'.

In February 2002, we acquired substantially all of the capital stock of Strata Directional Drilling Technologies, Inc. from Energy Spectrum. In connection therewith, we issued to Energy Spectrum 3,500,000 shares of Series A 10% Cumulative Convertible Preferred Stock and warrants to purchase 87,500 shares of common stock at an exercise price of $0.75 per share, expiring in February 2012. The transaction was exempt from the Securities and Exchange Act of 1933 pursuant to Regulation D promulgated by the Securities and Exchange Commission under said Act. In addition, in February 2003, as additional consideration for the shares of Strata, we issued to Energy Spectrum additional warrants to purchase 175,000 additional shares of common stock at an exercise price of $0.75 per share, expiring in February 2012. The transaction was exempt from the Securities and Exchange Act of 1933 pursuant to Section 4(2) of said Act.

In February 2002 we issued warrants to purchase 300,000 shares of common stock to Wells Fargo Energy Capital, Inc., in connection with the extension of credit by Wells Fargo Energy Capital, Inc. Warrants to purchase 233,000 shares are exercisable at $0.75 per share and warrants to purchase 67,000 shares are exercisable at $5.00 per share. The warrants expire February 1, 2011. The transaction was exempt from the Securities and Exchange Act of 1933 pursuant to
Section 4(2) of said Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS. The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this Registration Statement.

(b) FINANCIAL STATEMENT SCHEDULES. All schedules are omitted because the required information is not present or is not present in sufficient amounts to require submission of the schedule, or because the required information is included in the consolidated financial statements and notes thereto.

ITEM 17. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California, on September 9, 2004.

                           ALLIS-CHALMERS CORPORATION



                    BY:  /S/ MUNAWAR H. HIDAYATALLAH
                         ---------------------------------------
                         MUNAWAR H. HIDAYATALLAH, CHIEF
                         EXECUTIVE OFFICER

                                POWER OF ATTORNEY

The undersigned directors and officers of Allis-Chalmers Corporation do hereby constitute and appoint Munawar H. Hidayatallah and Victor M. Perez, and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement and a new Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

         SIGNATURE                           TITLE                                    DATE

/S/ MUNAWAR H. HIDAYATALLAH       CHAIRMAN OF THE BOARD OF                      SEPTEMBER 9, 2004
---------------------------       DIRECTORS AND CHIEF EXECUTIVE
MUNAWAR H. HIDAYATALLAH           OFFICER (PRINCIPAL EXECUTIVE OFFICER)

/S/ JENS H. MORTENSEN             PRESIDENT AND DIRECTOR                        SEPTEMBER 9, 2004
---------------------------
JENS H. MORTENSEN

/S/ VICTOR M. PEREZ               CHIEF FINANCIAL OFFICER                       SEPTEMBER 9, 2004
---------------------------       (PRINCIPAL FINANCIAL OFFICER)
VICTOR M. PEREZ

/S/ TODD C. SEWARD                CHIEF ACCOUNTING OFFICER                      SEPTEMBER 9, 2004
---------------------------       (PRINCIPAL ACCOUNTING OFFICER)
TODD C. SEWARD

                                  DIRECTOR                                      SEPTEMBER __, 2004
---------------------------
DAVID A. GROSHOFF

                                  DIRECTOR                                      SEPTEMBER __, 2004
---------------------------
JOHN E. MCCONNAUGHY, JR.

/S/ ROBERT E. NEDERLANDER         DIRECTOR                                      SEPTEMBER 7, 2004
---------------------------
ROBERT E. NEDERLANDER


                                      II-5


/S/ SAEED M. SHEIKH               DIRECTOR                                      SEPTEMBER 7, 2004
---------------------------
SAEED M. SHEIKH

/S/ JAMES W. SPANN                DIRECTOR                                      SEPTEMBER 7, 2004
---------------------------
JAMES W. SPANN

/S/ LEONARD TOBOROFF              DIRECTOR                                      SEPTEMBER 7, 2004
---------------------------
LEONARD TOBOROFF

/S/ THOMAS O. WHITENER, JR.       DIRECTOR                                      SEPTEMBER 7, 2004
---------------------------
THOMAS O. WHITENER, JR.

/S/ CHRISTINA E. WOODS            DIRECTOR                                      SEPTEMBER 7, 2004
---------------------------
CHRISTINA E. WOODS

                                  EXHIBIT INDEX

EXHIBIT                            DESCRIPTION

2.1 First Amended Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code, dated September 14, 1988, which includes the First Amended and Restated Joint Plan of Reorganization dated September 14, 1988 (incorporated by reference to Registrant's Current Report on Form 8-K dated December 1, 1988).

2.2 Agreement and Plan of Merger dated as of May 9, 2001 by and among Registrant, Allis-Chalmers Acquisition Corp. and OilQuip Rentals, Inc. (incorporated by reference to Registrant's Current Report on Form 8-K filed May 15, 2001).

2.3 Stock Purchase Agreement dated February 1, 2002 by and between Registrant and Jens H. Mortensen, Jr. (incorporated by reference to Registrant's Current Report on Form 8-K filed February 21, 2002).

2.4 Shareholders Agreement dated February 1, 2002 by and among Jens' Oilfield Services, Inc., a Texas corporation, Jens H. Mortensen, Jr., and Registrant (incorporated by reference to Registrant's Annual Report on Form 10-K for the year ended December 31, 2001).

2.5 Stock Purchase Agreement dated February 1, 2002 by and among Registrant, Energy Spectrum Partners LP, and Strata Directional Technology, Inc. (incorporated by reference to Registrant's Annual Report on Form 10-K for the year ended December 31, 2001).

2.6 Joint Venture Agreement dated June 27, 2003 by and between Mountain Compressed Air, Inc. and M-I L.L.C. (incorporated by reference to Registrant's Current Report on Form 8-K filed July 16, 2003).

3.1 Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference to Registrant's Annual Report on Form 10-K for the year ended December 31, 2001).

3.2 Certificate of Designation, Preferences and Rights of the SERIES A 10% CUMULATIVE CONVERTIBLE PREFERRED STOCK ($.01 Par Value) of Registrant (incorporated by reference to Registrant's Current Report on Form 8-K filed February 21, 2002).

3.3 Amended and Restated By-laws of Registrant (incorporated by reference to Registrant's Annual Report on Form 10-K for the year ended December 31,
        2001).

3.4 Certificate of Amendment of Certificate of Incorporation filed with the Delaware Secretary of State on June 9, 2004 (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

4.1 Specimen Stock Certificate of Common Stock of Registrant (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

4.2 Registration Rights Agreement dated as of March 31, 1999, by and between Allis-Chalmers Corporation and the Pension Benefit Guaranty Corporation (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).

4.3 Option Agreement dated October 15, 2001 by and between Registrant and Leonard Toboroff (incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30,2001).

4.4 Warrant Purchase Agreement dated February 1, 2002 by and between Allis-Chalmers Corporation and Wells Fargo Energy Capital, Inc., including form of warrant (incorporated by reference to the Registrant's Current Report on Form 8-K filed February 21, 2002)

4.5 Warrant Purchase Agreement dated February 1, 2002 by and between Allis-Chalmers Corporation and Energy Spectrum Partners LP, including form of warrant (incorporated by reference to the Registrant's Current Report on Form 8-K filed February 21, 2002)

4.6* 2003 Stock Incentive Plan (incorporated by reference to Registrant's Annual Report on Form 10-K for the year ended December 31, 2002).

4.7* Form of Option Certificate issued pursuant to 2003 Stock Incentive Plan (incorporated by reference to Registrant's Annual Report on Form 10-K for the year ended December 31, 2002).

4.8     Warrant dated March 1, 2004, issued to Morgan Joseph & Co., Inc.

4.9 Form of warrant issued to Investors pursuant to Stock and Warrant Purchase Agreement dated April 2, 2004 by and among Registrant and Donald Engel, Christopher Engel The Engel Defined Benefit plan, RER Corp. and Leonard Toboroff (incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

4.10 Registration Rights Agreement dated April 2, 2004 by and between Registrant and the Stockholder signatories thereto (incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

4.11    Warrant dated May 19, 2004, issued to Jeffrey R. Freedman.

5.1     Consent of Spolin Silverman Cohen & Bartlett LLP.

9.1 Shareholders Agreement dated February 1, 2002 by and among Registrant and the stockholders and warrant holders signatories thereto (incorporated by reference to Registrant's Annual Report on Form 10-K for the year ended December 31, 2001).

9.2 Stockholders Agreement dated April 2, 2004, by and among Registrant and the Stockholder signatories thereto. (incorporated by reference to the registrant's Annual Report in Form 10-K for the year ended December 31,
        2003)

10.1 Amended and Restated Retiree Health Trust Agreement dated September 14, 1988 by and between Registrant and Wells Fargo Bank (incorporated by reference to Exhibit C-1 of the First Amended and Restated Joint Plan of Reorganization dated September 14, 1988 included in Registrant's Current Report on Form 8-K dated December 1, 1988).

10.2 Amended and Restated Retiree Health Trust Agreement dated September 18, 1988 by and between Registrant and Firstar Trust Company (incorporated by reference to Exhibit C-2 of the First Amended and Restated Joint Plan of Reorganization dated September 14, 1988 included in Registrant's Current Report on Form 8-K dated December 1, 1988).

10.3 Reorganization Trust Agreement dated September 14, 1988 by and between Registrant and John T. Grigsby, Jr., Trustee (incorporated by reference to Exhibit D of the First Amended and Restated Joint Plan of Reorganization dated September 14, 1988 included in Registrant's Current Report on Form 8-K dated December 1, 1988).

10.4 Product Liability Trust Agreement dated September 14, 1988 by and between Registrant and Bruce W. Strausberg, Trustee (incorporated by reference to Exhibit E of the First Amended and Restated Joint Plan of Reorganization dated September 14, 1988 included in Registrant's Current Report on Form 8-K dated December 1, 1988).

10.5* Allis-Chalmers Savings Plan (incorporated by reference to Registrant's Annual Report on Form 10-K for the year ended December 31, 1988).

10.6* Allis-Chalmers Consolidated Pension Plan (incorporated by reference to Registrant's Annual Report on Form 10-K for the year ended December 31,
        1988).

10.7 Agreement dated as of March 31, 1999 by and between Registrant and the Pension Benefit Guaranty Corporation (incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).

10.8 Letter Agreement dated May 9, 2001 by and between Registrant and the Pension Benefit Guarantee Corporation (incorporated by reference to Registrant's Quarterly Report on Form 8-K filed on May 15, 2002).

*          Compensation Plan or Agreement

10.9 Termination Agreement dated May 9, 2001 by and between Registrant, the Pension Benefit Guarantee Corporation and others (incorporated by reference to Registrant's Current Report on Form 8-K filed on May 15,
        2002).

10.10* Option Agreement dated October 15, 2001 by and between Registrant and Leonard Toboroff (incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

10.11 Credit and Security Agreement dated February 1, 2002 by and between Jens' Oil Field Service, Inc. and Wells Fargo Credit, Inc. (incorporated by reference to Registrant's Current Report on Form 8-K filed February 21, 2002).

10.12 Amended and Restated Credit and Security Agreement dated February 1, 2002 by and between Strata Directional Technology, Inc. and Wells Fargo Credit, Inc. (incorporated by reference to Registrant's Current Report on Form 8-K filed February 21, 2002).

10.13 Credit Agreement dated February 1, 2002 by and between Registrant and Wells Fargo Energy Capital, Inc. (incorporated by reference to Registrant's Current Report on Form 8-K filed February 21, 2002).

10.14 Warrant Purchase Agreement dated February 1, 2002 by and between Registrant and Wells Fargo Energy Capital, Inc. (incorporated by reference to Registrant's Current Report on Form 8-K filed February 21,
        2002).

10.15* Employment Agreement dated February 1, 2002 by Jens' Oil Field Service, Inc. and Jens H. Mortensen, Jr. (incorporated by reference to Registrant's Current Report on Form 8-K filed February 21, 2002).

10.16 Forbearance Agreement and Second Amendment to Amended and Restated Credit Agreement dated March 21, 2003, by and between Strata Directional Technology, Inc., and Wells Fargo Credit, Inc. (incorporated by reference to Registrant's Annual Report on Form 10-K for the period ended December 31, 2002).

10.17 Forbearance Agreement and First Amendment to Credit Agreement dated March 21, 2003 by and between Jens' Oilfield Services, Inc. and Wells Fargo Credit, Inc. (incorporated by reference to Registrant's Annual Report on Form 10-K for the period ended December 31, 2002).

10.18 Forbearance Agreement dated January 17, 2003 by and between Mountain Compressed Air, Inc., and Wells Fargo Equipment Finance, Inc. (incorporated by reference to Registrant's Annual Report on Form 10-K for the period ended December 31, 2002).

10.19 Credit and Security Agreement by and between AirComp, L.L.C. and Wells Fargo Bank Texas NA, including Term Note, Revolving Line of Credit, and Delayed Draw Term Note, each filed as of June 27, 2003 (incorporated by reference to Registrant's Current Report on Form 8-K filed July 16,
        2003).

10.20 Security Agreement by and between AirComp, L.L.C. and Wells Fargo Bank Texas NA, filed as of June 27, 2003 (incorporated by reference to Registrant's Current Report on Form 8-K dated July 16, 2003).

10.21* Employment Agreement dated July 1, 2003 by and between AirComp, L.L.C and Terry Keane. (incorporated by reference to Registrant's Current Report on Form 8-K filed July 16, 2003)

10.22 Second Amendment to Credit Agreement dated September 30 2003 by and between Jens Oilfield Service, Inc. and Wells Fargo Credit Inc. (incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the period ended September 30, 2003).

10.23 Third Amendment to Credit Agreement dated September, 2003 by and between Strata Directional Technology, Inc., and Wells Fargo Credit Inc. (incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the period ended September 30, 2003).

*          Compensation Plan or Agreement

10.24 First Amendment to Credit Agreement dated October 1, 2003 by and between Registrant and Wells Fargo Energy Capital Inc. (incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the period ended September 30, 2003).

10.25 Fourth Amendment to Credit Agreement dated as of January 30, 2004, by and between Strata Directional Technologies, Inc., and Wells Fargo Credit Inc. (incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

10.26 Letter Agreement dated February 13, 2004, by and between Registrant and Morgan Joseph & Co., Inc.

10.27* Employment Agreement dated as of April 1, 2004 between Registrant and Munawar H. Hidayatallah (incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

10.28* Employment Agreement dated as of April 1, 2004 between Registrant and David Wilde (incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

10.29 Stock and Warrant Purchase Agreement dated April 2, 2004 by and among Registrant and Donald Engel, Christopher Engel, the Engel Defined Benefit Plan, RER Corp. and Leonard Toboroff (incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

10.30 Preferred Stock Conversion Agreement dated April 2, 2004 by and between Registrant and Energy Spectrum Partners LP (incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

10.31 Second Amendment to Credit Agreement dated as of April 2, 2004, between AirComp, LLC and Wells Fargo Bank, NA (incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

10.32 Amendment to Credit Agreement by and between Registrant and Wells Fargo Energy Capital dated April 2, 2004 (incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

10.33 Fifth Amendment to Credit Agreement dated as of April 6, 2004, by and between Strata Directional Technology, Inc., and Wells Fargo Credit Inc. (incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

10.34 Third Amendment to Credit Agreement dated as of April 6, 2004, by and between Jens Oilfield Service, Inc. and Wells Fargo Credit Inc. (incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

10.35 Letter Agreement dated June 8, 2004, by and between the Registrant and Morgan Keegan & Company, Inc.

10.36* Employment Agreement dated July 26, 2004, by and between the Registrant and Victor M. Perez

10.37   Stock Purchase Agreement dated August 10, 2004.

10.38   Amendment to Stock Purchase Agreement dated August 10, 2004.

10.39   Letter Agreement relating to Stock Purchase Agreement dated August 5,
        2004.

21.1    Subsidiaries of Registrant

23.1    Consent of Gordon, Hughes and Banks, LLP.

23.2    Consent of Spolin Silverman Cohen & Bartlett LLP (included in Exhibit
        5.1).

24.1    Power of Attorney (included in signature page).


*          Compensation Plan or Agreement